Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112169

SUPPLEMENT NO. 14 DATED SEPTEMBER 13, 2005

TO PROSPECTUS DATED APRIL 23, 2004

APPLE REIT SIX, INC.

The following information supplements the prospectus of Apple REIT Six, Inc. dated April 23, 2004 and is part of the prospectus. This Supplement updates the information presented in the prospectus and in prior Supplements. Prospective investors should carefully review the prospectus, Supplement No. 7 (which was cumulative and replaced all prior Supplements), Supplement No. 8 and this Supplement No. 14 (which is cumulative and replaced Supplements No. 9 through 13).

TABLE OF CONTENTS

Status of the Offering	S – 3
Recent Developments	S – 3
Acquisitions and Related Matters	S – 4
Summary of Contracts	S – 8
Our Properties	S – 10
Management	S – 15
Selected Financial Data	S – 17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S – 18
Certain Legislative Developments	S – 30
Unit Redemption Program	S – 31
Experts	S – 33
Index to Financial Statements	F – 1

The prospectus, and each supplement, contains forward-looking statements within the meaning of the federal securities laws, and such statements are intended to be covered by the safe harbors created by those laws. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriot,” “Fairfield Inn,” “TownePlace Suites,” “Springhill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Six, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Six, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Six, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Six, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Six, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Six, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on April 29, 2004. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of August 23, 2005, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	61,052,536	671,577,894	604,420,116

Total	65,814,441	$721,577,894	$649,420,116

RECENT DEVELOPMENTS

In March and April of 2005, we caused our wholly-owned subsidiaries to purchase the remaining two hotels in a 10-hotel portfolio. (The purchase of the first eight of these hotels occurred in 2004 and is described in Supplement No. 7 dated October 28, 2004). All ten of these hotels were purchased from affiliates of Stonebridge Realty Advisors, Inc., which is serving as the manager of the hotels.

Beginning in March of 2005, we caused our wholly-owned subsidiaries to purchase several other hotels (unrelated to the portfolio mentioned above). We also expanded our management with additional executive officers.

In the second quarter of 2005, we caused our wholly-owned subsidiaries to enter into a number of purchase contracts relating to additional hotels. These purchase contacts, and the resulting closings, included the following:

•	A purchase contract dated as of April 8, 2005 and applying to five hotels. This contract is referred to below as the “Briad Contract.” To date, three of these hotels have been purchased.

•	A series of separate purchase contracts, which are subject to a master purchase contract, for 16 entities holding a total of 19 hotels. These contracts are dated as of June 14, 2005 and are referred to below as the “Blumberg Contracts.” To date, nine of these entities, which hold 12 hotels, have been purchased.

•	A series of separate purchase contracts applying to a total of seven hotels. These contracts are dated as of June 21, 2005. To date, six of these hotels have been purchased.

The total gross purchase price for all of these purchases, which has resulted in our ownership of 32 additional hotels, was funded by our ongoing offering of units. We also used the proceeds of our ongoing offering to pay $6,281,164, representing 2% of the total gross purchase price for these purchases, as a commission to Apple Six Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

As a result of our purchases in 2005, we currently own a total of 43 hotels, which are located in the states indicated in the map below:

ACQUISITIONS AND RELATED MATTERS

Overview of Purchases in 2005

Our purchases to date in 2005, which we have completed through our subsidiaries, have resulted in our indirect ownership of 32 additional hotels. Each hotel has been leased to another one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the lessee and the applicable manager. For simplicity, the manager will be referred to below as the “manager.”

The hotel lease agreements and management agreements are among the contracts described in the next section. The following table specifies the franchises, hotel owners, lessees and managers for our purchases to date in 2005 (with additional hotel information provided in a following section):

Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager (b)
Anchorage, Alaska	Hampton Inn	Apple Six Anchorage, Inc.	Apple Six Anchorage Management, Inc.	Stonebridge Realty Advisors, Inc.

Bakersfield, California	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Hilton Hotels Corporation

Lake Mary, Florida	Courtyard	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Stonebridge Realty Advisors, Inc.

Tallahassee, Florida	Hilton Garden Inn	Apple Six Hospitality, Inc.	Apple Six Hospitality Management, Inc.	Hilton Hotels Corporation

Foothill Ranch, California	Hampton Inn	Apple Six Foothill Ranch, Inc.	Apple Six Foothill Services, Inc.	Stonebridge Realty Advisors, Inc.

Fort Worth, Texas	Residence Inn	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Boulder, Colorado	Marriott	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation

Nashville, Tennessee	Homewood Suites	Apple Six Tennessee, L.P.	Apple Six Services Tennessee, L.P.	Promus Hotels, Inc.

Fort Worth, Texas	Homewood Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services III, L.P.	Promus Hotels, Inc.

Albany, Georgia	Courtyard	Sunbelt-CAG, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Dothan, Alabama	Hampton Inn & Suites	Sunbelt-IDA, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Columbus, Georgia	Residence Inn	Sunbelt-RCG, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Huntsville, Alabama	Residence Inn	Sunbelt-Huntsville II, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Lakeland, Florida	Residence Inn	RI-Lakeland, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Arlington, Texas	TownePlace Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Arlington, Texas	SpringHill Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

(Table Continued on Next Page)

Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager (b)

Las Colinas, Texas	TownePlace Suites	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Tempe, Arizona	SpringHill Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Tempe, Arizona	TownePlace Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Wallingford, Connecticut	Homewood Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation

McAllen, Texas	Hilton Garden Inn	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Pensacola, Florida	Hampton Inn & Suites	Sunbelt-IPF, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Rocky Hill, Connecticut	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation

Dothan, Alabama	Courtyard	Bloomberg-Dothan Motel II, L.L.C.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Somerset, New Jersey	Homewood Suites	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation

Birmingham, Alabama	Fairfield Inn	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Tuscaloosa, Alabama	Courtyard	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Tuscaloosa, Alabama	Fairfield Inn	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Pensacola, Florida	Courtyard	Sunbelt Hotel Enterprises, Inc.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Pensacola, Florida	Fairfield Inn	Davis Highway Motel, Inc.	Apple Six Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.

Pittsburgh, Pennsylvania	Residence Inn	Apple Six Hospitality Ownership, Inc.	Apple Six Hospitality Management, Inc.	White Lodging Services Corporation

Laredo, Texas	Residence Inn	Apple Six Hospitality Texas, L.P.	Apple Six Services II, L.P.	Texas Western Management Partners, L.P.

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotels managed by Stonebridge Realty Advisors, Inc., Texas Western Management Partners, L.P. and LBAM-Investor Group, L.L.C. were purchased from affiliates of the applicable manager.

We have no material relationship or affiliation with the sellers or the managers, except for the relationship resulting from our purchases, the management agreements, the pending purchase contracts and any related documents.

Assumption of Loans

Some of our purchases in 2005 resulted in assumptions with respect to existing non-recourse loans secured by the hotels being purchased. As a result of this non-recourse structure, the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender is permitted to seek repayment from the indemnitor or guarantor of the loan.

For a direct hotel purchase, we caused our purchasing subsidiary to assume the obligations of the borrower under the non-recourse loan. For each purchase of an entity holding a hotel, the purchased entity continues to serve as the borrower. For both direct hotel purchases and entity purchases, we caused one of our other wholly-owned subsidiaries to become, or to otherwise assume the obligations of, the indemnitor or guarantor of the loan.

The aggregate current principal balance for these non-recourse loans is approximately $27,731,745. The following table provides further information about these loans and the hotels involved:

Hotel	Franchise	Original Principal Balance (a)	Interest Rate	Maturity Date
Anchorage, Alaska	Hampton Inn	$6,500,000	7.75%	April 1, 2009
Foothill Ranch, California	Hampton Inn	4,730,000	8.06%	August 1, 2011
Dothan, Alabama	Courtyard	3,710,000	7.35%	April 1, 2008
Birmingham, Alabama	Fairfield Inn	2,380,000	7.35%	May 1, 2008
Tuscaloosa, Alabama	Courtyard	5,800,000	7.30%	May 1, 2008
Tuscaloosa, Alabama	Fairfield Inn	5,800,000	7.30%	May 1, 2008
Pensacola, Florida	Courtyard	5,200,000	7.35%	May 1, 2008
Pensacola, Florida	Fairfield Inn	3,120,000	7.35%	May 1, 2008

Note for Table:

(a)	The two hotels in Tuscaloosa, Alabama serve as security for a single loan in an original principal amount of $5,800,000.

Pending Matters

Many of our purchases in 2005 occurred under contracts that are related to other contracts or that cover multiple hotels. The pending purchases under these contracts are summarized below:

•	Briad Contract. The Briad Contract remains in effect for two hotels. These hotels are located in New Jersey and Connecticut, and contain a total of 242 rooms. The aggregate base purchase price for these two hotels would be $28,400,000. If both hotels are purchased before August 1, 2006, however, an additional $1,000,000 would be due after the second such purchase. This additional amount would be treated as deferred purchase price and would be allocated to each of the five hotels covered by the purchase contract.

•	Blumberg Contracts. Seven Blumberg Contracts remain in effect for entities that hold seven hotels. The hotels are located in Florida, Georgia and Alabama, and contain a total of 567 rooms. The aggregate gross purchase price for all of these entities would be $48,869,434.

Four of these entities are borrowers under existing non-recourse loans. Upon closings, if any, under these contracts, we would become the indemnitor with respect to the exceptions to the non-recourse structure. The aggregate original principal balance for these loans is $13,710,000. Three of the loans have an annual interest rate of 6.8% and a maturity date of January 11, 2013. The fourth loan has an annual interest rate of 8.52% and a maturity date of February 11, 2011.

We expect that the nine hotels mentioned above would be franchised by Marriott International, Inc. or one of its affiliates. As of this date, there are a number of unsatisfied conditions to closing. Accordingly, there can be no assurance of any additional closings or purchases under these pending contracts.

SUMMARY OF CONTRACTS

Hotel Lease Agreements

Each of our hotels is covered by a separate hotel lease agreement between our wholly-owned purchasing subsidiary and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. Each lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The annual base rents and lease commencement dates for the hotels purchased in 2005 are shown below:

Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
Anchorage, Alaska	Hampton Inn	$1,236,503	March 14, 2005
Bakersfield, California	Hilton Garden Inn	840,951	March 18, 2005
Lake Mary, Florida	Courtyard	389,200	March 18, 2005
Tallahassee, Florida	Hilton Garden Inn	858,214	March 18, 2005
Foothill Ranch, California	Hampton Inn	662,243	April 21, 2005
Fort Worth, Texas	Residence Inn	1,808,700	April 13, 2005
Boulder, Colorado	Marriott	2,198,923	May 9, 2005
Nashville, Tennessee	Homewood Suites	779,372	May 24, 2005
Fort Worth, Texas	Homewood Suites	809,668	May 24, 2005
Albany, Georgia	Courtyard	734,702	June 24, 2005
Dothan, Alabama	Hampton Inn & Suites	770,023	June 24, 2005
Columbus, Georgia	Residence Inn	702,686	June 24, 2005
Huntsville, Alabama	Residence Inn	743,695	June 24, 2005
Lakeland, Florida	Residence Inn	908,392	June 24, 2005
Arlington, Texas	TownePlace Suites	669,852	June 30, 2005
Arlington, Texas	SpringHill Suites	848,072	June 30, 2005
Las Colinas, Texas	TownePlace Suites	902,835	June 30, 2005
Tempe, Arizona	SpringHill Suites	809,054	June 30, 2005
Tempe, Arizona	TownePlace Suites	771,954	June 30, 2005
Wallingford, Connecticut	Homewood Suites	860,383	July 8, 2005
McAllen, Texas	Hilton Garden Inn	478,926	July 20, 2005
Pensacola, Florida	Hampton Inn & Suites	818,343	July 19, 2005
Rocky Hill, Connecticut	Residence Inn	878,442	August 1, 2005
Dothan, Alabama	Courtyard	691,653	August 11, 2005
Somerset, New Jersey	Homewood Suites	1,043,977	August 17, 2005
Birmingham, Alabama	Fairfield Inn	244,066	August 24, 2005
Tuscaloosa, Alabama	Courtyard	716,661	August 24, 2005
Tuscaloosa, Alabama	Fairfield Inn	402,670	August 24, 2005
Pensacola, Florida	Courtyard	990,681	August 24, 2005
Pensacola, Florida	Fairfield Inn	437,401	August 24, 2005
Pittsburgh, Pennsylvania	Residence Inn	1,015,014	September 2, 2005
Laredo, Texas	Residence Inn	1,263,624	August 31, 2005

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of the recently purchased hotels is being managed by the manager under separate management agreements between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotels and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

With respect to each of the hotels franchised by Hilton Hotels Corporation or one of its affiliates, there is a franchise license agreement between the franchisor and the applicable lessee (as specified in the previous section).

With respect to each of the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the franchisor and the applicable lessee (as specified in the previous section).

In addition, we have caused our wholly-owned subsidiary, Apple Six Hospitality, Inc., to provide a separate guaranty of the payment and performance of the lessee under each franchise license agreement and each relicensing franchise agreement.

Owner Agreements

With respect to the hotels covered by relicensing franchise agreements, there is a separate owner agreement between the applicable franchisor, purchaser and lessee. The owner agreement generally provides that the purchaser (our wholly-owned subsidiary) will (a) be bound by certain restrictions in the related relicensing franchise agreement for the hotel; and (b) perform the obligations of the lessee (which is another one of our wholly-owned subsidiaries) in the event of its default under such agreement.

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OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operation as extended-stay, select service or full service hotels. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their respective markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotels are adequately covered by insurance. The following tables present further information about our hotels.

Table 1. General Information

Hotel	Franchise	Number of Rooms	Gross Purchase Price	Average Daily Rate (Price) per Room (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)

Current:

Ft. Worth, Texas	Springhill Suites	145	$13,340,000	$100 – 110	$11,138,840
Myrtle Beach, South Carolina	Courtyard	135	9,200,000	89 – 129	7,193,760
Redmond, Washington	Marriott	262	64,000,000	200 – 250	53,809,757
Anchorage, Alaska	Hilton Garden Inn	125	18,900,000	109 – 139	14,697,350
Anchorage, Alaska	Homewood Suites	122	13,200,000	129 – 209	13,200,000
Phoenix, Arizona	Hampton Inn	99	6,700,000	69 – 109	5,259,450
Arcadia, California	Springhill Suites	86	8,100,000	119	6,465,600
Arcadia, California	Hilton Garden Inn	124	12,000,000	118 – 147	10,366,900
Lake Forest, California	Hilton Garden Inn	103	11,400,000	79 – 104	10,402,750
Lakewood, Colorado	Hampton Inn	170	10,600,000	59 – 79	5,043,000
Glendale, Colorado	Hampton Inn & Suites	133	14,700,000	59 – 169	8,640,500
Anchorage, Alaska	Hampton Inn	101	11,500,000	89 – 139	10,302,800
Bakersfield, California	Hilton Garden Inn	120	11,500,000	89 – 119	10,358,200
Lake Mary, Florida	Courtyard	86	6,000,000	109 – 139	5,338,400
Tallahassee, Florida	Hilton Garden Inn	99	10,850,000	129 – 164	9,785,400
Foothill Ranch, California	Hampton Inn	84	7,400,000	79 – 112	6,364,000
Ft. Worth, Texas	Residence Inn	150	17,000,000	129 – 169	15,179,000
Boulder, Colorado	Marriott	157	30,000,000	149 – 189	27,024,020
Nashville, Tennessee	Homewood Suites	121	8,103,000	89 – 139	6,969,100
Ft. Worth, Texas	Homewood Suites	137	9,097,000	79 – 119	7,979,300
Albany, Georgia	Courtyard	84	8,597,357	92 – 139	7,391,000
Dothan, Alabama	Hampton Inn & Suites	85	8,672,556	84 – 109	7,861,000
Columbus, Georgia	Residence Inn	78	7,887,810	114 –169	7,887,810
Huntsville, Alabama	Residence Inn	78	8,288,493	114 –169	7,374,000
Lakeland, Florida	Residence Inn	78	9,886,109	109 –169	8,417,000
Arlington, Texas	TownePlace Suites	95	7,148,000	99 – 149	6,153,000
Arlington, Texas	Springhill Suites	122	7,486,000	109 –119	6,408,000
Las Colinas, Texas	TownePlace Suites	136	7,178,000	124 –164	6,023,000
Tempe, Arizona	Springhill Suites	121	8,060,000	79 – 109	6,931,000
Tempe, Arizona	TownePlace Suites	119	8,128,000	110 –170	6,943,000
Wallingford, Connecticut	Homewood Suites	104	12,780,000	99 – 149	11,439,000
McAllen, Texas	Hilton Garden Inn	104	9,000,000	69 – 125	7,863,800
Pensacola, Florida	Hampton Inn & Suites	85	9,279,367	94 – 114	8,076,082
Rocky Hill, Connecticut	Residence Inn	96	12,070,000	69 – 199	10,680,800
Dothan, Alabama	Courtyard	78	8,015,603	79 – 109	6,806,899
Somerset, New Jersey	Homewood Suites	123	17,750,000	89 – 229	16,025,000
Birmingham, Alabama	Fairfield Inn	63	2,175,770	69 – 109	1,856,663
Tuscaloosa, Alabama	Courtyard	78	7,551,120	92 – 149	6,733,345
Tuscaloosa, Alabama	Fairfield Inn	63	3,981,860	72 – 108	3,418,584
Pensacola, Florida	Courtyard	90	11,369,099	99 – 169	10,237,397
Pensacola, Florida	Fairfield Inn	63	4,858,034	79 – 89	4,416,516
Pittsburgh, Pennsylvania	Residence Inn	156	11,000,000	109 –184	9,883,000
Laredo, Texas	Residence Inn	109	11,445,000	99 – 134	10,577,900

	Total (Current Hotels)	4,767	$496,198,178		$424,921,923

Hotel	Franchise	Number of Rooms	Gross Purchase Price	Average Daily Rate (Price) per Room (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)

Pending:

Panama City, Florida	Courtyard	84	$9,244,916	(c)	(d)
Valdosta, Georgia	Courtyard	84	8,284,444	92 -139	7,749,853
Huntsville, Alabama	Fairfield Inn	79	4,954,453	71 - 81	4,254,453
Orange Park, Florida	Fairfield Inn	83	7,220,699	79 - 89	6,649,227
Clearwater, Florida	Springhill Suites	79	6,922,903	(c)	(d)
Montgomery, Alabama	Springhill Suites	79	6,834,944	82 - 92	6,452,877
Savannah, Georgia	Springhill Suites	79	5,407,075	89 - 99	4,628,478
Mt. Olive, New Jersey	Residence Inn	123	12,070,000	(c)	10,738,800
Farmington, Connecticut	Courtyard	119	16,330,000	(c)	14,633,300

	Total (Pending Hotels)	809	$77,269,434		$55,106,988

	Total (Current and Pending Hotels)	5,576	$573,467,612		$480,028,911

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate and frequent customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of each hotel.
(c)	Hotel is under construction and rooms rates are currently undetermined.
(d)	Amount to be determined at closing, if any.

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Table 2. Operating Information (a)

PART A		Avg. Daily Occupancy Rates (%)
Hotel	Franchise	2001	2002	2003	2004	2005

Current:
Ft. Worth, Texas	Springhill Suites	—	—	—	51%	68%
Myrtle Beach, South Carolina	Courtyard	58%	60%	63%	63%	67%
Redmond, Washington	Marriott	—	—	—	57%	65%
Anchorage, Alaska	Hilton Garden Inn	—	81%	80%	87%	86%
Anchorage, Alaska	Homewood Suites	—	—	—	71%	79%
Phoenix, Arizona	Hampton Inn	62%	61%	69%	75%	83%
Arcadia, California	Springhill Suites	72%	68%	74%	84%	84%
Arcadia, California	Hilton Garden Inn	59%	65%	75%	79%	74%
Lake Forest, California	Hilton Garden Inn	—	—	—	49%	67%
Lakewood, Colorado	Hampton Inn	—	—	32%	47%	55%
Glendale, Colorado	Hampton Inn & Suites	70%	69%	69%	66%	73%
Anchorage, Alaska	Hampton Inn	78%	84%	83%	87%	85%
Bakersfield, California	Hilton Garden Inn	—	—	—	49%	78%
Lake Mary, Florida	Courtyard	79%	73%	68%	77%	79%
Tallahassee, Florida	Hilton Garden Inn	78%	77%	81%	83%	76%
Foothill Ranch, California	Hampton Inn	71%	73%	79%	67%	78%
Ft. Worth, Texas	Residence Inn	—	—	—	—	71%
Boulder, Colorado	Marriott	71%	66%	70%	69%	73%
Nashville, Tennessee	Homewood Suites	67%	73%	79%	79%	86%
Ft. Worth, Texas	Homewood Suites	68%	69%	63%	68%	75%
Albany, Georgia	Courtyard	—	—	—	53%	78%
Dothan, Alabama	Hampton Inn & Suites	—	—	—	36%	72%
Columbus, Georgia	Residence Inn	—	—	28%	79%	81%
Huntsville, Alabama	Residence Inn	—	67%	81%	83%	84%
Lakeland, Florida	Residence Inn	62%	73%	81%	89%	91%
Arlington, Texas	TownePlace Suites	(b )	67%	69%	65%	83%
Arlington, Texas	Springhill Suites	(b )	(b )	57%	66%	68%
Las Colinas, Texas	TownePlace Suites	(b )	48%	52%	62%	60%
Tempe, Arizona	Springhill Suites	(b )	(b )	70%	71%	46%
Tempe, Arizona	TownePlace Suites	(b )	55%	74%	63%	39%
Wallingford, Connecticut	Homewood Suites	—	—	—	—	—
McAllen, Texas	Hilton Garden Inn	(b )	(b )	(b )	73%	72%
Pensacola, Florida	Hampton Inn & Suites	—	—	—	—	—
Rocky Hill, Connecticut	Residence Inn	—	—	—	—	—
Dothan, Alabama	Courtyard	75%	79%	84%	84%	82%
Somerset, New Jersey	Homewood Suites	—	—	—	—	—
Birmingham, Alabama	Fairfield Inn	67%	70%	68%	76%	80%
Tuscaloosa, Alabama	Courtyard	73%	78%	78%	84%	87%
Tuscaloosa, Alabama	Fairfield Inn	72%	76%	72%	83%	89%
Pensacola, Florida	Courtyard	78%	79%	76%	85%	96%
Pensacola, Florida	Fairfield Inn	83%	85%	84%	88%	97%
Pittsburgh, Pennsylvania	Residence Inn	68%	61%	75%	77%	78%
Laredo, Texas	Residence Inn	—	—	—	—	—

Pending:
Panama City, Florida	Courtyard	—	—	—	—	—
Valdosta, Georgia	Courtyard	—	68%	80%	82%	83%
Huntsville, Alabama	Fairfield Inn	75%	74%	73%	76%	81%
Orange Park, Florida	Fairfield Inn	85%	83%	82%	83%	90%
Clearwater, Florida	Springhill Suites	—	—	—	—	—
Montgomery, Alabama	Springhill Suites	75%	79%	80%	80%	73%
Savannah, Georgia	Springhill Suites	77%	76%	76%	79%	84%
Mt. Olive, New Jersey	Residence Inn	—	—	—	—	—
Farmington, Connecticut	Courtyard	—	—	—	—	—

PART B		Revenue per Available Room ($)
Hotel	Franchise	2001		2002		2003		2004	2005
Current:
Ft. Worth, Texas	Springhill Suites	$—		$—		$—		$49	$62
Myrtle Beach, South Carolina	Courtyard	45		48		46		49	54
Redmond, Washington	Marriott	—		—		—		83	108
Anchorage, Alaska	Hilton Garden Inn	—		98		93		100	97
Anchorage, Alaska	Homewood Suites	—		—		—		90	95
Phoenix, Arizona	Hampton Inn	55		52		55		61	79
Arcadia, California	Springhill Suites	59		58		65		78	83
Arcadia, California	Hilton Garden Inn	55		59		68		76	79
Lake Forest, California	Hilton Garden Inn	—		—		—		47	64
Lakewood, Colorado	Hampton Inn	—		—		22		34	43
Glendale, Colorado	Hampton Inn & Suites	57		58		56		55	65
Anchorage, Alaska	Hampton Inn	90		89		84		88	92
Bakersfield, California	Hilton Garden Inn	—		—		—		39	70
Lake Mary, Florida	Courtyard	82		75		62		71	73
Tallahassee, Florida	Hilton Garden Inn	84		88		91		95	87
Foothill Ranch, California	Hampton Inn	63		62		64		57	66
Ft. Worth, Texas	Residence Inn	—		—		—		—	71
Boulder, Colorado	Marriott	131		115		116		119	105
Nashville, Tennessee	Homewood Suites	57		58		63		66	76
Ft. Worth, Texas	Homewood Suites	52		53		51		54	58
Albany, Georgia	Courtyard	—		—		—		42	65
Dothan, Alabama	Hampton Inn & Suites	—		—		—		28	60
Columbus, Georgia	Residence Inn	—		—		82		89	79
Huntsville, Alabama	Residence Inn	—		55		67		74	81
Lakeland, Florida	Residence Inn	48		66		74		85	95
Arlington, Texas	TownePlace Suites	(b	)	41		38		38	62
Arlington, Texas	Springhill Suites	(b	)	(b	)	40		45	56
Las Colinas, Texas	TownePlace Suites	(b	)	33		30		34	32
Tempe, Arizona	Springhill Suites	(b	)	(b	)	44		50	28
Tempe, Arizona	TownePlace Suites	(b	)	32		38		35	20
Wallingford, Connecticut	Homewood Suites	—		—		—		—	—
McAllen, Texas	Hilton Garden Inn	(b	)	(b	)	(b	)	67	64
Pensacola, Florida	Hampton Inn & Suites	—		—		—		—	—
Rocky Hill, Connecticut	Residence Inn	—		—		—		—	—
Dothan, Alabama	Courtyard	55		60		67		69	71
Somerset, New Jersey	Homewood Suites	—		—		—		—	—
Birmingham, Alabama	Fairfield Inn	41		43		42		48	55
Tuscaloosa, Alabama	Courtyard	53		58		62		68	75
Tuscaloosa, Alabama	Fairfield Inn	41		44		44		53	59
Pensacola, Florida	Courtyard	60		62		63		74	90
Pensacola, Florida	Fairfield Inn	52		53		54		60	71
Pittsburgh, Pennsylvania	Residence Inn	59		49		57		56	58
Laredo, Texas	Residence Inn	—		—		—		—	—
Pending:
Panama City, Florida	Courtyard	—		—		—		—	—
Valdosta, Georgia	Courtyard	—		49		62		65	68
Huntsville, Alabama	Fairfield Inn	47		45		47		50	55
Orange Park, Florida	Fairfield Inn	54		56		56		60	70
Clearwater, Florida	Springhill Suites	—		—		—		—	—
Montgomery, Alabama	Springhill Suites	51		57		59		62	60
Savannah, Georgia	Springhill Suites	54		53		55		59	67
Mt. Olive, New Jersey	Residence Inn	—		—		—		—	—
Farmington, Connecticut	Courtyard	—		—		—		—	—

Note for Table 2:

(a)	Operating information is presented for the last five years. For a hotel which opened within that period, the presentation begins with the opening year of the hotel. Results of operations for those periods before the effective date of our ownership were provided by the applicable seller or manager for such periods.
(b)	Information not available from previous owner, who is not affiliated with us. The operating information provided above is the result of our requests for information.

Table 3. Tax and Related Information

Hotel	Franchise	Tax Year		Real Property Tax Rate (c)	Real Property Tax

Current

Ft. Worth, Texas	Springhill Suites	2004	(a)	3.1902%	44,672
Myrtle Beach, South Carolina	Courtyard	2004	(a)	24.4500%	66,068
Redmond, Washington	Marriott	2004	(a)	1.0192%	314,798
Anchorage, Alaska	Hilton Garden Inn	2004	(a)	1.6180%	186,732
Anchorage, Alaska	Homewood Suites	2004	(a)	1.6180%	94,250
Phoenix, Arizona	Hampton Inn	2004	(b)	12.3662%	106,171
Arcadia, California	Springhill Suites	2004	(b)	1.1536%	89,586
Arcadia, California	Hilton Garden Inn	2004	(b)	1.1205%	154,957
Lake Forest, California	Hilton Garden Inn	2004	(b)	2.0030%	23,513
Lakewood, Colorado	Hampton Inn	2004	(a)	8.4508%	134,197
Glendale, Colorado	Hampton Inn & Suites	2004	(a)	7.8728%	114,156
Anchorage, Alaska	Hampton Inn	2004	(a)	1.6180%	147,587
Bakersfield, California	Hilton Garden Inn	2004	(b)	1.1668%	20,477
Lake Mary, Florida	Courtyard	2004	(a)	16.9012%	58,308
Tallahassee, Florida	Hilton Garden Inn	2004	(a)	22.0850%	77,151
Foothill Ranch, California	Hampton Inn	2004	(b)	1.2240%	47,436
Ft. Worth, Texas	Residence Inn	2004	(a)	3.1902%	319,027
Boulder, Colorado	Marriott	2004	(a)	70.2330%	331,057
Nashville, Tennessee	Homewood Suites	2004	(a)	4.5800%	103,878
Ft. Worth, Texas	Homewood Suites	2004	(a)	3.1902%	160,705
Albany, Georgia	Courtyard	2004	(a)	43.2080%	(d	)
Dothan, Alabama	Hampton Inn & Suites	2004	(b)	31.0000%	(d	)
Columbus, Georgia	Residence Inn	2004	(a)	4.1530%	57,497
Huntsville, Alabama	Residence Inn	2004	(b)	5.8000%	37,382
Lakeland, Florida	Residence Inn	2004	(a)	20.6730%	69,341
Arlington, Texas	TownePlace Suites	2004	(a)	3.0503%	64,311
Arlington, Texas	Springhill Suites	2004	(a)	3.0503%	93,469
Las Colinas, Texas	TownePlace Suites	2004	(a)	2.8740%	105,331
Tempe, Arizona	Springhill Suites	2004	(b)	11.5689%	107,397
Tempe, Arizona	TownePlace Suites	2004	(b)	11.5689%	72,563
Wallingford, Connecticut	Homewood Suites	2004	(b)	26.6000%	(d	)
McAllen, Texas	Hilton Garden Inn	2004	(a)	2.7987%	139,981
Pensacola, Florida	Hampton Inn & Suites	2004	(a)	17.9630%	(d	)
Rocky Hill, Connecticut	Residence Inn	2004	(a)	25.8000%	73,066
Dothan, Alabama	Courtyard	2004	(b)	31.0000%	24,780
Somerset, New Jersey	Homewood Suites	2005	(a)	1.6280%	(d	)
Birmingham, Alabama	Fairfield Inn	2004	(b)	6.7948%	29,829
Tuscaloosa, Alabama	Courtyard	2004	(b)	5.1500%	30,146
Tuscaloosa, Alabama	Fairfield Inn	2004	(b)	5.1500%	18,608
Pensacola, Florida	Courtyard	2004	(a)	1.7700%	59,261
Pensacola, Florida	Fairfield Inn	2004	(a)	1.7700%	30,138
Pittsburgh, Pennsylvania	Residence Inn	2005	(a)	0.7238%	59,351
Laredo, Texas	Residence Inn	2005	(a)	2.8378%	(d	)

Pending:

Panama City, Florida	Courtyard	2005	(a)	18.8322%	(d	)
Valdosta, Georgia	Courtyard	2004	(a)	27.5700%	39,404
Huntsville, Alabama	Fairfield Inn	2004	(b)	1.6112%	35,708
Orange Park, Florida	Fairfield Inn	2004	(a)	22.7986%	65,379
Clearwater, Florida	Springhill Suites	2005	(a)	23.1212%	(d	)
Montgomery, Alabama	Springhill Suites	2004	(b)	3.4500%	27,492
Savannah, Georgia	Springhill Suites	2004	(a)	29.0370%	38,607
Mt. Olive, New Jersey	Residence Inn	2004	(a)	3.5400%	33,984
Farmington, Connecticut	Courtyard	2004	(a)	36.4300%	86,116

Notes for Table 3:

(a)	Represents calendar year.
(b)	Represents fiscal year.
(c)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(d)	The property began operations within the last 12 months and the local taxing authority has not assessed this property.

MANAGEMENT

In addition to Glade M. Knight, whose background is described in the prospectus, the Company has the following executive officers:

Kristian M. Gathright. Mrs. Gathright, 32, is Senior Vice President of Operations for the Company. In addition, Ms. Gathright serves as Chief Operating Officer and Senior Vice President of Operations for Apple Hospitality Two, Inc. and Senior Vice President of Operations for Apple Hospitality Five, Inc, each of which is a real estate investment trust. Prior to managing these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, Inc., a real estate investment trust or “REIT” which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust headquartered in Richmond, Virginia. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst and Young LLP. Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at University of Virginia, Charlottesville, Virginia. Mrs. Gathright passed the Virginia CPA Exam in 1994.

Justin G. Knight. Mr. Knight, 31, is Senior Vice President of Acquisitions for the Company. Mr. Knight also serves as President of Apple Hospitality Two, Inc. and Senior Vice President of Acquisitions for Apple Hospitality Five, Inc., each of which is a real estate investment trust. Mr. Knight joined the companies in 2000. From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company. In 1999 he was also an independent consultant with McKinsey & Company providing research for the company’s Evergreen Project. From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm—Cornerstone Communications, LLC. From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, Inc., a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight is co-chairman for the Cashell Donahoe Scholarship Memorial Fund created to provide need-based scholarships to students of Southern Virginia University in Buena Vista, Virginia. Mr. Knight also serves on the Marriott Owners Advisory Council and the Hilton Garden Inn Advisory Council. Mr. Knight holds a Master of Business Administration degree with emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah.

David S. McKenney. Mr. McKenney, 42, is President of Capital Markets for the Company. He also serves as President of Capital Markets for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., each of which is a real estate investment trust. From 1994 to 2001, Mr. McKenney served as Senior Vice President and Treasurer of Cornerstone Income Trust, Inc., a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1992 to 1994, Mr. McKenney served as Chief Financial Officer for The Henry A. Long Company, a regional development firm located in Washington, D.C. From 1988 to 1992, Mr. McKenney served as a Controller at Bozzuto & Associates, a regional developer of apartments and condominiums in the Washington, D.C. area. Mr. McKenney also has five years of experience with Arthur Andersen & Company. Mr. McKenney is a Certified Public Accountant, holds a Virginia Real Estate Sales License, and is a member of the National Association of Real Estate Investment Trust (NAREIT) and the National Investor Relations Association (NIRA). Mr. McKenney holds Bachelor of Science degrees in Accounting and Management Information Systems from James Madison University, Harrisonburg, Virginia.

Bryan F. Peery. Mr. Peery, 40, is Senior Vice President, Chief Financial Officer and Treasurer for the Company. (Mr. Peery previously served as the Company’s Chief Accounting Officer and in such capacity served as the Company’s chief financial officer. The change in his title to Chief Financial Officer at the Director’s Annual Meeting on May 12, 2005 did not reflect any change in his responsibilities and duties). He also serves as Senior Vice President, Chief Financial Officer and Treasurer for Apple Hospitality Two, Inc. and Apple

Hospitality Five, Inc., each of which is a real estate investment trust. Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998), of This End Up Furniture Company. Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting. Mr. Peery’s experience also includes five years of service with KPMG LLP. Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia. Mr. Peery passed the Virginia CPA Exam in 1986.

David P. Buckley. Mr. Buckley, 37, is Senior Vice President and General Counsel for the Company. Mr. Buckley first became an officer of the Company in 2005. He also serves as Senior Vice President and General Counsel for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. From 1999 to 2005, Mr. Buckley was an associate with McGuireWoods LLP, a full-service law firm headquartered in Richmond, Virginia. Mr. Buckley holds a Juris Doctor degree, Cum Laude, from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts.

(Remainder of Page is Intentionally Bank)

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Six Months Ended June 30, 2005	For the period January 20, 2004 (initial capitalization) through December 31, 2004
Revenues:
Room revenue	$27,674	$12,092
Other revenue	3,824	2,343

Total revenue	31,498	14,435
Expenses:
Hotel expenses	17,684	9,750
Taxes, insurance and other	1,523	663
General and administrative	1,356	1,210
Depreciation	3,345	1,881
Interest and other expenses, net	(1,316)	(328)

Total expenses	22,592	13,176

Net income	$8,906	$1,259

Per Share
Earnings per common share	$0.20	$0.10
Distributions paid to common shareholders	$0.44	$0.55
Weighted-average common shares outstanding—basic and diluted	44,521	12,300

Balance Sheet Data
Cash and cash equivalents	$167,292	$142,790
Investment in hotels, net	$379,348	$184,084
Total assets	$563,528	$332,259
Notes payable—secured	$16,450	$6,557
Shareholders’ equity	$545,756	$325,099

Other Data
Cash flow from:
Operating activities	$7,660	$2,904
Investing activities	$(194,584)	$(183,840)
Financing activities	$211,426	$323,702
Number of hotels owned at end of period	30	11

Funds From Operations Calculation
Net income	$8,906	$1,259
Depreciation	3,345	1,881

Funds from operations (a)	$12,251	$3,140
FFO per share	$0.28	$0.26

(a)	Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles—GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. The Company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company's activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(for the year ended December 31, 2004

and the six months ended June 30, 2005)

General

The Company was formed and initially capitalized on January 20, 2004, with its first investor closing on April 23, 2004. The Company owns 11 hotels within different markets in the United States. The Company intends to be treated as a Real Estate Investment Trust (“REIT”) for federal income tax purposes. The Company’s first hotel was acquired on May 28, 2004 and ten more were subsequently acquired throughout the year. Accordingly, the results of operations do not include a full year of operations for any of the hotels. Although hotel performance can be influenced by many factors including local competition, local and general economic conditions in the United States and the performance of individual managers assigned to each hotel, performance, in general, has met the Company’s expectations for the period owned in 2004. In evaluating financial condition and operating performance, the most important matters on which the Company focuses are revenue measurements, such as average occupancy, average daily rate and revenue per available room, and expenses, such as hotel operating expenses, general and administrative and other expenses described below.

Year Ended December 31, 2004

Hotels Owned

The Company commenced operations in May 2004 with the purchase of its first hotel in Ft. Worth, Texas. As of December 31, 2004, the Company owned 11 hotels, with a total of 1,504 rooms. The following table summarizes the location, brand, date acquired, gross purchase price and number of rooms for each hotel:

City	State	Franchise/Brand	Date Acquired	Gross Purchase Price	Rooms
Ft. Worth	TX	Springhill Suites by Marriott	05/28/04	$13,340,000	145
Myrtle Beach	SC	Courtyard by Marriott	06/08/04	9,200,000	135
Redmond	WA	Marriott	07/07/04	64,000,000	262
Anchorage	AK	Hilton Garden Inn	10/12/04	18,900,000	125
Anchorage	AK	Homewood Suites by Hilton	10/12/04	13,200,000	122
Arcadia	CA	Hilton Garden Inn	10/12/04	12,000,000	124
Arcadia	CA	Springhill Suites by Marriott	10/12/04	8,100,000	86
Glendale	CO	Hampton Inn & Suites by Hilton	10/12/04	14,700,000	133
Lakewood	CO	Hampton Inn by Hilton	10/12/04	10,600,000	170
Lake Forest	CA	Hilton Garden Inn	10/12/04	11,400,000	103
Phoenix	AZ	Hampton Inn by Hilton	10/12/04	6,700,000	99

			Total	$182,140,000	1,504

Substantially all of the purchases were funded with proceeds of the Company’s ongoing best-efforts offering of Units. The Company leased all of its hotels to wholly-owned taxable REIT subsidiaries (collectively, the “lessee”) under master hotel lease agreements. The Company also used the proceeds of its ongoing offering to pay 2% of the gross purchase price for these hotels, which equals approximately $3.6 million, as a commission to Apple Six Realty Group, Inc. (“ASRG”). ASRG is owned by the Company’s chairman, Chief Executive Officer and President, Glade M. Knight.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Management and Franchise Agreements

During 2004, Marriott International, Inc. (“Marriott”), or one of its affiliates, managed three of the Company’s hotels under three separate management agreements. In addition to management of the hotels, the agreements provide the Company with access to Marriott’s intellectual property and proprietary sales system.

The agreements generally provide for initial terms of 20 to 30 years with the potential to renew, contingent on mutual consent, for up to an additional 30 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, marketing fees, reservation system fees as well as other fees which are allocated among all Marriott hotels receiving such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. Marketing and reservation system fees are based on a percentage of guest room revenues. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied.

During 2004, Stonebridge Realty Advisors, Inc. (“Stonebridge”) managed eight of the Company’s hotels under eight separate management agreements. The agreements generally provide for initial terms of two years with the potential to renew for an additional 18 years. The first two renewal terms, the first for three years and the second for five years, are at the discretion of Stonebridge. The second two renewal terms, both for five years, are based on mutual consent. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels, managed by Stonebridge, that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The first two years of the agreements also include a performance guarantee from Stonebridge. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. Stonebridge is not affiliated with either Marriott or Hilton, as a result, these hotels obtained eight separate franchise agreements with each respective franchisor. The Hilton franchise agreements generally provide for a term of 13 to 20 years. Fees associated with the agreements generally include the payment of royalty fees and program fees. The Marriott franchise agreement provides for an initial term of 15 years. The Company has the option to renew under the same terms for one additional ten year period. Fees associated with the agreement include the payment of royalty fees, marketing fees, reservation fees and a communications support fee.

As of December 31, 2004, management fees, system fees and franchise fees totaled $875,000, or 6% of revenue. These expenses are included in franchise and management fees in the consolidated statements of operations.

Results of Operations

During the period from January 20, 2004 to May 27, 2004, the Company owned no properties, had no revenue and was engaged in initial capital-raising activities. During this period, the Company incurred miscellaneous start-up costs and interest expense related to an unsecured line of credit. Since operations commenced on May 28, 2004, with the Company’s first acquisition, a comparison to prior year results is not possible or meaningful. In general, performance at the Company’s hotels have met expectations for the short period held. Hotel performance is impacted by many factors including the economic conditions in the United States, as well as each locality. As a result, there can be no assurance that the Company’s operating performance will continue to meet expectations in the future.

Revenues

The Company’s principal source of revenue is hotel room revenue and other related revenue. Hotel operations are for the 11 hotels acquired through December 31, 2004 for their respective periods owned. For the period ended December 31, 2004, the Company had room revenue and other revenue of $12,092,475 and $2,342,564, respectively. For the period ended December 31, 2004, the hotels achieved average occupancy of 59.8%, average daily rate, or ADR of $104.74 and revenue per available room, or RevPAR of $62.63. ADR is calculated as room revenue divided by the number of rooms sold, and RevPAR is calculated as occupancy multiplied by ADR.

For the period ended December 31, 2004, the Company had interest income of $435,199. Interest income represents earnings on excess cash invested in short term money market instruments, pending investment in hotel properties.

Expenses

Expenses for the period ended December 31, 2004 represented the expenses related to the 11 hotels purchased in 2004 during their respective periods owned.

For the period ended December 31, 2004, hotel operating expenses totaled $9,749,909 or 68% of total revenue. This percentage is expected to decrease as revenues for newly opened properties ramp up.

Taxes, insurance, and other expenses for the period ended December 31, 2004 was $662,967 or 4.6% of total revenue.

General and administrative expense for the period ended December 31, 2004 was $1,209,867 or 8.4% of total revenue. The Company anticipates this percentage to decrease as the Company’s asset base grows. The principal components of general and administrative expense are advisory fees, legal fees, accounting fees and reporting expense.

Depreciation expense for the period ended December 31, 2004 was $1,880,610. Depreciation expense represents expense of the Company’s 11 hotels and related personal property for their respective periods owned.

Interest expense for the period ended December 31, 2004 was $107,000. Interest expense arose from debt assumed with the acquisition of the Hampton Inn & Suites hotel in Glendale, Colorado.

Related Party Transactions

The Company has significant transactions with related parties. These transactions cannot be construed to be arms length, and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

The Company has a contract with ASRG, a related party, to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. In accordance with the contract, ASRG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions. As of December 31, 2004, total payments to ASRG for services under the terms of this contract were $3.6 million, which was capitalized as a part of the purchase price of the hotels.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“ASA”), pursuant to which ASA provides management services to the Company. An annual fee ranging from .1% to .25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. ASA utilizes Apple Hospitality Two, Inc. (“AHT”) to provide these services. Payments and expenses to ASA in 2004, totaled $427,000.

Mr. Knight is also Chairman and CEO of Apple Hospitality Two, Inc. (a hospitality REIT), Apple Hospitality Five, Inc. (a hospitality REIT), Cornerstone Realty Income Trust, Inc. (an apartment REIT), ASRG and ASA. The Company’s Board of Directors is the same as Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc.

The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with ASA, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the $1 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, compensation expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value). Based on equity raised through December 31, 2004, if a triggering event had been probable, compensation expense would have ranged from $0 to $22.4 million.

Liquidity and Capital Resources

Commercial Commitments (000’s)	Total	Amount of Commitment expiring per period
		Less than 1 year	2-3 Years	4-5 Years	Over 5 Years
Debt (including interest of $3.1 million)	$9,705	$639	$1,277	$1,277	$6,512
Property Purchase Commitments	82,945	82,945	—	—	—

Total Commercial Commitments	$92,650	$83,584	$1,277	$1,277	$6,512

Cash and Cash Equivalents

Cash and cash equivalents totaled $142,790,213 at December 31, 2004. The Company plans to use this cash for acquisitions, distributions to shareholders, debt service, and general corporate expenses.

Capital Requirements and Resources

The Company was formed and initially capitalized on January 20, 2004, with its first investor closing on April 23, 2004.

The cash flow generated from the ongoing offering, the properties owned and any short term investments are the Company’s principal source of liquidity. In addition, the Company may borrow funds, subject to limitations set forth in its bylaws.

The Company anticipates that cash flow, and cash on hand, will be adequate to cover its operating expenses and to permit the Company to meet its anticipated liquidity requirements, including distribution requirements. The Company intends to use the proceeds from the Company’s on-going best-efforts offering, and cash on hand, to purchase hotel properties.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Distributions in 2004 totaled $9.5 million and were paid monthly at a rate of $0.073 per share and included a return of capital. The timing and amounts of distributions to shareholders are within the discretion of the Company’s Board of Directors. The amount and frequency of future distributions, and the amount of capital returned, will depend on the Company’s results of operations, cash flow from operations, economic conditions, working capital requirements, cash requirements to fund investing and financing activities, capital expenditure requirements, including improvements to and expansions of properties and the acquisition of additional properties, as well as the distribution requirements under federal income tax provisions for qualification as a REIT.

The Company has on-going capital commitments to fund its capital improvements. The Company is required, under all of the hotel management agreements, to make available, for the repair, replacement, refurbishing of furniture, fixtures, and equipment, an amount of 1% to 4% of gross revenues provided that such amount may be used for the Company’s capital expenditures with respect to the hotels. The Company expects that this amount will be adequate to fund required repair, replacement, and refurbishments and to maintain the Company’s hotels in a competitive condition. As of December 31, 2004, the Company held $2.6 million in reserve.

The Company is raising equity through a best-efforts offering of Units by David Lerner Associates, Inc. Each Unit is equal to one common share and one Series A preferred share of the Company. The Company achieved the minimum offering of 4,761,905 Units at a price of $10.50 per Unit as of April 23, 2004. As of December 31, 2004, the Company had sold 34,019,692 Units under this offering with net proceeds totaling $333.3 million. The Company is continuing the offering at $11.00 per Unit in accordance with the prospectus for the Company’s offering.

The Company has entered into contracts for the purchase of eight hotels for a total purchase price of approximately $82,945,000. Three of the eight hotels are under construction and should be completed over the next twelve months. The other five hotels are expected to close in the first half of 2005. The contracts are subject to normal due diligence and no assurances can be given that all of the conditions to closing will be satisfied. It is anticipated substantially all of the purchase price will be paid from cash on hand. Two of the hotels have secured debt that will be assumed as part of the purchase price. The properties are located in Alaska, California, Florida, and Texas.

Subsequent Events

In January 2005, the Company declared and paid $2,494,799 or $.073 per share, in a distribution to its common shareholders.

In February 2005, the Company declared and paid $2,762,046 or $.073 per share, in a distribution to its common shareholders.

In January 2005, the Company closed on an additional 3,644,247 Units, representing gross proceeds of $40,086,717 and proceeds net of selling and marketing costs of $36,078,045.

In February 2005, the Company closed on an additional 4,328,700 Units, representing gross proceeds of $47,615,700 and proceeds net of selling and marketing costs of $42,854,130.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand to make distributions.

Critical Accounting Policies

The following contains a discussion of what the Company believes to be critical accounting policies. These items should be read to gain a further understanding of the principles used to prepare the Company’s financial statements. These principles include application of judgment; therefore, changes in judgments may have a significant impact on the Company’s reported results of operations and financial condition.

Capitalization Policy

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, with the aggregate cost of the group purchase being at least $750, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (3) for major repairs to buildings, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Impairment Losses Policy

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties are less than the properties’ carrying amounts. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

Investment Policy

The purchase price of real estate properties acquired is allocated to the various components, such as land, buildings and improvements, intangible assets and in-place leases as appropriate, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”. The purchase price is allocated based on the fair value of each component at the time of acquisition. Generally the Company does not acquire real estate assets that have in-place leases as lease terms for hotel properties are very short term in nature. The Company has not allocated any purchase price to intangible assets such as management contracts and franchise agreements as such contracts are generally at current market rates and any other value attributable to these contracts are not considered material.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46) and subsequently revised FIN 46 in December 2003. Effective January 1, 2004, the Company adopted the provisions of FIN 46. The Company did not identify any variable interest entities (VIEs) of which the Company is the primary beneficiary, thus, the Company was not required to consolidate any VIEs.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values, pro forma disclosure is no longer an alternative. Statement 123 (R) must be adopted no later than July 1, 2005 by the Company. The Company is in the process of analyzing the impact of this new standard.

Six Months Ended June 30, 2005

Hotels Owned

As of June 30, 2005, the Company owned a total of 30 hotels, with a total of 3,555 rooms. The following table summarizes the location, brand, manager, date acquired, gross purchase price and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Brand	Manager	Date Acquired	Gross Purchase Price	Rooms
Ft. Worth, TX	Springhill Suites	Marriott	05/28/04	$13,340	145
Myrtle Beach, SC	Courtyard	Marriott	06/08/04	9,200	135
Redmond, WA	Marriott	Marriott	07/07/04	64,000	262
Anchorage, AK	Hilton Garden Inn	Stonebridge	10/12/04	18,900	125
Anchorage, AK	Homewood Suites	Stonebridge	10/12/04	13,200	122
Arcadia, CA	Hilton Garden Inn	Stonebridge	10/12/04	12,000	124
Arcadia, CA	Springhill Suites	Stonebridge	10/12/04	8,100	86
Glendale, CO	Hampton Inn & Suites	Stonebridge	10/12/04	14,700	133
Lakewood, CO	Hampton Inn	Stonebridge	10/12/04	10,600	170
Lake Forest, CA	Hilton Garden Inn	Stonebridge	10/12/04	11,400	103
Phoenix, AZ	Hampton Inn	Stonebridge	10/12/04	6,700	99
Anchorage, AK	Hampton Inn	Stonebridge	03/14/05	11,500	101
Bakersfield, CA	Hilton Garden Inn	Hilton	03/18/05	11,500	120
Tallahassee, FL	Hilton Garden Inn	Hilton	03/18/05	10,850	99
Lake Mary, FL	Courtyard	Stonebridge	03/18/05	6,000	86
Foothill Ranch, CA	Hampton Inn	Stonebridge	04/21/05	7,400	84
Ft. Worth, TX	Residence Inn	Western	05/06/05	17,000	150
Boulder, CO	Marriott	WLS	05/09/05	30,000	157
Ft. Worth, TX	Homewood Suites	Hilton	05/24/05	9,097	137
Nashville, TN	Homewood Suites	Hilton	05/24/05	8,103	121
Albany, GA	Courtyard	LBA	06/24/05	8,597	84
Lakeland, FL	Residence Inn	LBA	06/24/05	9,886	78
Huntsville, AL	Residence Inn	LBA	06/24/05	8,288	78
Dothan, AL	Hampton Inn & Suites	LBA	06/24/05	8,673	85
Columbus, GA	Residence Inn	LBA	06/24/05	7,888	78
Las Colinas, TX	TownePlace Suites	Western	06/30/05	7,178	136
Arlington, TX	TownePlace Suites	Western	06/30/05	7,148	95
Arlington, TX	SpringHill Suites	Western	06/30/05	7,486	122
Tempe, AZ	TownePlace Suites	Western	06/30/05	8,128	119
Tempe, AZ	SpringHill Suites	Western	06/30/05	8,060	121

			Total	$374,922	3,555

Substantially all of the purchases were funded with proceeds of the Company’s ongoing best-efforts offering of Units. The Company leased all of its hotels to wholly-owned taxable REIT subsidiaries (collectively, the “lessee”) under master hotel lease agreements. The Company also used the proceeds of its ongoing offering to pay 2% of the gross purchase price for these hotels, which equals approximately $7.5 million, as a commission to Apple Six Realty Group, Inc. (“ASRG”). ASRG is owned by the Company’s Chairman, Chief Executive Officer and president, Glade M. Knight.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Results of Operations

During the period from January 20, 2004 to May 27, 2004, the Company owned no properties, had no revenue and was engaged in initial capital-raising activities. Operations commenced on May 28, 2004, when the company purchased its first hotel in Ft. Worth, Texas. Due to the fact the Company only owned a total of 3 hotels as of June 30, 2004, a comparison to the second quarter of 2004 would not be meaningful.

In general, performance at the Company’s hotels have met expected financial results. Hotel performance is impacted by many factors including the economic conditions in the United States, as well as each locality. As a result, there can be no assurance that the Company’s operating performance will continue to meet expectations in the future.

Revenues

The Company’s principal source of revenue is hotel room revenue and other related revenue. For the three and six months ended June 30, 2005, the Company had total revenues of $19.6 and $31.5 million, respectively. For these periods, the hotels achieved average occupancy of 75.5% and 72.5%, an average daily rate (“ADR”) of $107 and $106 and revenue per available room (“RevPAR”) of $81 and $77, respectively. ADR is calculated as room revenue divided by the number of rooms sold, and RevPAR is calculated as occupancy multiplied by ADR. RevPAR is expected to increase as newly opened properties gain market share.

For the three and six months ended June 30, 2005, the Company had interest income of $1.1 and $1.8 million, respectively. Interest income represents earnings on excess cash invested in short term money market instruments.

Expenses

For the three and six months ended June 30, 2005, hotel operating expenses totaled $10.8 and $17.7 million or 55% and 56% of total revenue, respectively. This percentage is expected to decrease as revenues for newly opened properties increase.

Taxes, insurance, and other expenses for the three and six months ended June 30, 2005, were $0.9 and $1.5 million or 5% and 5% of total revenue, respectively.

General and administrative expense for the three and six months ended June 30, 2005, was $0.8 and $1.4 million or 4% and 4% of total revenue, respectively. The Company anticipates this percentage to decrease as the Company’s asset base grows. The principal components of general and administrative expense are advisory fees, legal fees, accounting fees and reporting expense.

Depreciation expense for the three and six months ended June 30, 2005, was $2.0 and $3.3 million, respectively. Depreciation expense represents expense of the Company’s 30 hotels and related personal property for their respective periods owned.

Interest expense for the three and six months ended June 30, 2005, was $0.3 and $0.5 million, respectively. Interest expense arose from debt assumed with the acquisitions of the Hampton Inn & Suites in Glendale, Colorado, the Hampton Inn in Anchorage, Alaska, and the Hampton Inn in Foothill Ranch, California.

Liquidity and Capital Resources

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc., which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares is a priority distribution upon the sale of the Company’s assets. The priority would be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. The Series A preferred shares are not separately tradable from the common shares to which they relate.

From the Company’s initial capitalization on January 20, 2004 through June 30, 2005, the Company incurred costs of approximately $64.3 million related to its offering. These costs are reflected as a reduction to shareholders’ equity. As of June 30, 2005, the Company has closed on a total of 57,359,143 Units, representing gross proceeds and proceeds net of selling, marketing fees, and other costs of approximately $628.5 million and $564.2 million, respectively.

From May 2004 through June 30, 2005, the Company has paid distributions totaling approximately $28.7 million which were paid monthly at a rate of $0.073 per share. The Company had its first investor closing on April 23, 2004 and acquired its first hotel on May 28, 2004. Due to this inherent delay between raising capital and investing that same capital in income producing real estate, the Company had significant amounts of cash earning interest at short term money market rates. As a result, a significant portion of the distributions have been a return of capital. The Company intends to continue paying dividends on a monthly basis at an annual rate of 8%. However, since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of the distributions at this rate.

The Company intends to acquire real estate properties with its available cash. Although the Company is currently performing due diligence on several possible acquisitions, the timing of finding suitable properties is dependant upon many external factors and there can be no assurances as to the length of time to utilize all proceeds of its best-efforts offering for investment in real estate. The Company’s proceeds raised and not invested in real estate are held as cash or cash equivalents.

The company has entered into purchase contracts for 27 additional hotels. Five hotels are under construction and should be completed over the next nine months. The other 22 hotels are expected to close before the end of the year. Although the Company believes there is a reasonable probability that it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. The following table summarizes the location, brand, gross purchase price and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Brand	Rooms	Gross Purchase Price
Laredo, TX	Residence Inn	109	$11,445
Laredo, TX	Homewood Suites	105	10,500
Houston, TX	Residence Inn	130	13,600
Pittsburgh, PA	Residence Inn	156	11,000
Philadelphia, PA	Hilton Garden Inn	145	16,000
Saratoga Springs, NY	Hilton Garden Inn	112	17,750
McAllen, TX	Hilton Garden Inn	104	9,000
Brownsville, TX	Courtyard	90	8,550
Dothan, AL	Courtyard	78	8,016
Panama City, FL	Courtyard	84	9,245
Pensacola, FL	Courtyard	90	11,369
Tuscaloosa, AL	Courtyard	78	7,551
Valdosta, GA	Courtyard	84	8,284
Birmingham, AL	Fairfield Inn	63	2,176
Huntsville, AL	Fairfield Inn	79	4,954
Orange Park, FL	Fairfield Inn	83	7,221
Pensacola, FL	Fairfield Inn	63	4,858
Tuscaloosa, AL	Fairfield Inn	63	3,982
Pensacola, FL	Hampton Inn & Suites	85	9,279
Clearwater, FL	SpringHill Suites	79	6,923
Montgomery, AL	SpringHill Suites	79	6,835
Savannah, GA	SpringHill Suites	79	5,407
Wallingford, CT	Homewood Suites	104	12,780
Somerset, NJ	Homewood Suites	123	17,750
Mount Olive, NJ	Residence Inn	123	12,070
Rocky Hill, CT	Residence Inn	96	12,070
Farmington, CT	Courtyard	119	16,330

	Total	2,603	$264,945

Substantially all of these purchases will be funded with proceeds of the Company’s ongoing best-efforts offering of Units and cash on hand.

Related Party Transactions

The Company has significant transactions with related parties. These transactions cannot be construed to be arms length, and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

The Company has a contract with ASRG, a related party, to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. In accordance with the contract, ASRG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions. As of June 30, 2005, payments to ASRG for services under the terms of this contract have totaled $7.5 million since inception, which were capitalized as a part of the purchase price of the hotels.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“ASA”), pursuant to which ASA provides management services to the Company. An annual fee ranging from .1% to .25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. ASA utilizes Apple Hospitality Two, Inc. to provide these services. Expenses related to the ASA agreement, for the period ended June 30, 2005 and 2004, totaled approximately $631,000 and $100,000, respectively.

During the second quarter of 2005 the Company assumed the purchase contract, and all of the associated costs incurred, for the Residence Inn acquired in Ft. Worth, Texas from Apple Hospitality Five, Inc. (“AH5”).

Mr. Knight is also Chairman and CEO of Apple Hospitality Two, Inc. (a hospitality REIT), Apple Hospitality Five, Inc. (a hospitality REIT), ASRG and ASA. The Company’s Board of Directors is substantially the same as Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at its hotels may cause quarterly fluctuations in its revenues. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand to make distributions.

Subsequent Events

On July 15, 2005, the Company declared and paid $4.2 million or $.073 per share, in a distribution to its common shareholders.

In July 2005, the Company closed on an additional 4,681,906 Units, representing gross proceeds of $51.5 million and proceeds net of selling and marketing costs of $46.4 million.

In July 2005, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders. Redemption of Units, when requested, is made quarterly on a first-come, first-served basis. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per unit that the shareholder actually paid for the unit; or (2) $11.00 per unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. On July 20, 2005, the Company redeemed 204,125 Units in the amount of $2,213,655 under the plan.

On July 8, 2005, the Company closed on the purchase of a Homewood Suites hotel in Wallingford, Connecticut, which contains 104 rooms. The hotel began operations in July 2005. The gross purchase price of the hotel was $12.8 million.

On July 19, 2005, the Company closed on the purchase of a Hilton Garden Inn hotel in McAllen, Texas, which contains 104 rooms and was in operation when acquired. The gross purchase price of the hotel was $9 million.

On July 21, 2005, the Company closed on the purchase of a Hampton Inn & Suites hotel in Pensacola, Florida, which contains 85 rooms and was in operation when acquired. The gross purchase price of the hotel was $9.3 million.

On August 1, 2005, the Company closed on the purchase of a Residence Inn in Rocky Hill, Connecticut, which contains 96 rooms and was in operation when acquired. The gross purchase price of the hotel was $12.1 million.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123 (R) must be adopted no later than January 1, 2006 by the Company. As Statement 123 (R) applies to all awards granted after the required effective date, the adoption of this statement is not anticipated to have a material impact on the Company’s results of operations or financial position.

CERTAIN LEGISLATIVE DEVELOPMENTS

On October 22, 2004, the American Jobs Creation Act was enacted into law. The legislation includes the following changes, among other things, that are relevant to us as a REIT:

•	As discussed above, we may not own more than 10% by vote or value of any one issuer’s securities, and the value of any one issuer’s securities we own may not exceed five percent of the value of our total assets. If we fail to meet any of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the new legislation, after the 30-day cure period, a REIT may dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations due to reasonable cause that are larger than this amount, the legislation permits the REIT to avoid disqualification as a REIT after the 30 day cure period by taking certain steps, including the disposition of sufficient assets within the six-month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

•	The new legislation expands the safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.
•	The new legislation changes the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above and makes certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The new legislation clarifies a rule regarding a REIT’s ability to enter into leases with its taxable REIT subsidiary.

•	The new legislation provides additional relief in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if:

•	the violation is due to reasonable cause and not due to willful neglect;

•	we pay a penalty of $50,000 for each failure to satisfy the provision; and

•	the violation does not include a violation described in the first and third bullet points above. The new legislation clarifies that any income from a hedging transaction that is clearly and timely identified, including gain from the sale or disposition of such a financial instrument, will not constitute gross income for purposes of the 95% gross income test to the extent the financial instrument hedges indebtedness incurred or to be incurred to acquire or carry real estate assets.

•	The foregoing is a non-exhaustive list of changes applicable to REITs that are contained in the American Jobs Creation Act. The provisions contained in this legislation relating to the expansion of the securities safe harbor and a REIT’s ability to enter into leases with its taxable REIT subsidiaries would apply to taxable years beginning after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after October 22, 2004.

UNIT REDEMPTION PROGRAM

(The following description replaces and supersedes all descriptions in the Prospectus regarding our redemption program, including (without limitation) the section that appeared on pages 92-93 of the Prospectus and was entitled “Share Redemption Program”)

We have implemented our Unit redemption program. Prior to the time that our Units are listed on a national securities exchange or for quotation on the Nasdaq Stock Market (or on a similar quotation system), our shareholders who have held their Units for at least one year may receive the benefit of limited liquidity by presenting for redemption all or a portion of their Units to us at any time in accordance with the procedures outlined in this description. We may, subject to the conditions and limitations described below, redeem the Units presented for redemption for cash to the extent that we have sufficient funds available to us to fund the redemption. If your redemption request is granted, you will receive the redemption amount within 30 days following the end of the quarter in which your redemption request is granted.

If you have held Units for the required one-year period, you may redeem your Units for a purchase price equal to the lesser of $11 per Unit, or the purchase price per Unit that you actually paid for your Units. In the event that you are redeeming all of your Units, Units purchased pursuant to our Additional Share Option or our dividend reinvestment plan we plan to implement following the conclusion of this offering may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. The board of directors reserves the right in its sole discretion at any time and from time to time to:

•	waive the one-year holding period in the event of the death of a shareholder, a shareholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a shareholder’s IRA;

•	reject any request for redemption;

•	change the purchase price for redemptions; or

•	otherwise amend the terms of, suspend or terminate our Unit redemption program.

Redemption of Units, when requested, will be made quarterly. We will limit the number of Units redeemed pursuant to our Unit redemption program to the lesser of as follows: (1) during any 12-month period, we will not redeem in excess of three percent (3.0%) of the weighted average number of Units outstanding at the beginning of the 12-month period; and (2) funding for the redemption of Units will come exclusively from the net proceeds we receive from the sale of Units under our Additional Share Option and our dividend reinvestment plan, or DRIP, we plan to implement following the conclusion of the offering so that in no event will the aggregate amount of redemptions under our Unit redemption program exceed aggregate net proceeds received by us from the sale of Units pursuant to our Additional Share Option and our dividend reinvestment plan. Notwithstanding the foregoing, we may consider, in our sole discretion, sources of funding other than our Additional Share Option and our DRIP to fund the redemption of Units under the Unit Redemption Program.

If funds available for our Unit redemption program are not sufficient to accommodate all requests, Units will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a shareholder; next pro rata as to redemptions to shareholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; next pro rata as to redemptions to shareholders subject to a mandatory distribution requirement under such shareholder’s IRA; and, finally, pro rata as to redemptions to other redemption requests. The board of directors, in its sole discretion, may choose to suspend or terminate the

Unit redemption program or to reduce the number of Units purchased under the Unit redemption program if it determines the funds otherwise available to fund our Unit redemption program are needed for other purposes.

We cannot guarantee that the funds set aside for the Unit redemption program will be sufficient to accommodate all requests made in any year. If we do not have such funds available at the time when redemption is requested, you can withdraw your request for redemption by submitting a written request to withdraw your request for redemption to David Lerner Associates. If no withdrawal is requested, we will honor your request at such time, if any, when sufficient funds become available. You may withdraw your request for redemption at any time up until the time at which your Units are redeemed.

In general, a shareholder or his or her estate, heir or beneficiary may present to us fewer than all of the Units then-owned for redemption, except that the minimum number of Units that must be presented for redemption shall be at least 25% of the holder’s Units. However, provided that your redemption request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased shareholder; (2) by a shareholder who is deemed by our board of directors to be disabled or in need of long-term care; (3) by a shareholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a shareholder due to a mandatory distribution under such shareholder’s IRA, a minimum of 10% of the shareholder’s Units may be presented for redemption; provided, however, that any future redemption request by such shareholder must present for redemption at least 25% of such shareholder’s remaining Units.

A shareholder who wishes to have Units redeemed must mail or deliver to us a written request on a form provided by us and executed by the shareholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have Units redeemed following the death of a shareholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the shareholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. A shareholder requesting the redemption of his Units due to a disability must mail or deliver to us a written request on a form provided by us, including the evidence acceptable to our board of directors of the shareholder’s disability. If the Units are to be redeemed under any conditions outlined herein, we will forward the documents necessary to effect the redemption, including any signature guaranty we may require.

The Unit redemption program is only intended to provide limited liquidity for shareholders until a secondary market develops for the Units. No such market presently exists, and we cannot assure you that any market for your Units will ever develop. If we redeem any of your Units under the Unit redemption program, you will not be permitted to purchase additional Units in this offering for a period of one year from the date of redemption.

The Units we purchase under the Unit redemption program will be cancelled, and will have the status of authorized, but unissued Units. We will not reissue such Units unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, suspend, reduce the scope of or otherwise change the Unit redemption program, we will disclose the changes in reports filed with the Commission. We also will send written notification to all of our shareholders reporting the change.

The foregoing provisions regarding the Unit redemption program in no way limit our ability to repurchase Units from shareholders by any other legally available means for any reason that our board of directors, in its discretion, deems to be in our best interest.

We intend to establish at a later date a dividend reinvestment plan, or DRIP, that will allow you to have your dividends otherwise distributable to you invested in additional Units. Once the DRIP is established, funding for the redemption of Units will come from the proceeds we receive from the sale of Units under our DRIP. At that time, subject to funds being available, we will limit the number of Units redeemed pursuant to our Unit redemption program to the lesser of as follows: during any 12-month period, we will not redeem in excess of three percent (3.0%) of the weighted average number of Units outstanding at the beginning of the 12-month period; and funding for the redemption of Units will come exclusively from the proceeds we receive from the sale of Units under our dividend reinvestment plan. No commissions will be payable under the dividend reinvestment plan.

EXPERTS

Our consolidated financial statements (and schedule) at December 31, 2004 and January 20, 2004 (initial capitalization), and for the period from January 20, 2004 (initial capitalization) to December 31, 2004, appearing on the following pages, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Set forth below are the audited financial statements of Village Hotel, LLLP, as the prior owner of our hotel in Boulder, Colorado, and the Pittsburg Residence Inn. These financial statements have been included herein in reliance on the reports, also set forth below, of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Blumberg Acquisition Hotels. These financial statements have been included herein in reliance on the report, also set forth below, of McGladrey & Pullen, LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Western Acquisition Hotels and the Briad Acquisition Hotels. These financial statements have been included herein in reliance on the reports, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Company and Businesses Acquired

Apple REIT Six, Inc.

(Audited)

Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets—December 31, 2004 and January 20, 2004	F-5
Consolidated Statement of Operations—For the period January 20, 2004 through December 31, 2004	F-6
Consolidated Statement of Shareholders’ Equity—For the period January 20, 2004 through December 31, 2004	F-7
Consolidated Statement of Cash Flows—For the period January 20, 2004 through December 31, 2004	F-8
Notes to Consolidated Financial Statements	F-9
Financial Statement Schedule	F-20

(Unaudited)

Consolidated Balance Sheets—June 30, 2005 and December 31, 2004 (unaudited)	F-21
Consolidated Statements of Operations—Three months and six months ended June 30, 2005, three months ended June 30, 2004, and the period January 20, 2004 through June 30, 2004 (unaudited)	F-22
Consolidated Statements of Cash Flows—Six months ended June 30, 2005 and the period January 20, 2004 through June 30, 2004 (unaudited)	F-23
Notes to Consolidated Financial Statements (unaudited)	F-24

Village Hotel, LLLP (seller of Marriott hotel in Boulder, Colorado)

(Audited)

(Unaudited)

Balance Sheet—March 31, 2005	F-38
Statements of Operations—Three months ended March 31, 2004 and 2005	F-39
Statements of Cash Flows—Three months ended March 31, 2004 and 2005	F-40

Blumberg Acquisition Hotels

(Audited)

Independent Auditor’s Report	F-41
Combined Balance Sheets—December 31, 2004, 2003 and 2002	F-42
Combined Statements of Income—Years Ended December 31, 2004, 2003 and 2002	F-43
Combined Statements of Member’s Equity—Years Ended December 31, 2004, 2003 and 2002	F-44
Combined Statements of Cash Flows—Years Ended December 31, 2004, 2003 and 2002	F-45
Notes to Combined Financial Statements	F-46

(Unaudited)

Combined Balance Sheets—December 31, 2004 and June 30, 2005	F-53
Combined Statements of Income—Six Months Ended June 30, 2005 and 2004	F-54
Combined Statements of Cash Flows—Six Months Ended June 30, 2005 and 2004	F-55

Western Acquisition Hotels

(Audited)

Independent Auditors’ Report	F-56
Combined Balance Sheet—December 31, 2004	F-57
Combined Statement of Partners’ Deficit—Year Ended December 31, 2004	F-58
Combined Statement of Operations—Year Ended December 31, 2004	F-59
Combined Statement of Cash Flows—Year Ended December 31, 2004	F-60
Notes to the Combined Financial Statements	F-61

(Unaudited)

Combined Balance Sheets—December 31, 2004 and June 30, 2005	F-65
Combined Statements of Income—Six Months Ended June 30, 2005 and 2004	F-66
Combined Statements of Cash Flows—Six Months Ended June 30, 2005 and 2004	F-67

Briad Acquisition Hotels

(Audited)

Independent Auditors’ Report	F-68
Combined Balance Sheet—December 31, 2004	F-69
Combined Statement of Member’s Equity—Year Ended December 31, 2004	F-70
Combined Statement of Cash Flows—Year Ended December 31, 2004	F-71
Notes to the Combined Financial Statements	F-72

(Unaudited)

Combined Balance Sheets—December 31, 2004 and June 30, 2005	F-75
Combined Statements of Cash Flows—Six Months Ended June 30, 2005 and 2004	F-76

Pittsburgh Residence Inn

(Audited)

(Unaudited)

Balance Sheets—December 31, 2004 and June 30, 2005	F-84
Statements of Operations—Six Months Ended June 30, 2005 and 2004	F-85
Statements of Cash Flows—Six Months Ended June 30, 2005 and 2004	F-86

Pro Forma Financial Information

Apple REIT Six, Inc. (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005	F-87
Notes to Pro Forma Condensed Consolidated Balance Sheet	F-88
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2004 and the six months ended June 30, 2005	F-89
Notes to Pro Forma Condensed Consolidated Statements of Operations	F-92

Experience of Prior Programs (Tables I through V)	F-94

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Apple REIT Six, Inc.

We have audited the accompanying consolidated balance sheets of Apple REIT Six, Inc. (the “Company”) as of December 31, 2004 and January 20, 2004 (initial capitalization), and the related consolidated statement of operations, shareholders’ equity, and cash flows for the period from January 20, 2004 (initial capitalization) to December 31, 2004. Our audits also included the financial statement schedule listed in the Index. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple REIT Six, Inc. at December 31, 2004 and January 20, 2004 (initial capitalization), and the consolidated results of its operations and its cash flows for the period from January 20, 2004 (initial capitalization) through December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    ERNST & YOUNG LLP

Richmond, Virginia

March 4, 2005

Apple REIT Six, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2004	January 20, 2004 (initial capitalization)
ASSETS
Investment in hotels, net of accumulated depreciation of $1,881	$184,084	$—
Cash and cash equivalents	142,790	24
Restricted cash-furniture, fixtures and other escrows	2,570	—
Due from third party manager, net	1,103	—
Other assets, net	1,712	—

TOTAL ASSETS	$332,259	$24

LIABILITIES
Notes payable-secured	$6,557	$—
Accounts payable and accrued expenses	603	—

TOTAL LIABILITIES	7,160	—

SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; issued and outstanding 34,019,692 and 10 shares, respectively	—	—
Class B convertible stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares, respectively	24	24
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding 34,019,692 and 10 shares, respectively	333,295	—
Distributions greater than net income	(8,220)	—

TOTAL SHAREHOLDERS’ EQUITY	325,099	24

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$332,259	$24

See notes to consolidated financial statements.

Note: The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Apple REIT Six, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

For the period January 20, 2004 (initial capitalization) through December 31, 2004
Revenues:
Room revenue	$12,092
Other revenue	2,343

Total revenue	14,435

Expenses:
Operating expense	5,070
Hotel administrative expense	1,625
Sales and marketing	1,041
Utilities	586
Repair and maintenance	553
Franchise fees	372
Management fees	503
Taxes, insurance and other	663
General and administrative	1,210
Depreciation expense	1,881

Total expenses	13,504

Operating income	931

Interest income	435
Interest expense	(107)

Net income	$1,259

Basic and diluted income per common share	$0.10

Weighted average shares outstanding—basic and diluted	12,300

Distributions declared per common share	$0.55

See notes to consolidated financial statements.

Note: The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Apple REIT Six, Inc.

Consolidated Statement of Shareholders’ Equity

(in thousands)

	Common Stock		Class B Convertible Stock		Distributions Greater than Net income	Total Shareholders’ Equity
	Number of Shares	Amount	Number of Shares	Amount
Initial capitalization at January 20, 2004	—	$—	240	$24	$—	$24
Net proceeds from the sale of common shares	34,020	333,295	—	—	—	333,295
Net income	—	—	—	—	1,259	1,259
Cash distributions declared and paid to shareholders ($.55 per share)	—	—	—	—	(9,479)	(9,479)

Balance at December 31, 2004	34,020	$333,295	240	$24	$(8,220)	$325,099

See notes to consolidated financial statements.

Note: The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Apple REIT Six, Inc.

Consolidated Statement of Cash Flows

(in thousands)

For the period January 20, 2004 (initial capitalization) through December 31, 2004
Cash flow from operating activities:
Net income	$1,259
Adjustments to reconcile to cash provided by operating activities:
Depreciation	1,881
Changes in operating assets and liabilities, net of amounts acquired/assumed:
Due from third party manager	(511)
Other assets	(77)
Accrued expenses	352

Net cash provided by operating activities	2,904

Cash flow from investing activities:
Cash paid in acquisition of hotels	(180,758)
Cash paid for potential acquisition of hotels	(1,575)
Acquisition of other real estate	(924)
Capital improvements	(289)
Net increase in cash restricted for property improvements	(294)

Net cash used in investing activities	(183,840)

Cash flow from financing activities:
Payment of financing costs	(68)
Repayment of secured notes payable	(46)
Net proceeds from issuance of common stock	333,295
Cash distributions paid to shareholders	(9,479)

Net cash provided by financing activities	323,702

Increase in cash and cash equivalents	142,766

Cash and cash equivalents, beginning of period	24

Cash and cash equivalents, end of period	$142,790

Supplement information:
Interest paid	$107

Non-cash transactions:
Notes payable-secured assumed in acquisitions	$6,603

See notes to consolidated financial statements.

Note: The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Notes to Consolidated Financial Statements

Note 1

General Information and Summary of Significant Accounting Policies

Organization

Apple REIT Six, Inc. (the “Company”) is a Virginia corporation formed to invest in hotels, residential apartment communities and other selected real estate in selected metropolitan areas in the United States. Initial capitalization occurred on January 20, 2004 and operations began on May 28, 2004 when the Company acquired its first hotel. Therefore, no comparative statement of operations or cash flows for prior periods can be presented. The Company has no foreign operations or assets and its operating structure includes only one segment. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

The Company intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The REIT Modernization Act, effective January 1, 2001, permits real estate investment trusts to establish taxable businesses to conduct certain previously disallowed business activities. The Company has wholly-owned taxable REIT subsidiaries (collectively, the “Lessee”), which lease all of the Company’s hotels. The hotels are operated and managed by affiliates of either Marriott International Inc. (“Marriott”) or Stonebridge Realty Advisors Inc. (“Stonebridge”) under hotel management agreements.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. All cash and cash equivalents are currently held at one institution, Wachovia Bank, N.A, and the balances may at times exceed federal depository insurance limits.

Investment in Hotels and Related Depreciation

The hotels are stated at cost, net of depreciation, and include real estate brokerage commissions paid to Apple Six Realty Group, Inc. (“ASRG”), a related party owned by Glade M. Knight, Chairman, CEO and President of the Company. Repair and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which are 39 years for buildings and major improvements and three to seven years for furniture and equipment.

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, with the aggregate cost of the group purchase being at least $750, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (3) for major repairs to buildings, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

The Company records impairment losses on hotel properties used in the operations if indicators of impairment are present, and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

The purchase price of real estate properties acquired is allocated to the various components, such as land, buildings and improvements, intangible assets and in-place leases as appropriate, in accordance with Statement

Notes to Consolidated Financial Statements—(Continued)

of Financial Accounting Standards No. 141, “Business Combinations”. The purchase price is allocated based on the fair value of each component at the time of acquisition. Generally, the Company does not acquire real estate assets that have in-place leases as lease terms for hotel properties are very short term in nature. There has been no allocation of purchase price to intangible assets such as management contracts and franchise agreements as such contracts are generally at current market rates and any other value attributable to these contracts are not considered material.

Revenue Recognition

Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Offering Costs

As of December 31, 2004, the Company had incurred approximately $38.5 million in costs related to its best-efforts offering of Units. Each Unit is equal to one common share, no par value and one Series A preferred share of the Company. The first closing of Units occurred on April 23, 2004 with the sale of 4,761,905 Units at $10.50 per Unit, with proceeds net of commissions totaling $45 million. As of December 31, 2004, the Company had closed on additional sales of 29,257,787 Units at $11.00 per Unit, with proceeds net of commissions totaling approximately $289.7 million.

Comprehensive Income

The Company recorded no comprehensive income for the period ended December 31, 2004.

Earnings Per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no dilutive shares outstanding at December 31, 2004. As a result, basic and dilutive outstanding shares were the same. Series B preferred convertible shares are not included in earnings per common share calculations until such time it becomes probable that such shares can be converted to common shares (see Note 4).

Federal Income Taxes

The Company is operated as, and will annually elect to be taxed as, a REIT under Section 856 to 860 of the Internal Revenue Code. Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from income reported for financial reporting purposes primarily due to the differences for federal income tax purposes in the estimated useful lives used to compute depreciation. The characterization of 2004 distributions of $0.55 per share for tax purposes was 47% ordinary income and 53% return of capital (unaudited).

The Lessee, as a taxable REIT subsidiary of the Company, is subject to federal and state income taxes. The taxable REIT subsidiary incurred a loss for the year ended December 31, 2004, and therefore did not have any tax expense. No operating loss benefit has been recorded in the consolidated balance sheet since realization is uncertain. Total net operating loss carry forward for federal income tax purposes was approximately $2.9 million. There are no material differences between the book and tax basis of the Company’s assets.

Sales and Marketing Costs

Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management and franchise agreements and general and administrative expenses that are directly attributable to advertising and promotion.

Notes to Consolidated Financial Statements—(Continued)

Stock Incentive Plans

The Company elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options. As discussed in Note 5, the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock-Based Compensation”, (“FASB 123”) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant and other criteria are met, no compensation expense is recognized.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Summary of Significant Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46) and subsequently revised FIN 46 in December 2003. Effective January 1, 2004, the Company adopted the provisions of FIN 46. The Company did not identify any variable interest entities (VIEs) of which the Company is the primary beneficiary, thus, the Company was not required to consolidate any VIEs.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values, pro forma disclosure is no longer an alternative. Statement 123 (R) must be adopted no later than July 1, 2005 by the Company. The Company is in the process of analyzing the impact of this new standard.

Note 2

Investments in Hotels

As of December 31, 2004, the Company owned 11 hotels consisting of the following: one Courtyard by Marriott hotel, one full service Marriott hotel, one Homewood Suites by Hilton hotel, two Springhill Suites by Marriott hotels, three Hilton Garden Inn hotels, and three Hampton Inn by Hilton hotels. The hotels are located in various states and, in aggregate, consist of 1,504 rooms.

Investment in hotels consisted of the following:

Land	$32,300,563
Building and Improvements	146,359,037
Furniture, Fixtures and Equipment	7,305,111

185,964,711
Less Accumulated Depreciation	(1,881,205)

Investments in Hotels, net	$184,083,506

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the location, brand, date acquired, gross purchase price and number of rooms for each hotel:

City	State	Franchise/Brand	Date Acquired	Gross Purchase Price	Rooms
Ft. Worth	TX	Springhill Suites by Marriott	05/28/04	$13,340,000	145
Myrtle Beach	SC	Courtyard by Marriott	06/08/04	9,200,000	135
Redmond	WA	Marriott	07/07/04	64,000,000	262
Anchorage	AK	Hilton Garden Inn	10/12/04	18,900,000	125
Anchorage	AK	Homewood Suites by Hilton	10/12/04	13,200,000	122
Arcadia	CA	Hilton Garden Inn	10/12/04	12,000,000	124
Arcadia	CA	Springhill Suites by Marriott	10/12/04	8,100,000	86
Glendale	CO	Hampton Inn & Suites by Hilton	10/12/04	14,700,000	133
Lakewood	CO	Hampton Inn by Hilton	10/12/04	10,600,000	170
Lake Forest	CA	Hilton Garden Inn	10/12/04	11,400,000	103
Phoenix	AZ	Hampton Inn by Hilton	10/12/04	6,700,000	99

			Total	$182,140,000	1,504

Substantially all of the purchases were funded with proceeds of the Company’s ongoing best-efforts offering of Units. The Company leased all of its hotels to wholly-owned taxable REIT subsidiaries (collectively, the “lessee”) under master hotel lease agreements. The Company also used the proceeds of its ongoing offering to pay 2% of the gross purchase price for these hotels, which equals approximately $3.6 million, as a commission to ASRG.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Note 3

Notes Payable and Credit Agreements

During the first quarter of 2004, the Company obtained an unsecured line of credit, with a principal amount of $400,000, to fund some of its offering expenses. The lender was Wachovia Bank, N.A. The line of credit bore interest at the bank’s prime rate and interest was payable monthly. Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President, guaranteed repayment of the line of credit. Mr. Knight did not receive any consideration in exchange for providing this guarantee. The Company repaid this debt in May 2004 with proceeds from the sale of Units and extinguished the line of credit.

In conjunction with the October 2004 acquisition of the Hampton Inn & Suites hotel in Glendale, Colorado, the Company assumed debt in the amount of $6,602,661 which is secured by a first mortgage on the hotel. The loan matures on January 1, 2013. As of December 31, 2004, the outstanding principal balance for this loan was $6,557,172. The annual interest rate is 6.93% and payments of principal and interest are due in monthly installments. The amount due each month is $53,206 with a balloon payment of $4,649,923 due January 1, 2013.

The aggregate amounts of principal payable under the Company’s promissory note, for the five years subsequent to December 31, 2004 are as follows:

Total
2005	$190,021
2006	203,616
2007	218,184
2008	233,794
2009	250,520
Thereafter	5,461,037

$6,557,172

Notes to Consolidated Financial Statements—(Continued)

Note 4

Shareholders’ Equity

The Company is currently conducting an on-going best-efforts offering. The Company registered its Units on Registration Statement Form S-11 (File No. 333-112169) filed April 20, 2004. The Company began its best-efforts offering (the “Offering”) of Units, on the same day the Registration Statement was declared effective by the Securities and Exchange Commission. Each Unit consists of one common share and one Series A preferred share. The Offering is continuing as of the date of these financial statements. The managing underwriter is David Lerner Associates, Inc and all of the Units are being sold for the Company’s account.

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares do not have any distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution (“Priority Distribution”) will be equal to $11.00 per Series A preferred share, and will be paid before any distribution will be made to the holders of any other shares. Upon the Priority Distribution the Series A preferred shares will have no other distribution rights.

The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with Apple Six Advisors, Inc. (“ASA”), or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Notes to Consolidated Financial Statements—(Continued)

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the $1 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, compensation expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value). Based on equity raised through December 31, 2004, if a triggering event had been probable, compensation expense would have ranged from $0 to $22.4 million.

The Company’s articles of incorporation authorize issuance of up to 15 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares

Notes to Consolidated Financial Statements—(Continued)

and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the board of directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Note 5

Stock Incentive Plans

On January 20, 2004, the Board of Directors approved a Non-Employee Directors Stock Option Plan (the “Directors Plan”) whereby directors, who are not employees of the Company or affiliates, automatically receive the option to purchase Units. Under the Directors Plan, the number of Units authorized for issuance is equal to 45,000 plus 1.8% of the number of Units sold in excess of the minimum offering of 4,761,905 Units. This plan currently relates to the initial public offering of 91,125,541 Units. Therefore, the maximum number of Units authorized under the Directors Plan is currently 571,640 based on the number of shares issued as of December 31, 2004. The options expire 10 years from the date of grant.

On January 20, 2004, the Board of Directors approved an Incentive Stock Option Plan (the “Incentive Plan”) whereby incentive awards may be granted to certain employees of the Company or affiliates. Under the Incentive Plan, the number of Units authorized for issuance is equal to 35,000 plus 4.625% of the number of Units sold in the initial offering in excess of 4,761,905. This plan also currently relates to the initial public offering of 91,125,541 Units. Therefore, the maximum number of Units that can be issued under the Incentive Plan is currently 1,388,173 based on the number of shares issued as of December 31, 2004.

Both plans generally provide, among other things, that options be granted at exercise prices not lower than the market value of the Units on the date of grant. Under the Incentive Plan, at the earliest, options become exercisable at the date of the grant. The options expire 10 years from the date of the grant. In the first quarter of 2004, the Company granted 22,000 options to purchase shares under the Directors Plan and granted no options under the Incentive Plan. In the second quarter of 2004, the Company granted 7,548 options to purchase shares under the Directors Plan and granted no options under the Incentive Plan. All of the options issued vested at the date of issuance. No options were granted under the Directors Plan or Incentive Plan during the third or fourth quarter of 2004. Activity in the Company’s share option plan during 2004 is summarized in the following table:

2004
Outstanding, beginning of year:	—
Granted	29,548
Exercised	—
Expired or canceled	—

Outstanding, end of year:	29,548

Exercisable, end of year:	29,548

The weighted-average exercise price:	$11.00

Notes to Consolidated Financial Statements—(Continued)

The following information about stock-based compensation costs reconciles the difference of accounting for stock-based compensation under the intrinsic value method of APB No. 25 and related interpretations and the fair value method prescribed under SFAS No. 123.

Year ended December 31, 2004
Net income, as reported	$1,259,273
Deduct: Stock-based compensation expense* determined under fair value based method for all awards, net of related tax effects	32,503

Pro forma net income as if the fair value method had been applied to all option grants	$1,226,770

Income per common share
Basic and diluted-as reported	$0.10
Basic and diluted-pro forma	$0.10

*	All options issued to date have been 100% vested upon issuance.

Pro forma information regarding net income and earnings per share is required by FASB 123, under the fair value method described in that statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used: risk-free interest rates of 4.14%, expected volatility of approximately 0.272, expected dividend yield of 8% and expected life of approximately 10 years. Fair value of options granted was $1.10.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Note 6

Management and Franchise Agreements

During 2004, Marriott, or one of its affiliates, managed three of the Company’s hotels under three separate management agreements. In addition to management of the hotels, the agreements provide the Company with access to Marriott’s intellectual property and proprietary sales system. The agreements generally provide for initial terms of 20 to 30 years with the potential to renew, contingent on mutual consent, for up to an additional 30 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, marketing fees, reservation system fees as well as other fees which are allocated among all Marriott hotels receiving such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. Marketing and reservation system fees are based on a percentage of guest room revenues. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied.

During 2004, Stonebridge managed eight of the Company’s hotels under eight separate management agreements. The agreements generally provide for initial terms of two years with the potential to renew for an additional 18 years. The first two renewal terms, the first for three years and the second for five years, are at the discretion of Stonebridge. The second two renewal terms, both for five years, are based on mutual consent. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels, managed by Stonebridge, that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in

Notes to Consolidated Financial Statements—(Continued)

excess of a priority return to the Company, as defined in the management agreements. The first two years of the agreements also include a performance guarantee from Stonebridge. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. Stonebridge is not affiliated with either Marriott or Hilton, as a result, these hotels obtained eight separate franchise agreements with each respective franchisor. The Hilton franchise agreements generally provide for a term of 13 to 20 years. Fees associated with the agreements generally include the payment of royalty fees and program fees. The Marriott franchise agreement provides for an initial term of 15 years. The Company has the option to renew under the same terms for one additional ten year period. Fees associated with the agreement include the payment of royalty fees, marketing fees, reservation fees and a communications support fee.

As of December 31, 2004, management fees, system fees and franchise fees totaled $875,000, or 6% of revenue. These expenses are included in franchise and management fees in the consolidated statements of operations.

Note 7

Related Parties

The Company has significant transactions with related parties. These transactions cannot be construed to be arms length, and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

The Company has a contract with ASRG, a related party, to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. In accordance with the contract, ASRG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments, subject to certain conditions. As of December 31, 2004, total payments to ASRG for services under the terms of this contract were $3.6 million, which was capitalized as a part of the purchase price of the hotels.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“ASA”), pursuant to which ASA provides management services to the Company. An annual fee ranging from .1% to .25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. ASA utilizes Apple Hospitality Two, Inc. (“AHT”) to provide these services. Payments and expenses to ASA in 2004, totaled $427,000.

Mr. Knight is also Chairman and CEO of Apple Hospitality Two, Inc. (a hospitality REIT), Apple Hospitality Five, Inc. (a hospitality REIT), Cornerstone Realty Income Trust, Inc. (an apartment REIT), ASRG and ASA. The Company’s Board of Directors is the same as Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc.

Note 8

Pro Forma Information (Unaudited)

The following unaudited pro forma information for the year ended December 31, 2004, is presented as if the acquisitions of the 11 hotels occurred on January 1, 2004. The pro forma information does not purport to represent what the Company’s results of operations would actually have been if such transactions, in fact, had occurred on January 1, 2004, nor does it purport to represent the results of operations for future periods.

Year ended December 31, 2004
Hotel revenues	$34,442,089
Net income	$6,142,973
Net income per share-basic and diluted	$0.41

Notes to Consolidated Financial Statements—(Continued)

The pro forma information reflects adjustments for actual revenues and expenses of the 11 hotels acquired in 2004 for the respective period in 2004 prior to acquisition by the Company. Net income has been adjusted as follows: (1) depreciation has been adjusted based on the Company’s basis in the hotels; (2) advisory expenses have been adjusted based on the Company’s contractual arrangements; and (3) common stock raised during 2004 to purchase these hotels has been adjusted to reflect issuances as of January 1, 2004.

Note 9

Commitments

The Company has entered into contracts for the purchase of eight additional hotels. Three of the eight hotels are under construction and should be completed over the next twelve months. The Company does not guarantee the debt or any other obligations related to construction. Furthermore, the Company is only obligated to purchase the properties upon satisfaction of certain conditions. The other five hotels are expected to close in the first half of 2005. Although the Company believes there is a reasonable probability that it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. The following table summarizes the location, brand, gross purchase price and number of rooms for each hotel:

City	State	Franchise/Brand	Rooms	Gross Purchase Price
Foothill Ranch	CA	Hampton Inn by Hilton	84	$7,400,000
Anchorage	AK	Hampton Inn by Hilton	101	11,500,000
Bakersfield	CA	Hilton Garden Inn	120	11,500,000
Laredo	TX	Residence Inn by Marriott	109	11,445,000
Laredo	TX	Homewood Suites by Hilton	105	10,500,000
Houston	TX	Residence Inn by Marriott	130	13,600,000
Tallahassee	FL	Hilton Garden Inn	99	11,000,000
Orlando	FL	Courtyard by Marriott	86	6,000,000

		Total	834	$82,945,000

Note 10

Subsequent Events

In January 2005, the Company declared and paid $2,494,799 or $.073 per share, in a distribution to its common shareholders.

In February 2005, the Company declared and paid $2,762,046 or $.073 per share, in a distribution to its common shareholders.

In January 2005, the Company closed on an additional 3,644,247 Units, representing gross proceeds of $40,086,717 and proceeds net of selling and marketing costs of $36,078,045.

In February 2005, the Company closed on an additional 4,328,700 Units, representing gross proceeds of $47,615,700 and proceeds net of selling and marketing costs of $42,854,130.

Note 11

Industry Segments

The Company owns extended-stay and limited service hotel properties throughout the United States that generate rental and other property related income. The Company separately evaluates the performance of each of

Notes to Consolidated Financial Statements—(Continued)

its hotel properties. However, because each of the hotels have similar economic characteristics, facilities, and services, the properties have been aggregated into a single operating segment. All segment disclosures are included in, or can be derived from, the Company’s consolidated financial statements.

Note 12

Quarterly Financial Data (unaudited)

The following is a summary of quarterly results of operations for the period ended December 31, 2004:

(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$—	$428	$5,128	$8,879
Net income / (loss)	$(6)	$40	$474	$751
Basic and diluted income / (loss) per common share	$—	$0.01	$0.03	$0.03
Distributions paid per share	$—	$0.11	$0.22	$0.22

SCHEDULE III

Real Estate and Accumulated Depreciation

As of December 31, 2004

(dollars in thousands)

					Subsequently Capitalized
Description	Brand	Encumbrances	Initial Cost		Bldg. Imp. & FF&E	Total Gross Cost (1)	Acc. Deprec.	Date of Construction	Date Acquired	Depreciable Life	# of Rooms
			Land	Bldg./FF&E
Ft. Worth, TX	Springhill Suites by Marriott	$—	$2,125	$11,619	$—	$13,744	$(245)	2004	May-04	3 - 39 yrs.	145
Myrtle Beach, SC	Courtyard by Marriott	—	1,857	7,631	19	9,507	(141)	1999	Jun-04	3 - 39 yrs.	135
Redmond, WA	Marriott	—	9,504	56,168	—	65,672	(861)	2004	Jul-04	3 - 39 yrs.	262
Anchorage, AK	Hilton Garden Inn	—	4,236	14,808	—	19,044	(109)	2002	Oct-04	3 - 39 yrs.	125
Anchorage, AK	Homewood Suites by Hilton	—	1,863	11,381	—	13,244	(98)	2004	Oct-04	3 - 39 yrs.	122
Arcadia, CA	Hilton Garden Inn	—	1,733	10,285	—	12,018	(80)	1999	Oct-04	3 - 39 yrs.	124
Arcadia, CA	Springhill Suites by Marriott	—	1,633	6,459	—	8,092	(47)	1999	Oct-04	3 - 39 yrs.	86
Glendale, CO	Hampton Inn & Suites by Hilton	6,557	3,641	11,221	—	14,862	(81)	1999	Oct-04	3 - 39 yrs.	133
Lakewood, CO	Hampton Inn by Hilton	—	2,508	8,090	—	10,598	(69)	2003	Oct-04	3 - 39 yrs.	170
Lake Forest, CA	Hilton Garden Inn	—	1,600	9,765	—	11,365	(83)	2004	Oct-04	3 - 39 yrs.	103
Phoenix, AZ	Hampton Inn by Hilton	—	1,425	5,205	—	6,630	(40)	1998	Oct-04	3 - 39 yrs.	99
Richmond, VA	Corporate Office	—	176	743	270	1,189	(27)	1893	June-04	3 - 39 yrs.	N/A

		$6,557	$32,301	$153,375	$289	$185,965	$(1,881)

Real estate owned:	2004	Accumulated depreciation:	2004
Balance as of January 1	$—	Balance as of January 1	$—
Acquisitions	185,676	Depreciation expense	1,881
Improvements	289		—

Balance as of December 31	$185,965	Balance as of December 31	$1,881

(1)	The cost basis for Federal Income Tax purposes approximates the basis used in this schedule.

Apple REIT Six, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)

	June 30, 2005	December 31, 2004
ASSETS
Investment in real estate, net of accumulated depreciation of $5,226 and $1,881, respectively	$379,348	$184,084
Cash and cash equivalents	167,292	142,790
Restricted cash—furniture, fixtures and other escrows	3,107	2,570
Due from third party manager, net	4,845	1,103
Other assets, net	8,936	1,712

TOTAL ASSETS	$563,528	$332,259

LIABILITIES
Notes payable-secured	$16,450	$6,557
Accounts payable and accrued expenses	1,322	603

TOTAL LIABILITIES	17,772	7,160

SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding	—	—
Series A preferred stock, no par value, authorized 200,000,000 shares; issued and outstanding 57,359,143 and 34,019,692 shares, respectively	—	—
Series B convertible stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 and 240,000 shares, respectively	24	24
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding 57,359,143 and 34,019,692 shares, respectively	564,248	333,295
Distributions greater than net income	(18,516)	(8,220)

TOTAL SHAREHOLDERS’ EQUITY	545,756	325,099

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$563,528	$332,259

See notes to consolidated financial statements.

Note:	The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Apple REIT Six, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended June 30, 2005	Three months ended June 30, 2004	Six months ended June 30, 2005	For the period January 20, 2004 (initial capitalization) through June 30, 2004
Revenues:
Room revenue	$17,452	$406	$27,674	$406
Other revenue	2,139	21	3,824	21

Total revenue	19,591	427	31,498	427

Expenses:
Operating expense	5,159	95	8,479	95
Hotel administrative expense	1,746	35	2,903	35
Sales and marketing	1,474	30	2,398	30
Utilities	627	16	1,044	16
Repair and maintenance	612	17	1,016	17
Franchise fees	558	—	806	—
Management fees	647	27	1,038	27
Taxes, insurance and other	926	27	1,523	27
General and administrative	833	135	1,356	138
Depreciation expense	2,046	83	3,345	83

Total expenses	14,628	465	23,908	468

Operating income (loss)	4,963	(38)	7,590	(41)

Interest income	1,142	77	1,780	77
Interest expense	(310)	(2)	(464)	(5)

Net income	$5,795	$37	$8,906	$31

Basic and diluted income per common share	$0.12	$0.01	$0.20	$0.01

Weighted average shares outstanding—basic and diluted	50,206	5,779	44,521	3,251

Distributions declared per common share	$0.22	$0.11	$0.44	$0.11

See notes to consolidated financial statements.

Note:	The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Apple REIT Six, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30, 2005	For the period January 20, 2004 (initial capitalization) through June 30, 2004
Cash flow from (used in) operating activities:
Net income	$8,906	$31
Adjustments to reconcile to cash provided by operating activities:
Depreciation	3,345	83
Changes in operating assets and liabilities, net of amounts acquired/assumed:
Due from third party manager	(3,325)	(222)
Other assets	(446)	(377)
Accrued expenses	(820)	—

Net cash provided (used) by operating activities	7,660	(485)

Cash flow from investing activities:
Cash paid in acquisition of hotels	(186,587)	(24,086)
Cash paid for potential acquisition of hotels	(5,796)	(234)
Acquisition of other assets	(1,013)	—
Capital improvements	(454)	—
Net increase in cash restricted for property improvements	(734)	(275)

Net cash used in investing activities	(194,584)	(24,595)

Cash flow from financing activities:
Payment of financing costs	(184)	—
Repayment of secured notes payable	(141)	—
Borrowings under a line of credit	—	—
Net proceeds from issuance of common stock	230,954	115,609
Cash distributions paid to shareholders	(19,203)	(867)

Net cash provided by financing activities	211,426	114,742

Increase in cash and cash equivalents	24,502	89,662

Cash and cash equivalents, beginning of period	142,790	24

Cash and cash equivalents, end of period	$167,292	$89,686

Non-cash transactions:
Notes payable-secured assumed in acquisitions	$10,033	$—

See notes to consolidated financial statements.

Note:	The company was formed on January 20, 2004 and commenced operations on May 28, 2004.

Apple REIT Six, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financials should be read in conjunction with the Company’s audited financial statements included in its 2004 Annual Report on Form 10-K. Operating results for the period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the period ending December 31, 2005.

Note 2

General Information and Summary of Significant Accounting Policies

Organization

Apple REIT Six, Inc. (together with its wholly owned subsidiaries the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which began operations and acquired its first hotel on May 28, 2004, was formed to invest in hotels, residential apartment communities and other selected real estate in selected metropolitan areas in the United States. The consolidated financial statements include the accounts of the Company and its direct or indirect subsidiaries. All intercompany accounts and transactions have been eliminated.

Offering Costs

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc., which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold.

From the Company’s initial capitalization on January 20, 2004 through June 30, 2005, the Company incurred costs of approximately $64.3 million related to its offering. These costs are reflected as a reduction to shareholders’ equity. As of June 30, 2005, the Company has closed on a total of 57,359,143 Units, representing net proceeds of approximately $564.2 million.

Earnings per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. Series B convertible shares are not convertible based on market conditions, therefore, they are not included in earnings per common share until such time it becomes probable that such shares can be converted to common shares.

Comprehensive Income

The Company recorded no comprehensive income during the periods reported.

Stock Incentive Plans

As the exercise price of the Company’s stock options equals the market price of the underlying stock, the Company has not recognized any stock compensation expenses associated with its stock options during the period ended June 30, 2005 and 2004.

Apple REIT Six, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123 (R) must be adopted no later than January 1, 2006 by the Company. As Statement 123 (R) applies to all awards granted after the required effective date, the adoption of this statement is not anticipated to have a material impact on the Company’s results of operations or financial position.

Note 3

Property Acquisitions

The Company has purchased 19 hotels in 2005. The following table summarizes the location, brand, date acquired, number of rooms, gross purchase price and debt assumed for each hotel acquired in 2005. All dollar amounts are in thousands.

Location	Brand	Date Acquired	Rooms	Gross Purchase Price	Debt Assumed
Anchorage, AK	Hampton Inn	3/14/05	101	$11,500	$5,531
Bakersfield, CA	Hilton Garden Inn	3/18/05	120	11,500	—
Tallahassee, FL	Hilton Garden Inn	3/18/05	99	10,850	—
Lake Mary, FL	Courtyard	3/18/05	86	6,000	—
Foothill Ranch, CA	Hampton Inn	4/21/05	84	7,400	4,502
Ft. Worth, TX	Residence Inn	5/6/05	150	17,000	—
Boulder, CO	Marriott	5/9/05	157	30,000	—
Ft. Worth, TX	Homewood Suites	5/24/05	137	9,097	—
Nashville, TN	Homewood Suites	5/24/05	121	8,103	—
Albany, GA	Courtyard	6/24/05	84	8,597	—
Lakeland, FL	Residence Inn	6/24/05	78	9,886	—
Huntsville, AL	Residence Inn	6/24/05	78	8,288	—
Dothan, AL	Hampton Inn & Suites	6/24/05	85	8,673	—
Columbus, GA	Residence Inn	6/24/05	78	7,888	—
Las Colinas, TX	TownePlace Suites	6/30/05	136	7,178	—
Arlington, TX	TownePlace Suites	6/30/05	95	7,148	—
Arlington, TX	SpringHill Suites	6/30/05	122	7,486	—
Tempe, AZ	TownePlace Suites	6/30/05	119	8,128	—
Tempe, AZ	SpringHill Suites	6/30/05	121	8,060	—

		Total	2,051	$192,782	$10,033

Apple REIT Six, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Substantially all of the purchases were funded with proceeds of the Company’s ongoing best-efforts offering of Units. The Company assumed approximately $10 million of secured debt associated with two of the properties acquired. The debt associated with the Anchorage Hampton Inn is payable monthly, is due on 4/1/2009, and has an interest rate of 7.75%. The debt associated with the Foothill Ranch Hampton Inn is also payable monthly, is due on 8/1/2011, and has an interest rate of 8.06%. The Company leased all of its hotels to wholly-owned taxable REIT subsidiaries under master hotel lease agreements. The Company also used the proceeds of its ongoing offering to pay 2% of the gross purchase price for these hotels, which equals $3,855,647, as a commission to Apple Six Realty Group, Inc. (“ASRG”). ASRG is owned by the Company’s Chairman, Chief Executive Officer and President, Glade M. Knight.

Stonebridge Realty Advisors, Inc. (“Stonebridge”), or one of its affiliates, will manage the Foothill Ranch Hampton Inn. Hilton Hotels Corporation (“Hilton”), or one of its affiliates, will manage the Ft. Worth Homewood Suites and the Nashville Homewood Suites. White Lodging Services Corp. (“WLS”), or one of its affiliates, will manage the Boulder Marriott. Larry Blumberg & Associates, Inc. (“LBA”), or one of its affiliates, will manage the Albany Courtyard, the Lakeland Residence Inn, the Huntsville Residence Inn, the Dothan Hampton Inn & Suites, and the Columbus Residence Inn. Western International, Inc. (“Western”), or one of its affiliates, will manage the Ft. Worth Residence Inn, the Las Colinas TownePlace Suites, the Arlington TownePlace Suites and SpringHill Suites, and the Tempe TownePlace Suites and SpringHill Suites. The terms and fees of the new management agreements are similar to the Company’s existing management agreements.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

As of June 30, 2005, investment in real estate consisted of the following (in thousands):

Land	$55,189
Building and Improvements	313,070
Furniture, Fixtures and Equipment	16,315

384,574
Less Accumulated Depreciation	(5,226)

Investment in real estate, net	$379,348

Apple REIT Six, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The company has entered into purchase contracts for 27 additional hotels. Five hotels are under construction and should be completed over the next nine months. The other 22 hotels are expected to close before the end of the year. Although the Company believes there is a reasonable probability that it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. The following table summarizes the location, brand, gross purchase price and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Brand	Rooms	Gross Purchase Price
Laredo, TX	Residence Inn	109	$11,445
Laredo, TX	Homewood Suites	105	10,500
Houston, TX	Residence Inn	130	13,600
Pittsburgh, PA	Residence Inn	156	11,000
Philadelphia, PA	Hilton Garden Inn	145	16,000
Saratoga Springs, NY	Hilton Garden Inn	112	17,750
McAllen, TX	Hilton Garden Inn	104	9,000
Brownsville, TX	Courtyard	90	8,550
Dothan, AL	Courtyard	78	8,016
Panama City, FL	Courtyard	84	9,245
Pensacola, FL	Courtyard	90	11,369
Tuscaloosa, AL	Courtyard	78	7,551
Valdosta, GA	Courtyard	84	8,284
Birmingham, AL	Fairfield Inn	63	2,176
Huntsville, AL	Fairfield Inn	79	4,954
Orange Park, FL	Fairfield Inn	83	7,221
Pensacola, FL	Fairfield Inn	63	4,858
Tuscaloosa, AL	Fairfield Inn	63	3,982
Pensacola, FL	Hampton Inn & Suites	85	9,279
Clearwater, FL	SpringHill Suites	79	6,923
Montgomery, AL	SpringHill Suites	79	6,835
Savannah, GA	SpringHill Suites	79	5,407
Wallingford, CT	Homewood Suites	104	12,780
Somerset, NJ	Homewood Suites	123	17,750
Mount Olive, NJ	Residence Inn	123	12,070
Rocky Hill, CT	Residence Inn	96	12,070
Farmington, CT	Courtyard	119	16,330

	Total	2,603	$264,945

Note 4

Related Parties

The Company has significant transactions with related parties. These transactions cannot be construed to be arms length, and the results of the Company’s operations may be different if these transactions were conducted with non-related parties.

The Company has a contract with ASRG, a related party, to provide brokerage services for the acquisition and disposition of the Company’s real estate assets. In accordance with the contract, ASRG is paid a fee of 2% of the gross purchase price of any acquisitions or gross sale price of any dispositions of real estate investments,

Apple REIT Six, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

subject to certain conditions. As of June 30, 2005, payments to ASRG for services under the terms of this contract have totaled $7.5 million since inception, which were capitalized as a part of the purchase price of the hotels.

The Company is party to an advisory agreement with Apple Six Advisors, Inc. (“ASA”), pursuant to which ASA provides management services to the Company. An annual fee ranging from .1% to .25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. ASA utilizes Apple Hospitality Two, Inc. to provide these services. Expenses related to the ASA agreement, for the period ended June 30, 2005 and 2004, totaled approximately $631,000 and $100,000, respectively.

During the second quarter of 2005 the Company assumed the purchase contract, and all associated costs incurred, for the Residence Inn acquired in Ft. Worth, Texas from Apple Hospitality Five, Inc. (“AH5”).

Mr. Knight is also Chairman and CEO of Apple Hospitality Two, Inc. (a hospitality REIT), Apple Hospitality Five, Inc. (a hospitality REIT), ASRG and ASA. The Company’s Board of Directors is substantially the same as Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc.

Note 5

Shareholders’ Equity

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, compensation expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value). Based on equity raised through June 30, 2005, if a triggering event had been probable, compensation expense would have ranged from $0 to $38.3 million, which represents approximately 3.5 million shares of common stock.

Note 6

Pro Forma Information

The following unaudited pro forma information for the three and six months ended June 30, 2005, is presented as if the acquisitions of the Company’s 19 new hotels occurred on January 1, 2005. The pro forma information does not purport to represent what the Company’s results of operations would actually have been if such transactions, in fact, had occurred on January 1, 2005, nor does it purport to represent the results of operations for future periods. All amounts are in thousands except per share data.

	For the three months ended June 30, 2005	For the six months ended June 30, 2005
Hotel revenues	$26,852	$50,344
Net income	$7,595	$12,914
Net income per share—basic and diluted	$0.14	$0.27

The pro forma information reflects adjustments for actual revenues and expenses of the 19 hotels acquired in 2005, for the respective period in 2005 prior to acquisition by the Company. Net income has been adjusted as

Apple REIT Six, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

follows: (1) interest income has been adjusted to reflect the reduction in cash and cash equivalents required to fund the acquisitions; (2) depreciation has been adjusted based on the Company’s basis in the hotels; (3) interest expense has been adjusted to reflect the assumption of debt associated with acquisition of the Hampton Inn hotel in Anchorage, Alaska and the Hampton Inn hotel in Foothill Ranch, California.

Note 7

Subsequent Events

On July 15, 2005, the Company declared and paid $4.2 million or $.073 per share, in a distribution to its common shareholders.

In July 2005, the Company closed on an additional 4,681,906 Units, representing gross proceeds of $51.5 million and proceeds net of selling and marketing costs of $46.4 million.

In July 2005, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders. Redemption of Units, when requested, is made quarterly on a first-come, first-served basis. Shareholders may request redemption of Units for a purchase price equal to the lesser of: (1) the purchase price per unit that the shareholder actually paid for the unit; or (2) $11.00 per unit. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. On July 20, 2005, the Company redeemed 204,125 Units in the amount of $2,213,655 under the plan.

On July 8, 2005, the Company closed on the purchase of a Homewood Suites hotel in Wallingford, Connecticut, which contains 104 rooms. The hotel began operations in July 2005. The gross purchase price of the hotel was $12.8 million.

On July 19, 2005, the Company closed on the purchase of a Hilton Garden Inn hotel in McAllen, Texas, which contains 104 rooms and was in operation when acquired. The gross purchase price of the hotel was $9 million.

On July 21, 2005, the Company closed on the purchase of a Hampton Inn & Suites hotel in Pensacola, Florida, which contains 85 rooms and was in operation when acquired. The gross purchase price of the hotel was $9.3 million.

On August 1, 2005, the Company closed on the purchase of a Residence Inn in Rocky Hill, Connecticut, which contains 96 rooms and was in operation when acquired. The gross purchase price of the hotel was $12.1 million.

Report of Independent Accountants

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia:

We have audited the accompanying balance sheet of Village Hotel, LLLP (the “Partnership”) as of December 31, 2004, and the related statements of operations, changes in partners’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

April 16, 2005

VILLAGE HOTEL, LLLP

BALANCE SHEET

DECEMBER 31, 2004

Assets
Investment in hotel and retail space, net	$14,573,933
Cash and cash equivalents	554,075
Escrow deposits	705,736
Accounts receivable, trade	128,297
Loan and lease origination fees, net	154,714
Other assets	56,631

Total assets	$16,173,386

Liabilities and Partners’ Deficit
Liabilities:
Mortgage note payable	$15,795,110
Accounts payable and accrued expenses	714,793
Due to related party	44,078
Other liabilities	17,782

Total liabilities	16,571,763

Partners’ deficit	(398,377)

Total liabilities and partners’ deficit	$16,173,386

See accompanying notes to financial statements.

VILLAGE HOTEL, LLLP

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

Revenues:
Rooms	$5,527,418
Food and beverage	1,158,122
Rental of retail space	447,500
Common area maintenance and property taxes	166,635
Other	183,783

Total revenues	7,483,458

Operating expenses:
Rooms	1,165,664
Food and beverage	969,088
Hotel administration	525,968
Sales and marketing	446,765
Utilities	260,205
Repairs and maintenance	340,957
Management and royalty fees	1,074,045
Property taxes and insurance	377,797
Depreciation and amortization	533,421
General and administrative	178,509

Total operating expenses	5,872,419

Operating income	1,611,039
Other income (expense):
Interest expense	(1,231,128)
Write-off of tenant improvements	(77,978)
Interest income	4,504

Total other expense	(1,304,602)

Net income	$306,437

See accompanying notes to financial statements.

VILLAGE HOTEL, LLLP

STATEMENT OF CHANGES IN PARTNERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2004

Balance, December 31, 2003	$(605,315)
Net income	306,437
Distributions	(99,499)

Balance, December 31, 2004	$(398,377)

See accompanying notes to financial statements.

VILLAGE HOTEL, LLLP

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

Cash flows from operating activities:
Net income	$306,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	533,421
Loss on disposal of leasehold improvements	77,978
Changes in operating assets and liabilities:
Escrow deposits	(99,705)
Accounts receivable, trade	28,235
Other assets	(10,991)
Accounts payable and accrued expenses	(61,926)
Due to related party	35,938
Other liabilities	(11,000)

NET CASH PROVIDED BY OPERATING ACTIVITIES	798,387

Cash flows from investing activities:
Purchases of property and equipment	(745,797)

Cash flows from financing activities:
Repayment of note payable	(388,678)
Partner distributions	(59,199)

Net cash used in financing activities	(447,877)

Net decrease in cash and cash equivalents	(395,287)
Cash and cash equivalents, beginning of year	949,362

Cash and cash equivalents, end of year	$554,075

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,233,665

Noncash transaction—distribution of property to general partner	$40,300

See accompanying notes to financial statements.

VILLAGE HOTEL, LLLP

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies:

Description of Business: Village Hotel, LLLP (the “Partnership”) is a Colorado limited liability limited partnership which was formed In March 1996, for the purpose of developing, owning, and operating a 157-room Marriot Hotel in Boulder, Colorado (the “Hotel”), and developing, owning, and leasing certain other retail property located in close proximity to the Hotel. The Hotel is managed by White Lodging Services Corporation and operates under a franchise agreement with Marriot International, Inc. (“Marriott”). The Hotel commenced operations in May 1997, when the construction was completed.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel and Retail Space: Investment in hotel and retail space is stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by straight line and accelerated methods over the estimated life of the related asset. Repairs and maintenance are charged to expense as incurred. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Cash and Cash Equivalents: The Partnership considers all highly liquid instruments purchased with maturities of three months or less to be cash equivalents.

In accordance with the franchise agreement with Marriott, the Partnership is required to fund a restricted cash account for certain replacements and repairs of the Partnership’s furniture and equipment. In accordance with the franchise agreement, the Partnership is required to deposit an amount equal to four percent of the gross Hotel revenues to the restricted cash account during 2004, with the required deposits increasing to five percent of gross Hotel revenues in May 2007 through the remaining term of the franchise agreement. Withdrawals from the restricted cash account must be made in accordance with the franchise agreement and are subject to the approval of Marriott. An amount of $60,552 was held in this account at December 31, 2004.

Escrow Deposits: Escrow deposits are maintained under the control of the mortgage noteholder for the benefit of the Hotel.

Allowance for Doubtful Accounts: The Partnership uses the reserve method of accounting for doubtful accounts. At December 31, 2004, all accounts were considered collectible.

Concentration of Credit Risks: The Partnership maintains its cash balances in multiple financial institutions and regularly has cash balances in excess of federally insured limits.

Loan and Lease Origination Fees: The costs of obtaining permanent loan financing are capitalized and amortized over 15 years by a method that approximates the effective interest method. Fees paid to a broker at the inception of a lease are capitalized and amortized over the term of the related lease agreement. Accumulated amortization was $146,744 at December 31, 2004, and $19,439 was expensed for the year then ended.

Impairment of Long-Lived Assets: The Partnership reviews the carrying value of its tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated undiscounted cash flows.

VILLAGE HOTEL, LLLP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue Recognition: Revenue from rental of guest rooms and meeting rooms is recognized upon the date in which the room is occupied, while revenue for food and beverage and other income is recognized upon fulfillment of the service or consummation of the purchase, as applicable. Rental income from operating leases is amortized over periods in which the Partnership’s benefits in the leased property are depleted.

Advertising and Promotion Costs: Advertising and promotion costs are charged to operations as incurred and amounted to $446,765 for 2004.

Income Taxes: No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Partnership is required to be reported by the partners on their income tax returns.

2.	Investment in Hotel and Retail Space:

Investment in hotel and retail space at year-end consisted of:

Land	$2,913,114
Buildings and Improvements	14,800,237
Furnishings and equipment	1,706,317

At cost	19,419,668
Less accumulated depreciation	(4,845,735)

Investment in hotel and retail space, net	$14,573,933

Depreciation expense totaled $513,982 for 2004.

3.	Mortgage Note Payable:

The mortgage note payable was executed in November 1997, for an original amount of $18,000,000. The mortgage note calls for an amortization period of 25 years with a stated interest rate of 7.58% for the first 15 years of the note to October 2012, and increasing to a rate of 10.58% thereafter. Principal and interest are to be paid in monthly installments of $135,195 during the first 15 years of the note. The loan contains a mandatory debt service provision after October 2012 that requires excess cash (as defined in the mortgage note agreement) be applied to the principal balance of the mortgage note. The principal balance of the note may be prepaid, but incurs a prepayment penalty, ranging from one to five percent of the outstanding principal balance, until November 2012. The note is secured by the investment in hotel and retail space.

Scheduled maturities of the mortgage note payable at December 31, 2004 are as follows:

2005	$423,220
2006	456,916
2007	493,295
2008	529,372
2009	574,718
Thereafter	13,317,589

$15,795,110

VILLAGE HOTEL, LLLP

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.	Management and Franchise Agreements:

The Hotel is currently managed by White Lodging Services Corporation pursuant to a management agreement, which provides for the Partnership to pay a management fee equal to ten percent of the House Profit (as defined in the management agreement). The total fees incurred under the management agreement totaled $276,277 for 2004.

The Hotel currently operates under a franchise agreement with Marriott. Under the terms of the agreement, the Partnership is to pay Marriott a franchise fee equal to six percent of gross room sales, three percent of the gross food and beverage sales, and an advertising and marketing fee equal to one percent of gross room sales. The total franchise fees incurred under the franchise agreement during 2004 were $421,441, of which $55,274 was included in sales and marketing expense.

5.	Lease Income:

The Partnership has entered into various agreements to lease its retail space. The agreements are accounted for as operating leases and expire at various dates through 2013. Several of the leases contain renewal options at the tenant’s election and provide for incremental increases based upon the consumer price index. Certain other charges for common area maintenance, taxes and insurance are allocated among the tenants and paid to the Partnership. The following is a schedule of future minimum rentals of noncancelable operating leases at December 31, 2004:

2005	$437,756
2006	328,867
2007	288,491
2008	275,890
2009	265,390
Thereafter	292,500

$1,888,894

6.	Related Party Transactions:

The Hotel paid fees totaling $431,601 to one of the limited partners during 2004 for administrative and accounting services provided on behalf of the Partnership.

Included in the 2004 additions to investment in hotel and retail space is $74,187 for labor, which was charged by a related party in connection with certain improvements to the Hotel’s property.

At December 31, 2004, $44,078 was due to White Lodging Services Corporation.

7.	Subsequent Events:

The Partnership has entered into an agreement with Apple Six Hospitality, Inc. to sell substantially all of the Partnership’s assets for a gross purchase price of $30 million. The sale is scheduled to close in 2005.

VILLAGE HOTEL, LLLP

Balance Sheet

March 31, 2005

(Unaudited)

Assets
Investment in hotel and retail space, net of accumulated depreciation of $4,909,995	$14,532,124
Cash and cash equivalents	520,180
Escrow deposits	640,676
Accounts receivable, trade	83,927
Loan and lease origination fees, net	151,474
Other assets	34,709

Total assets	$15,963,090

Liabilities and Partner’s Deficit
Liabilities:
Mortgage note payable	$15,688,253
Accounts payable and accrued expenses	603,552
Due to related party	41,135
Other liabilities	17,783

Total liabilities	16,350,723

Partners’ deficit	(387,633)

Total liabilities and partners’ deficit	$15,963,090

See also the audited financial statements included herein

VILLAGE HOTEL, LLLP

Statements of Operations (Unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004
Revenues:
Rooms	$1,131,768	$990,728
Food and beverage	290,904	195,186
Rental of retail space	120,224	114,084
Common area maintenance and property taxes	66,304	83,482
Other	34,990	33,715

Total revenues	1,644,190	1,417,195

Operating expenses:
Rooms	269,681	236,025
Food and beverage	240,448	172,639
Hotel administration	24,940	19,835
Sales and marketing	182,733	158,397
Utilities	61,608	50,976
Repairs and maintenance	73,021	51,581
Management and royalty fees	153,339	124,307
Property taxes and insurance	63,866	99,526
Depreciation and amortization	67,499	109,513
General and administrative	199,529	151,852

Total operating expenses	1,336,664	1,174,651

Operating income	307,526	242,544
Other income (expense)
Interest expense	(298,728)	(203,900)
Interest income	1,946	418

Total other expense	(296,782)	(203,482)

Net income	$10,744	$39,062

See also the audited financial statements included herein

VILLAGE HOTEL, LLLP

Statements of Cash Flows (Unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004
Cash flows from operating activities:
Net income	$10,744	$39,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,499	109,513
Changes in operating assets and liabilities:
Escrow Deposits	65,059	(102,478)
Accounts receivable, trade	44,370	77,516
Other assets	21,922	19,283
Accounts payable and accrued expenses	(85,345)	168,373
Due to related parties	(28,836)	19,635
Other liabilities	—	(11,000)

Net cash provided by operating activities	95,413	319,904

Cash flows used in investing activities:
Purchase of property and equipment	(22,450)	(491,691)

Cash flows used in financing activities:
Repayment of note payable	(106,858)	(96,050)

Net decrease in cash and cash equivalents	(33,895)	(267,837)
Cash and cash equivalents, beginning of year	554,075	949,362

Cash and cash equivalents, end of year	$520,180	$681,525

See also the audited financial statements included herein

Independent Auditor’s Report

To the Members of

Blumberg Acquisition Hotels

We have audited the accompanying combined balance sheets of Blumberg Acquisition Hotels, as of December 31, 2004, 2003 and 2002, and the related combined statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Hotels’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Blumberg Acquisition Hotels, as of December 31, 2004, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8, in June 2005, the investment in Hotels was sold.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

May 6, 2005, except for Note 8 as to which the date is June 14, 2005

Blumberg Acquisition Hotels

Combined Balance Sheets

December 31, 2004, 2003 And 2002

	2004	2003	2002
Assets
Investment in hotels, net of accumulated depreciation of $13,048,284, $10,544,503, $8,400,540, respectively	$52,348,323	$42,271,436	$39,722,345
Construction in progress	1,712,045	837,370	112,154
Cash	5,002,821	6,255,585	5,716,606
Accounts receivable—trade	353,485	144,912	164,445
Due from affiliates	2,114,610	1,092,643	1,064,307
Restricted funds held for:
Taxes, insurance and replacement reserve	677,547	1,000,725	378,159
Collateral reserve	678,000	560,000	560,000
Prepaid expenses and other current assets	465,014	271,790	425,250
Franchise fees, net of accumulated amortization of $147,152, $119,544, $95,596, respectively	621,652	408,426	382,304
Loan Origination Costs, net of accumulated amortization of $528,014, $389,809, $286,834, respectively	1,031,981	793,851	791,574

Total assets	$65,005,478	$53,636,738	$49,317,144

Liabilities And Members’ Equity
Liabilities:
Mortgages payable	$59,127,899	$51,161,428	$48,946,790
Due to affiliates	1,159,393	1,048,045	248,200
Accounts payable and accrued expenses	1,885,683	1,065,530	763,427

Total liabilities	62,172,975	53,275,003	49,958,417
Commitments and Subsequent Event	—	—	—
Members’ Equity	2,832,503	361,735	(641,273)

Total liabilities and members’ equity	$65,005,478	$53,636,738	$49,317,144

See Notes To Combined Financial Statements.

Blumberg Acquisition Hotels

Combined Statements Of Income

Years Ended December 31, 2004, 2003 And 2002

	2004	2003	2002
Revenues:
Suites	$25,622,677	$21,286,824	$18,036,547
Other	833,471	781,208	643,629

Total revenues	26,456,148	22,068,032	18,680,176

Expenses:
Operating	6,456,523	5,735,115	5,061,344
Hotel administration	1,574,001	1,315,805	1,024,675
Sales and marketing	97,969	108,310	90,053
Utilities	1,328,777	1,237,223	1,047,025
Repairs and maintenance	1,343,336	1,265,703	1,140,001
Management and franchise fees	3,386,201	2,774,481	2,308,426
Taxes, insurance and other	2,168,694	2,052,714	1,702,501
Depreciation and amortization	3,155,592	2,616,960	2,308,404

Total expenses	19,511,093	17,106,311	14,682,429

Operating income	6,945,055	4,961,721	3,997,747
Interest income	45,829	50,324	42,997
Interest expense	(2,955,175)	(2,934,757)	(2,575,680)

Net income	$4,035,709	$2,077,288	$1,465,064

See Notes To Combined Financial Statements.

Blumberg Acquisition Hotels

Combined Statements Of Member’s Equity

Years Ended December 31, 2004, 2003 And 2002

	2004	2003	2002
Beginning Balance	$361,735	$(641,273)	$(1,806,337)
Net income	4,035,708	2,077,288	1,465,064
Contributions	—	985,628	—
Distributions	(1,564,940)	(2,059,908)	(300,000)

Ending Balance	$2,832,503	$361,735	$(641,273)

See Notes To Combined Financial Statements.

Blumberg Acquisition Hotels

Combined Statements Of Cash Flows

Years Ended December 31, 2004, 2003 And 2002

	2004	2003	2002
Cash Flows From Operating Activities
Net income	$4,035,708	$2,077,288	$1,465,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,155,592	2,616,960	2,308,404
Loan costs written off	11,205	—	36,976
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable—trade	(208,572)	19,533	104,414
Prepaid expenses and other current assets	(193,222)	153,460	(139,970)
Increase (decrease) in:
Accounts payable and accrued expenses	820,153	302,103	(34,383)

Net cash provided by operating activities	7,620,864	5,169,344	3,740,505

Cash Flows From Investing Activities
Purchase of capital assets, including construction in progress	(6,480,243)	(1,809,226)	(2,195,433)
Franchise fees	(213,226)	(26,122)	(4,728)
Net advances to affiliates	(1,021,967)	(28,336)	(427,907)
Net (increase) decrease in restricted funds held	205,178	(622,566)	(273,310)

Net cash used in investing activities	(7,510,258)	(2,486,250)	(2,901,378)

Cash Flows From Financing Activities
Proceeds from notes payable	2,241,882	11,227,957	6,006,419
Principal payments on notes payable	(1,913,529)	(13,095,362)	(1,798,976)
Net proceeds from (payment to) affiliates	111,348	799,846	(344,800)
Loan origination fees	(238,130)	(2,276)	(205,995)
Equity funding	—	985,628	—
Distributions	(1,564,940)	(2,059,908)	(300,000)

Net cash provided by (used in) financing activities	(1,363,369)	(2,144,115)	3,356,648

Net increase (decrease) in cash	(1,252,763)	538,979	4,195,775
Cash:
Beginning	6,255,585	5,716,606	1,520,831

Ending	$5,002,822	$6,255,585	$5,716,606

Supplemental Disclosure of Cash Flow Information
Cash payments for interest, including capitalized interest	$2,587,818	$2,949,539	$2,955,175

Supplemental Schedule of Noncash Investing and Financing Activities
Property and equipment financed by notes payable	$7,638,118	$4,082,043	$5,141,434

Capital assets purchased included in accounts payable	$483,701	$—	$—

See Notes To Combined Financial Statements.

Blumberg Acquisition Hotels

Notes To Combined Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: The accompanying combined financial statements present the financial information of the following Hotel properties (the Hotels):

Blumberg—Dothan Hotel II, LLC is an Alabama limited liability company which was formed on November 3, 1995, for the purpose of acquiring land developing a Courtyard by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Dothan, Alabama became operational in October 1996, when the management agreement became effective and the hotel commenced operations.

Davis Highway Motel, Inc. is a Florida corporation, which was formed on April 14, 1994, for the purpose of acquiring land developing a Fairfield Inn by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Pensacola, Florida became operational in June 1995, when the management agreement became effective and the hotel commenced operations.

RI—Lakeland, LLC is a Florida limited liability company which was formed on March 10, 2000, for the purpose of acquiring land developing a Residence Inn by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Lakeland, Florida became operational in October 2001, when the management agreement became effective and the hotel commenced operations.

Sunbelt—CAG, LLC is an Alabama limited liability company which was formed on September 29, 2003, for the purpose of acquiring land developing a Courtyard by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Albany, Georgia became operational in November 2004, when the management agreement became effective and the hotel commenced operations.

Sunbelt—CPC, LLC is a Florida limited liability company which was formed on April 26, 2004, for the purpose of acquiring land developing a Courtyard by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Panama City, Florida is under construction and has not commenced operations.

Sunbelt—FCF, LLC is a Florida limited liability company which was formed on February 15, 2001, for the purpose of acquiring land developing a Courtyard by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Valdosta, Georgia became operational in August 2002, when the management agreement became effective and the hotel commenced operations.

Sunbelt—FOF, LLC is a Florida limited liability company which was formed on December 13, 2000, for the purpose of acquiring land developing a Fairfield Inn by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Orange Park, Florida became operational in June 1998, when the management agreement became effective and the hotel commenced operations.

Sunbelt—Huntsville, LLC is an Alabama limited liability company which was formed on July 1, 1999, for the purpose of acquiring land developing a Fairfield Inn by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Huntsville, Alabama became operational in October 1999, when the management agreement became effective and the hotel commenced operations.

Blumberg Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Sunbelt—Huntsville II, LLC is an Alabama limited liability company which was formed on February 25, 2000, for the purpose of acquiring land developing a Residence Inn by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Huntsville, Alabama became operational in June 2002, when the management agreement became effective and the hotel commenced operations.

Sunbelt—IDA, LLC is an Alabama limited liability company which was formed on April 14, 2003, for the purpose of acquiring land developing a Hampton Inn & Suites by Hilton and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Dothan, Alabama became operational in December 2004, when the management agreement became effective and the hotel commenced operations.

Sunbelt—IPF, LLC is a Florida limited liability company which was formed on October 17, 2002, for the purpose of acquiring land developing a Hampton Inn & Suites by Hilton and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Pensacola, Florida is under construction and has not commenced operations.

Sunbelt—RCG, LLC is an Alabama limited liability company which was formed on August 12, 2002, for the purpose of acquiring land developing a Residence Inn by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Columbus, Georgia became operational in December 2003, when the management agreement became effective and the hotel commenced operations.

Sunbelt Hotels—Florida II, LLC is a Florida limited liability company which was formed on April 28, 1999, for the purpose of acquiring land developing a Springhill Suites by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Clearwater, Florida is under construction and has not commenced operations.

Sunbelt Hotels—Georgia, LLC is an Alabama limited liability company which was formed on February 9, 1998, for the purpose of acquiring land developing a Springhill Suites by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Savannah, Georgia became operational in June 1999, when the management agreement became effective and the hotel commenced operations.

Sunbelt Hotels Enterprises, Inc. is an Alabama “S” corporation which was formed on December 22, 1997, for the purpose of acquiring the following real estate properties: a Fairfield Inn by Marriott, located in Birmingham, Alabama which commenced operations in March 1995; a Courtyard by Marriott, located in Pensacola, Florida, which commenced operations in August 1997; a Fairfield Inn by Marriott, located in Tuscaloosa, Alabama, which commenced operations in November 1996; and a Courtyard by Marriott located in Tuscaloosa, Alabama, which commenced operations in September 1996. All of the properties are operated under a management agreement with LBAM—Investor Group, LLC (the Manager), which became effective when the hotels were purchased.

Sunbelt Hotels Properties II, LLC is an Alabama limited liability company which was formed on December 17, 1997, for the purpose of acquiring land developing a Springhill Suites by Marriott and operating the hotel under a management agreement with LBAM—Investor Group, LLC (the Manager). The hotel, located in Montgomery, Alabama became operational in December 1998, when the management agreement became effective and the hotel commenced operations.

Blumberg Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

A summary of the Hotels’ significant accounting policies follows:

Personal assets and liabilities and members’ salaries: In accordance with the generally accepted method of presenting limited liability corporation and “S” corporation financial statements, the combined financial statements do not include the personal assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the limited liability corporation or partnership nor any provision for income tax expense. The expenses shown in the combined statements of income do not include any salaries to the members.

Principles of combination: The accompanying financial statements of Blumberg Acquisition Hotels include the accounts of Blumberg—Dothan Hotel II, LLC, Davis Highway Motel, Inc., RI—Lakeland, LLC, Sunbelt—CAG, LLC, Sunbelt—CPC, LLC, Sunbelt—FCF, LLC, Sunbelt—FOF, LLC, Sunbelt—Huntsville, LLC, Sunbelt—Huntsville II, LLC, Sunbelt—IDA, LLC, Sunbelt—IPF, LLC, Sunbelt—RCG, LLC, Sunbelt Hotels—Florida II, LLC, Sunbelt Hotels—Georgia, LLC, Sunbelt Hotel Enterprises, Inc. and Sunbelt Hotel Properties II, LLC (collectively the Hotels). The Hotels are separate legal entities that share management and common ownership. All significant related balances and transactions have been eliminated in combination.

Revenue recognition: Revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or consummation of purchases of other hotel services.

Concentrations of credit risk: The Hotels maintain their cash in bank deposit accounts, which at times may exceed federally insured limits. The Hotels have not experienced any losses in such accounts. The Hotels believe they are not exposed to any significant credit risk on cash.

Restricted funds: The Hotels are required to fund some of the various mortgage holders with sufficient funds, generally 4% of gross revenue, to cover the cost of replacements and renewals to the Hotel’s property and improvements. The mortgagors hold these funds in escrow in short-term money market securities on behalf of the Hotels until the funds are spent on capital improvements.

Accounts receivable: Accounts receivable is comprised primarily of trade receivables due from Hotel guests. An allowance for doubtful accounts is based on management’s estimate of the expected collectibility of these trade receivables. There is no allowance at December 31, 2004, 2003 and 2002. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered past due when any portion of the receivable balance is outstanding for more than 90 days. Interest is charged on trade receivables that are outstanding for more than 30 days and is recognized as charged. No interest has been charged to trade receivables during 2004, 2003 or 2002.

Investment in hotels: The investment in hotels is stated at cost. Interest and property taxes incurred during the construction of the facilities were capitalized and depreciated over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in operations.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives of assets are 39 years for buildings, 15 years for improvements and 5 to 7 years for furniture, fixtures and equipment.

Valuation of long-lived assets: The Hotels account for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived

Blumberg Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No impairment losses have been recorded to date.

Franchise fees: Franchise fees are amortized on a straight-line basis, which approximates the effective interest method over the term of the agreement commencing on the hotel opening dates.

Loan origination costs: Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotels’ normal depreciation policies. Permanent loan costs are amortized using straight-line methods, which approximates the effective interest method, over the terms of the respective mortgages. Amortization expenses totaled $133,280, $126,533 and $128,877 for the years ended December 31, 2004, 2003 and 2002, respectively.

Income taxes: No federal or state income taxes are payable by the Hotels, and therefore, no tax provision has been reflected in the accompanying financial statements. The members are required to include their respective share of Hotels profits or losses in their individual tax returns. The tax returns, the status of the Hotels as such for tax purposes, and the amount of allocable Hotels income or loss, are subject to examinations by the Internal Revenue Service. If such examinations result in changes with respect to the Hotels status, or in changes to allocable Hotels income or loss, the tax liability of the members would be changed accordingly.

Sales and marketing: Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management agreement and general and administrative expenses that are directly attributable to advertising and promotion.

Estimates: The presentation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.	Investment in Hotel Properties

The following is a reconciliation of the carrying value of the investment in hotels at December 31, 2004, 2003 and 2002:

	2004	2003	2002
Land and land improvements	$8,847,734	$6,158,528	$6,158,528
Building and improvements	45,394,298	38,071,735	34,339,200
Furniture, fixtures and equipment	11,154,575	8,585,676	7,625,157

	65,396,607	52,815,939	48,122,885
Less accumulated depreciation	(13,048,284)	(10,544,503)	(8,400,540)

Investment in hotels, net	$52,348,323	$42,271,436	$39,722,345

Blumberg Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Note 3.	Mortgages Payable

Mortgages payable at December 31, 2004, 2003 and 2002 consist of the following:

	2004	2003	2002
Blumberg—Dothan Hotel II, LLC with GEMSA, secured by the investment in the hotel; term of 10 years and due April 2008; interest at 7.35%	$3,291,771	$3,367,393	$3,438,279
Davis Highway Motel, Inc. with GEMSA, secured by the investment in the hotel; term of 10 years and due May 2008; interest at 7.35%	2,774,264	2,837,431	2,896,646
RI—Lakeland, LLC with Regions Bank, secured by the investment in the hotel; term of 5 years and due November 2006; interest at the Commercial Base Rate (4.53% at December 31, 2004)	4,720,997	5,125,773	5,526,397
Sunbelt—CAG, LLC—Albany Dougherty Payroll Development Authority Taxable Revenue Bonds, Series 2004, $5,035,000 serial bonds due through July 1, 2024; interest at Weekly Rate, (2.46% at December 31, 2004)	5,035,000	—	—
Sunbelt—FCF, LLC with Regions Bank, secured by the investment in the hotel; term of 5 years and due October 2007; interest at LIBOR + 2.25 points (4.53% at December 31, 2004)	3,507,845	3,898,016	5,192,386
Sunbelt—FOF, LLC with GMAC secured by the investment in the hotel; term of 10 years and due February 2011; interest at 8.52%	3,235,680	3,282,305	3,325,849
Sunbelt—Huntsville, LLC with Regions Bank, paid January 2003	—	—	3,137,968
Sunbelt—Huntsville, LLC with Wachovia Bank secured by the investment in the hotel; term of 10 years and due January 2013; interest at 6.8%	3,063,632	3,113,171	—
Sunbelt—Huntsville II, LLC with Regions Bank, secured by the investment in the hotel; term of 6 years and due December 2007; interest at LIBOR + 2.25% (4.53% at December 31, 2004)	4,929,257	5,329,174	5,726,642
Sunbelt—IDA, LLC with Regions Bank, secured by the investment in the hotel; term of 4 years and due July 2008; interest at the Commercial Base Rate (5.5% at December 31, 2004)	4,845,000	—	—
Sunbelt—RCG, LLC—Development Authority of Columbus, Georgia Taxable Revenue Bonds, Series 2003, $5,000,000 serial bonds due August 1, 2023, interest at Weekly Rate (2.46% at December 31, 2004)	4,900,000	5,000,000	—
Sunbelt Hotels—Georgia, LLC with Regions Bank, paid January 2003	—	—	4,016,625
Sunbelt Hotels—Georgia, LLC with Wachovia Bank secured by the investment in the hotel; term of 10 years and due January 2013; interest at 6.8%	3,102,412	3,152,578	—
Sunbelt Hotel Enterprises, Inc. with GEMSA, secured by the investment in the hotel; term of 10 years and due May 2008; interest at 7.35%	11,892,501	12,164,123	12,418,793
Sunbelt Hotel Properties II, LLC with Regions Bank, paid January 2003	—	—	3,267,205
Sunbelt Hotel Properties II, LLC with Wachovia Bank, secured by the investment in the hotel; term of 10 years and due January 2013; interest at 6.8%	3,829,540	3,891,464	—

	$59,127,899	$51,161,428	$48,946,790

Blumberg Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

In connection with the bonds for Sunbelt—CAG, LLC and Sunbelt—RCG, LLC (RCG), the Hotels were required to establish two letters of credit in favor of the Bond Trustee in the amounts of $5,109,491 and $5,073,973, respectively to secure the payment of principal and interest under the bonds. The letters of credit are effective through July 15, 2007 and September 9, 2006, respectively unless earlier terminated or extended under the terms of the Bond Document. In addition, in connection with the bonds for RCG, the Hotels are required to maintain a collateral reserve account equal to 5% of the principal amount of the bonds. Based on borrowings outstanding at December 31, 2004, 2003, and 2002, the Hotels maintained $678,000, $560,000 and $560,000, respectively, which are in compliance with the bond terms.

As of December 31, 2004, three of the properties were under construction, but had not drawn on their construction loans for the following amounts: Sunbelt—CPC, LLC $5,130,000, Sunbelt, IPF, LLC $5,035,000 and Sunbelt Hotels—Florida II, LLC $4,560,000.

Future maturities at December 31, 2004 are as follows:

Years Ending December 31:
2005	$2,188,060
2006	2,323,369
2007	4,788,410
2008	18,207,423
2009	1,873,978
Thereafter	29,746,659

$59,127,899

Interest of $12,138, $14,782 and $0 was capitalized in the years ended December 31, 2004, 2003 and 2002, respectively.

Note 4.	Management Agreements

The Hotels are subject to management agreements, which cover an initial term of 10 years with varying renewal terms. The agreements provide for payment of base management fees, marketing fees, and reservation system fees, which are calculated monthly and range from 4.6% to 6% of gross rental revenues. Management fees of $1,059,571, $884,734 and $749,919, were expensed in 2004, 2003 and 2002, respectively.

Note 5.	Franchise Agreements

Franchise fees totaling $763,400, $523,400 and $473,400 have been paid to Hilton and Marriott International, Inc. as of December 31, 2004, 2003 and 2002, respectively. Amortization expense totaled $35,558, $31,836 and $27,808 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Hotels are subject to various franchise agreements under which the Hotels agree to use the Franchisor’s trademark, standards of service (cleanliness, management, advertising) and construction quality and design. There are agreements with Hilton (Hampton Inn and Suites and Hilton Garden Inn) and Marriott International, Inc. (Courtyard, Fairfield Inn, Residence Inn and Springhill Suites). The agreements cover an initial term of 20 years with varying renewal terms. The agreement provides for payment of base franchise fees, which are calculated monthly and range from 3% to 8% of gross rental revenues. Franchise fees of $1,976,034, $1,644,808 and $1,384,445 were paid in 2004, 2003 and 2002, respectively.

Blumberg Acquisition Hotels

Notes To Combined Financial Statements—(Continued)

Note 6.	Commitments

Sunbelt—RCG, LLC, Sunbelt Hotels—Florida II, LLC and Sunbelt Hotel Enterprises, Inc. each lease land under operating leases with terms of 19 to 25 years, options for automatic renewals and a purchase option after the tenth year. Total rent expense was $149,956, $147,660 and $79,560 for 2004, 2003 and 2002, respectively.

The total minimum rental commitment at December 31, 2004 is due as follows:

Years Ending December 31,
2005	$197,033
2006	211,300
2007	211,300
2008	211,300
2009	211,868
Thereafter	2,951,068

$3,993,869

Note 7.	Related Parties

The managing member of the Hotels is also the President of the Manager. Funds loaned to related parties in the amounts of $2,114,610, $1,092,643 and $1,064,307 at December 31, 2004, 2003 and 2002, respectively, represent funding for related entity construction. Amounts of $1,159,393, $1,048,045 and $248,200, at December 31, 2004, 2003, and 2002, respectively, represent amounts received from related parties to fund other related entity construction.

The Hotels also owed the Manager $81,498, $109,220 and $36,229 at December 31, 2004, 2003 and 2002, respectively for the management fees, employee expenses and miscellaneous operating expenses in the normal course of business. All amounts owed were paid in the subsequent year. These amounts are included in the Accounts Payable line item in the accompanying combined financial statements.

Note 8.	Subsequent Event

In June 2005, the Hotels sold the hotel investments to Apple REIT Six, Inc. for a gross purchase price of $139 million. Debt in Blumberg—Dothan Hotel II, LLC, Sunbelt Hotels Enterprises, Inc., Davis Highway Motel, Inc., Sunbelt—FOF, LLC, Sunbelt—Huntsville, LLC, Sunbelt Hotels Properties II, LLC and Sunbelt Hotels—Georgia, LLC with an aggregate principal balance of approximately $34 million, will be assumed by the purchaser.

Blumberg Acquisition Hotels

Combined Balance Sheets (Unaudited)

As of June 30, 2005 and December 31, 2004

	June 30, 2005	December 31, 2004
Assets
Investment in hotels, net of accumulated depreciation of $14,355,855 and $13,048,284 respectively	$57,566,216	$54,060,368
Cash	3,282,848	5,002,821
Accounts receivable	604,619	353,485
Due from affiliates	1,216,396	2,114,610
Prepaid expenses and other assets	2,870,870	3,474,194

Total assets	$65,540,949	$65,005,478

Liabilities And Members’ Equity
Liabilities:
Mortgages payable	$59,746,918	$59,127,899
Due to affiliates	2,521,771	1,159,393
Accounts payable and accrued expenses	2,230,432	1,885,683

Total liabilities	64,499,121	62,172,975
Members’ Equity	1,041,828	2,832,503

Total liabilities and members’ equity	$65,540,949	$65,005,478

See also the audited financial statements included herein

Blumberg Acquisition Hotels

Combined Statements Of Income (Unaudited)

Six Months Ended June 30, 2005 and 2004

	2005	2004
Revenues:
Suites	$15,841,703	$12,533,326
Other	524,703	402,929

Total revenues	16,366,406	12,936,255

Expenses:
Operating	3,786,547	3,210,750
Hotel administration	1,401,152	1,128,541
Utilities	575,228	474,591
Repairs and maintenance	694,916	621,843
Management and franchise fees	2,130,822	1,660,041
Taxes, insurance and other	815,107	704,600
Depreciation and amortization	1,393,030	1,244,321

Total expenses	10,796,802	9,044,687

Operating income	5,569,604	3,891,568
Interest income	48,954	—
Interest expense	(1,791,960)	(1,466,738)

Net income	$3,826,598	$2,424,830

See also the audited financial statements included herein

Blumberg Acquisition Hotels

Combined Statements Of Cash Flows (Unaudited)

Six Months Ended June 30, 2005 and 2004

	2005	2004
Cash Flows From Operating Activities
Net income	$3,826,598	$2,424,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,393,030	1,244,321
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(251,134)	(411,331)
Prepaid expenses and other current assets	517,866	185,293
Increase (decrease) in:
Accounts payable and accrued expenses	344,749	(609,351)

Net cash provided by operating activities	5,831,109	2,833,762

Cash Flows From Investing Activities
Purchase of capital assets, including construction in progress	(4,813,419)	(4,164,250)
Due to/from affiliates	2,260,592	829,504

Net cash used in investing activities	(2,552,827)	(3,334,746)

Cash Flows From Financing Activities
Proceeds from notes payable	1,525,783	—
Principal payments on notes payable	(906,765)	(926,204)
Distributions	(5,617,273)	(1,144,907)

Net cash used in financing activities	(4,998,255)	(2,071,111)

Net decrease in cash	(1,719,973)	(2,572,095)
Cash:
Beginning	5,002,821	6,255,585

Ending	$3,282,848	$3,683,490

See also the audited financial statements included herein

Independent Auditors’ Report

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying combined balance sheet of the Western Acquisition Hotels (the Hotels), as of December 31, 2004, and the related combined statements of operations, partners’ deficit and cash flows for the year then ended. These combined financial statements are the responsibility of the management of the hotels. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above, present fairly, in all material respects, the combined financial position of the Hotels as of December 31, 2004, and the results of their combined operations and their combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

May 20, 2005

WESTERN ACQUISITION HOTELS

COMBINED BALANCE SHEET

DECEMBER 31, 2004

ASSETS
INVESTMENT IN HOTEL PROPERTIES:
Land	$6,424,758
Construction in Progress	7,148,925
Buildings and Improvements	27,800,072
Furnishings and Equipment	5,817,144

TOTAL	47,190,899
Less: Accumulated Depreciation	(11,317,079)

NET INVESTMENT IN HOTEL PROPERTIES	35,873,820

Cash and Cash Equivalents	92,653
Accounts Receivable—Trade	342,217
Prepaids and Other	52,227
Supplies Inventories	439,155
Mortgage Escrows	1,741,720
Due from Affiliates	51,350
Loan Costs, Net	360,365

3,079,687

TOTAL ASSETS	$38,953,507

LIABILITIES AND PARTNERS’ DEFICIT
LIABILITIES:
Mortgages Payable	$34,048,413
Option Payment—Marriott	3,000,000
Accounts Payable—Trade	89,961
Accounts Payable—Hotel Construction	1,433,939
Accrued Compensation and Benefits	72,898
Accrued Expenses	624,206
Deferred Financing Fees	206,500
Due to Affiliates	3,359,502
Unearned Franchise Fees	215,600

TOTAL LIABILITIES	43,051,019
PARTNERS’ DEFICIT	(4,097,512)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$38,953,507

The accompanying notes are an integral part of this combined financial statement.

WESTERN ACQUISITION HOTELS

COMBINED STATEMENT OF PARTNERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2004

Balance, January 2, 2004	$(3,526,892)
Net Income	156,941
Equity Distributions, Net	(727,561)

Balance, December 31, 2004	$(4,097,512)

The accompanying notes are an integral part of this combined financial statement.

WESTERN ACQUISITION HOTELS

COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

REVENUES:
Rooms	$8,691,709
Telephone	81,864
Other Operating Departments	125,596
Franchise Fee Income	13,200

TOTAL REVENUES	8,912,369

EXPENSES:
Rooms	2,370,395
Food and Beverage	321,849
Telephone	122,879
General and Administrative	1,102,937
Marketing and Pre-Opening	621,860
Property Operations and Energy	1,068,720
Property Taxes and Insurance	703,536
Depreciation and Amortization	886,766
Management and Royalty Fees	345,857
Interest Expense	1,210,629

TOTAL EXPENSES	8,755,428

NET INCOME	$156,941

The accompanying notes are an integral part of this combined financial statement.

WESTERN ACQUISITION HOTELS

COMBINED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income	$156,941
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	830,949
Amortization	55,817
Franchise Fee Amortization	(13,200)
Change in:
Accounts Receivable—Trade	(540)
Prepaids and Other	(10,191)
Supplies Inventory	(6,796)
Mortgage Escrows	101,401
Due From/To Affiliate	(81,638)
Accounts Payable	(15,932)
Accrued Expenses	99,959

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,116,770

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Properties	(3,833,991)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	213,346
Mortgage Loan Curtailments	(105,649)
Affiliate Advances	3,261,740
Equity Distributions	(727,561)

NET CASH FLOWS FROM FINANCING ACTIVITIES	2,641,876

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(75,345)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	167,998

CASH AND CASH EQUIVALENTS, END OF YEAR	$92,653

SUPPLEMENTAL DISCLOSURES:
Interest Paid:
Capitalized to Investment in Hotel Properties	$108,455
Expensed	$1,051,985

NONCASH FINANCING AND INVESTING ACTIVITIES:

During 2004, hotel property purchases in the amounts of $1,433,939 and $7,498,413, respectively, were financed with accounts payable-hotel construction and with construction loan advances.

The payment of the former GMAC mortgage loans in the amount of $26,131,308 and loan costs of $205,346 on the new GMAC mortgage loans were financed with a portion of the proceeds from the new GMAC mortgage loans in the amount of $20,650,000 and $5,900,000 from a Deed of Trust Note with Marriott International Capital Corporation.

Loan costs in the amount of $206,500 were financed by deferred financing fees.

The accompanying notes are an integral part of this combined financial statement.

WESTERN ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying combined financial statements present the financial information of the following hotel properties (the Hotels) as of December 31, 2004 and for the year then ended.

Location	Hotel Brand	Owner Entity	Number of Guest Rooms	Opening Date
5211 S. Priest Drive Tempe, AZ	SpringHill Suites by Marriott	Temfield Hotel Property, L. P.	121	October, 1998

5223 S. Priest Drive Tempe, AZ	TownePlace Suites by Marriott	TATP Hotel Property, L. P.	118	September, 1998

1709 E. Lamar Blvd. Arlington, TX	TownePlace Suites by Marriott	TPSA Hotel Property, Ltd.	94	January, 1999

1975 E. Lamar Blvd. Arlington, TX	SpringHill Suites by Marriott	WIV Hotel Property, Ltd.	121	August, 1998

900 W. Walnut Hill Ln. Irving, TX	TownePlace Suites by Marriott	LCTP Hotel Property, Ltd.	135	November, 1998

2500 Museum Way Fort Worth, TX	Residence Inn by Marriott	FtRI, L. P.	150	April, 2005

The above hotel properties were developed by W. I. Realty I, L. P. Daily operations of the Hotels were managed by Texas Western Management Partners, L. P. The assets of each respective partnership entity were managed by W. I. Realty I, L. P. which conducts business under the name Western International.

The SpringHill Suites by Marriott Hotels specialize in providing full service lodging for business or leisure travelers. The TownePlace Suites by Marriott Hotels and Residence Inn by Marriott Hotels specialize in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. Economic conditions in the Hotel localities impact the Hotels’ revenues and ability to collect accounts receivable.

At December 31, 2004, the Fort Worth, Texas Residence Inn by Marriott Hotel was under construction, and, accordingly, had not opened for business. Hotel construction was completed and the Hotel opened for business in April, 2005.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

52/53 Week Year—The Hotels operate on a 52/53 week year ending on the Friday closest to December 31. The financial statements presented encompass the 52 week period beginning January 3, 2004 and ending December 31, 2004.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WESTERN ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

Cash and Cash Equivalents—Cash and cash equivalents includes short-term interest bearing accounts with original maturities of 90 days or less.

Concentrations: Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Principles of Combination—The combined financial statements include the account balances and transactions of the above noted Hotels. All material intercompany account balances and transactions have been eliminated in combination. Transactions that are entity specific have also been eliminated.

Accounts Receivable—Accounts receivable is comprised primarily of trade receivables due from hotel guests. Management considers all account balances to be fully collectable. It is possible that certain balances will prove to be uncollectible.

Supplies Inventories—Supplies inventories are recorded at estimated cost.

Investment in Hotels—Land, buildings and improvements and furnishings and equipment are stated at the Owners’ cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotels and develop the sites up to the time the Hotels are placed in operation.

Buildings and improvements are depreciated using straight-line methods over fifteen year and forty year lives. Depreciation of furnishings and equipment is calculated using straight-line methods over five year lives.

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. No impairment losses have been recorded to date.

Revenue Recognition—Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Income Taxes—Each of the hotels was owned by a limited partnership during the financial statement period. Income and losses of a limited partnership are passed through to the Owners and taxed on their individual income tax returns. Accordingly, the financial statements do not reflect an income tax provision.

Advertising—Advertising costs are expensed in the period incurred.

Loan Costs—Construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotels’ normal depreciation policies. Permanent loan costs are amortized using straight-line methods over the terms of the respective mortgages. Amortization expense totaled $55,817 for the year ended December 31, 2004.

WESTERN ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

NOTE 3—RELATED PARTY TRANSACTIONS

The following affiliate fees were expensed during the year ended December 31, 2004:

Payee	Fee Type	Method of Determination	$ Amount
Marriott International, Inc., or Affiliates	Royalty Fees	5.0% of Room Revenue *	$211,692
Marriott International, Inc., or Affiliates	Marketing Fees	1.5% to 2.5% of Room Revenue	$168,880
Marriott International, Inc., or Affiliates	Travel Agent Commission	Transaction Based	$109,604
Marriott International, Inc., or Affiliates	Reservation Expense	Transaction Based	$135,612
Marriott International, Inc., or Affiliates	Systems Maintenance Expense	Transaction Based	$77,667
Texas Western Management Partners, L. P.	Management Fees	3.0% of Gross Revenue *	$134,165
Texas Western Management Partners, L. P.	Accounting Fees	Base Monthly Fee	$149,542

*	Fee suspended for one year beginning June 18, 2004.

The due from affiliates balance at December 31, 2004 is comprised of $31,798 due from Marriott International, Inc. affiliates and $19,552 due from Texas Western Management Partners, L. P. for excess fee payments.

The due to affiliates balance at December 31, 2004 is comprised of $31,557 owed to Marriott International, Inc. and $3,353 owed to Texas Western Management Partners, L. P. for various fees and reimbursables. In addition, W. I. Reality I, L. P. or affiliates have made advances to their hotels in the amount of $3,324,592 through December 31, 2004 to fund hotel operations and capital improvements. Interest expensed on these advances totaled $18,170 in 2004. Interest capitalized to investment in hotel properties totaled $13,062 in 2004.

In April 2001, each of the Hotel owners, excluding FtRI, L. P. entered into a “Comprehensive Restructuring Agreement” with Marriott International, Inc. affiliates, which revised the respective franchise agreements and extended the franchise terms for twenty years through April, 2021. As an inducement to enter into the agreement, the Marriott affiliates paid each of the Hotel owners “Key Money Contributions” of $52,800. The fees are being amortized straight-line over the twenty year term. The $215,600 unearned franchise fee liability at December 31, 2004 represents the unamortized portion of the proceeds.

On April 20, 2001, TATP Hotel Property, L. P. (TATP) signed an option agreement, which gives a Marriott affiliate (Marriott) the option to purchase the Tempe, Arizona TownePlace Suites by Marriott Hotel property at any time through April 15, 2006 for a price of $14,700,000. In connection with the option, Marriott paid to TATP a $3,000,000 non-refundable option payment. Should Marriott exercise the option, the $3,000,000 option payment is to be applied toward the option price. Should the option expire, Marriott will forfeit the option payment. If TATP notifies Marriott that it has received an offer from a non-affiliated third party to purchase the property, Marriott has 30 days from the date of the notice to exercise the option or the option automatically expires on the 31st day.

WESTERN ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

NOTE 4—MORTGAGES PAYABLE

Five of the Hotel properties are encumbered by Deed of Trust Notes with GMAC Commercial Mortgage Corporation, dated June 28, 2004 as follows:

Location	Owners	Hotel Brand	Mortgage Balance
Tempe, AZ	Temfield Hotel Property, L. P.	SpringHill Suites	$4,450,000
Irving, TX	LCTP Hotel Property, Ltd.	TownePlace Suites	$3,835,000
Arlington, TX	TPSA Hotel Property, Ltd.	TownePlace Suites	$3,815,000
Arlington, TX	WIV Hotel Property, Ltd.	SpringHill Suites	$4,050,000
Tempe, AZ	TATP Hotel Property, L. P.	TownePlace Suites	$4,500,000

			$20,650,000

The notes bear interest at the one month libor rate plus 300 basis points and are payable, interest only, through the maturity date, July 1, 2008, at which time all unpaid principal and interest are due. An option to extend the maturity dates for one year is available.

The notes are secured by mortgages on the Hotel properties, assignments of leases, rents and profits, the guarantee of W. I. Realty I, L. P., an assignment of contracts, licenses, permits, agreements, warranties, and approvals and by replacement and repair reserve agreements. Upon maturity or payment in full, each respective note requires the maker to pay a one percent deferred financing fee. These fees are being amortized over the four year terms.

The mortgages required the respective borrowers to deposit a total of $1,158,055 into a repairs escrow account to fund required repairs and capital improvements to the Hotel properties, which must be completed no later than September 30, 2005. The borrowers are also required to make monthly deposits into replacement reserve escrows in an amount equal to  1/12th of 3% of the immediately preceding year’s gross operating revenue to fund future required property replacements.

The Hotels, excluding the Fort Worth Residence Inn by Marriott Hotel, are encumbered by a $5,900,000 Deed of Trust Note with Marriott International Capital Corporation dated June, 2004. The note, which is subordinate to the GMAC Commercial Mortgage Corporation loan, bears interest at a rate of libor plus 300 basis points. Interest only is due and payable monthly. In addition, monthly principal curtailments based on cash flow are required. No principal curtailments were required or made during 2004. If not paid in advance, the entire principal balance is due and payable in full July 1, 2008. A twelve month option to extend the maturity date is available upon satisfaction of certain conditions.

The Fort Worth Residence Inn by Marriott Hotel property is encumbered by a Deed of Trust Note with Compass Bank in the amount of $12,740,000. The note dated March 25, 2004, of which $7,498,413 had been advanced through December 31, 2004, was obtained to provide financing for the construction of the hotel property and purchase of associated furnishings and equipment. The note, which requires monthly payments of interest only, bears interest at libor plus 200 basis points. Any advances made at a date other than the first date of the month bear interest at prime, until the next interest reset date. The note is secured by the Hotel land, buildings and associated personal property and by various other tangible and intangible assets associated with the property and business operations thereon. All outstanding principal and interest are payable in full on September 25, 2005.

NOTE 5—SUBSEQUENT EVENT

The Owners are in negotiations with Apple Six Hospitality, Inc. (Apple) and anticipate selling the Hotels to Apple in May or June, 2005. The expected sales prices should exceed the carrying value of the Hotels’ assets.

WESTERN ACQUISITION HOTELS

COMBINED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2005 AND DECEMBER 31, 2004

	2005	2004
ASSETS
INVESTMENT IN HOTEL PROPERTIES
Land	$8,177,376	$6,424,758
Construction in Progress	—	7,148,925
Buildings and Improvements	35,689,220	27,800,072
Furnishings and Equipment	7,406,482	5,817,144

TOTAL	51,273,078	47,190,899
Less: Accumulated Depreciation	(11,950,000)	(11,317,079)

NET INVESTMENT IN HOTEL PROPERTIES	39,323,078	35,873,820
Cash and Cash Equivalents	466,849	92,653
Accounts Receivable—Trade	548,076	342,217
Mortgage Escrows	1,768,349	1,741,720
Other Assets, Net	1,022,130	903,097

	3,805,404	3,079,687

TOTAL ASSETS	$43,128,482	$38,953,507

LIABILITIES AND PARTNERS’ DEFICIT
LIABILITIES
Mortgages Payable	$34,250,000	$34,048,413
Option Payment—Marriott	3,000,000	3,000,000
Accounts Payable, Net	88,649	1,596,798
Due to Affiliates	4,122,069	3,359,502
Accrued Expenses and Other Liabilities	477,129	1,046,306

TOTAL LIABILITIES	41,937,847	43,051,019
PARTNERS’ EQUITY (DEFICIT)	1,190,636	(4,097,512)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$43,128,483	$38,953,507

See also the audited financial statements included herein

WESTERN ACQUISITION HOTELS

COMBINED STATEMENTS OF INCOME (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	2005	2004
REVENUES:
Rooms	$6,557,981	$4,844,223
Other	154,484	119,184

TOTAL REVENUES	6,712,465	4,963,407

EXPENSES:
Operating Expenses	2,501,187	1,999,522
General and Administrative	836,276	626,578
Property Taxes, Insurance, and Other	487,724	610,071
Depreciation and Amortization	691,911	385,652
Management and Royalty Fees	302,184	230,901
Interest Expense	797,648	518,270

TOTAL EXPENSES	5,616,930	4,370,994

NET INCOME	$1,095,535	$592,413

See also the audited financial statements included herein

WESTERN ACQUISITION HOTELS

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	2005	2004
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income	$1,095,535	$592,413
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	691,911	385,652
Change in:
Accounts Receivable—Trade	(205,859)	(740,641)
Other Assets, Net	(160,829)	477,547
Mortgage Escrows	(26,629)	533,641
Due From/To Affiliates	745,373	148,003
Accounts Payable	(1,508,149)	(24,053)
Accrued Expenses and Other Liabilities	(569,177)	(237,698)

NET CASH FLOWS FROM OPERATING ACTIVITIES	62,176	1,134,864

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Properties	(4,082,179)	(2,967,875)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Loan Proceeds	201,587	1,957,093
Equity Contributions (Distributions)	4,192,612	(199,427)

NET CASH FLOWS FROM FINANCING ACTIVITIES	4,394,199	1,757,666

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	374,196	(75,345)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	92,653	167,998

CASH AND CASH EQUIVALENTS, END OF PERIOD	$466,849	$92,653

See also the audited financial statements included herein

Independent Auditors’ Report

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying combined balance sheet of the Briad Acquisition Hotels (the Hotels), as of December 31, 2004, and the related combined statements of members’ equity and cash flows for the year then ended. These combined financial statements are the responsibility of the management of the hotels. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above, present fairly, in all material respects, the combined financial position of the Hotels as of December 31, 2004, and the results of their combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

June 29, 2005

BRIAD ACQUISITION HOTELS

COMBINED BALANCE SHEET

DECEMBER 31, 2004

ASSETS
INVESTMENT IN HOTEL PROPERTIES:
Land	$6,199,632
Construction in Progress	27,150,597

TOTAL	33,350,229

Cash and Cash Equivalents	1,938
Prepaids and Deposits	1,253,640
Franchise Fees	200,000

1,455,578

TOTAL ASSETS	$34,805,807

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Mortgages Payable	$27,681,874
Accounts Payable—Hotel Construction	4,028,783
Accrued Interest Payable	111,805

TOTAL LIABILITIES	31,822,462
MEMBERS’ EQUITY	2,983,345

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$34,805,807

The accompanying notes are an integral part of this combined financial statement.

BRIAD ACQUISITION HOTELS

COMBINED STATEMENT OF MEMBERS’ EQUITY

YEAR ENDED DECEMBER 31, 2004

Balance, January 1, 2004	$4,048,354
Equity Distributions, Net	(1,065,009)

Balance, December 31, 2004	$2,983,345

The accompanying notes are an integral part of this combined financial statement.

BRIAD ACQUISITION HOTELS

COMBINED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Properties	$(21,033,081)
Hotel Property Prepaids and Deposits	(1,250,420)

NET CASH FLOWS TO INVESTING ACTIVITIES	(22,283,501)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	23,941,623
Mortgage Loan Curtailments	(591,175)
Equity Distributions	(1,065,009)

NET CASH FLOWS FROM FINANCING ACTIVITIES	22,285,439

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,938
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,938

SUPPLEMENTAL DISCLOSURES:
Interest Paid:
Capitalized to Investment in Hotel Properties	$691,865

NONCASH FINANCING AND INVESTING ACTIVITIES:

During 2004, hotel property purchases in the amounts of $4,028,783 and $111,805 were financed with accounts payable-hotel construction and with accrued interest payable, respectively.

The accompanying notes are an integral part of this combined financial statement.

BRIAD ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2004

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying combined financial statements present the financial information of the following Hotel properties (the Hotels) as of December 31, 2004 and for the year then ended.

Location	Hotel Brand	Owner Entity	Number of Guest Rooms
Wallingford, CT	Hilton Homewood Suites	Briad Lodging Group Wallingford, LLC	104

Somerset, NJ	Hilton Homewood Suites	Briad Lodging Group Somerset, LLC	123

Mt. Olive, NJ	Residence Inn by Marriott	Briad Lodging Group Mt. Olive, LLC	123

Farmington, CT	Courtyard by Marriott	Briad Lodging Group Hartford, LLC	119

Rocky Hill, CT	Residence Inn by Marriott	Briad Lodging Group Rocky Hill, LLC	96

Each of the above Hotels is owned by a separate limited liability company with a common owner. Briad Construction Services, LLC, an affiliated entity, is the general contractor constructing each of the above Hotels. As of December 31, 2004, all five of the Hotels were under construction and accordingly had not opened for business. The Hotels are each expected to open for business in the summer of 2005.

The Hilton Homewood Suites Hotels and Residence Inn by Marriott Hotels specialize in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms of up to a month or longer are available. The Courtyard by Marriott Hotel will provide moderately priced lodging with a focus on the business traveler. Economic conditions in the Hotel localities will impact the Hotels’ revenues and ability to collect accounts receivable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents includes short-term interest bearing accounts with original maturities of 90 days or less.

Concentrations—Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Principles of Combination—The combined financial statements include the account balances and transactions of the above noted Hotels. All material intercompany account balances and transactions have been eliminated in combination.

Investment in Hotels—Land and construction in progress are stated at the Owners’ cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are

BRIAD ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

capitalized. Upon the sale or retirement of property, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotels and develop the sites up to the time the Hotels are placed in operation. No depreciation has been recorded to date, since the Hotels have not been placed in service.

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. No impairment losses have been recorded to date.

Loan Costs—Construction loan costs are capitalized to investment in hotel properties.

NOTE 3—RELATED PARTY TRANSACTIONS

As noted in Note 1, each of the Hotel owners has a contract with Briad Construction Services, LLC to construct the Hotels. The contracts have a combined completed contract price of $40,970,450. Through December 31, 2004, a combined total of $27,997,034 had been billed to the Hotel owners under these contracts. The entire accounts payable-Hotel construction balance at December 31, 2004 is owed to Briad Construction Services, LLC.

The managing member of each of the Hotels has a $30,000,000 revolving credit line with Bank of America. Advances have been drawn against the credit line to partially finance project costs of each of the five Hotels. Interest paid on the line has been allocated to each of the five Hotels in proportion to their relative advances. Interest paid on this line totaling $204,112 has been capitalized to construction in progress.

The land on which the Farmington, Connecticut Courtyard by Marriott Hotel is being constructed was transferred to Briad Lodging Group Hartford, LLC from an affiliate, who previously operated a restaurant on site, in December 2003. The carrying value of the land is the amount the affiliated entity paid to acquire the property in 1998.

The Hotel owners have paid initial franchise fees to affiliates of Hilton Hotels, Inc. totaling $50,000 and to affiliates of Marriott International, Inc. totaling $150,000.

NOTE 4—MORTGAGES PAYABLE

The Hotel Properties are encumbered by mortgage loans as follows:

Hotel	Wallingford Homewood Suites	Somerset Homewood Suites	Mt. Olive Residence Inn	Farmington Courtyard by Marriott	Rocky Hill Residence Inn
Mortgage Lender	Manufacturers and Traders Trust Co.	Sun National Bank	Sun National Bank	Manufacturers and Traders Trust Co.	Bank of America NA
Mortgage Loan Amount	$7,400,000	$8,211,000	$8,200,000	$9,366,000	$8,125,000
Balance Dec. 31, 2004	$5,106,357	$5,297,170	$4,489,494	$8,744,053	$4,044,800
Interest Rate	1 month libor plus 250 basis points	Prime	Prime	1 month libor plus 250 basis points	Daily libor plus 180 basis points
Required Payments	Interest only during Construction term	Interest only	Interest only	Interest only during Construction term	Interest only
Maturity Date	July 9, 2009	*Construction Completion	*Construction Completion	April 1, 2009	*Sept. 1, 2005

*Extension options available

BRIAD ACQUISITION HOTELS

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

YEAR ENDED DECEMBER 31, 2004

Security—The Wallingford Homewood Suites Hotel and the Farmington Courtyard by Marriott Hotel are secured by mortgage deeds to Hotel property, assignments of leases and rents, security agreements and guarantees of managing members.

The Somerset Homewood Suites and the Mt. Olive Residence Inn are secured by Hotel real and personal property, assignments of leases, contracts and other agreements affecting use, occupancy or sale of property and guarantees of managing members.

The Rocky Hill Residence Inn is secured by an open-ended mortgage deed encumbering the Hotel real and personal property, an assignment of leases and rents and a security agreement and guarantee of managing member.

Briad Lodging Group Somerset, LLC had a $900,000 promissory note payable to First Industrial Realty Trust, Inc. dated December 30, 2002 in connection with the purchase of the Hotel land. The note, which bore interest at 6.0% and required monthly payments of $4,299, was paid in full March 2004.

Principal curtailments of mortgages payable are due in the following years:

Year Ending December 31,
2005	$13,831,464
2006	—
2007	—
2008	—
2009	13,850,410

$27,681,874

The Wallingford and Farmington Manufacturers and Traders Trust Company mortgage loans require that project costs be financed with equity contributions in the minimum amounts of $2,549,000 and $2,546,000, respectively. In order to comply with these requirements, the managing member has established investment escrow accounts in his name with M & T Securities, Inc. Investment holdings in these accounts at December 31, 2004 totaled $2,589,000 and $779,571, respectively. These accounts are not included in the combined Hotel financial statements.

NOTE 5—SUBSEQUENT EVENT

The Hotel owners have contracts with Apple Six Hospitality, Inc. to sell the Hotels. Closings are expected to occur throughout the summer of 2005 as construction completions occur for the respective Hotels. The expected sales prices should exceed the carrying value of the Hotels’ assets.

BRIAD ACQUISITION HOTELS

COMBINED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2005 AND DECEMBER 31, 2004

	2005	2004
ASSETS
INVESTMENT IN HOTEL PROPERTIES
Land	$6,199,632	$6,199,632
Construction in Progress	36,779,225	27,150,597

TOTAL INVESTMENT IN HOTEL PROPERTIES	42,978,857	33,350,229

Cash and Cash Equivalents	818,144	1,938
Prepaids and Deposits	395,184	1,253,640
Franchise Fees	200,000	200,000

TOTAL OTHER ASSETS	1,413,328	1,455,578

TOTAL ASSETS	$44,392,185	$34,805,807

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES
Mortgages Payable	$39,537,212	$27,681,874
Accounts Payable—Hotel Construction	125,000	4,028,783
Accrued Interest Payable	175,000	111,805

TOTAL LIABILITIES	39,837,212	31,822,462
MEMBERS' EQUITY	4,554,973	2,983,345

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,392,185	$34,805,807

See also the audited financial statements included herein

BRIAD ACQUISITION HOTELS

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30, 2005 AND JUNE 30, 2004

	2005	2004
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of Hotel Properties	$(13,469,216)	$(2,935,706)
Hotel Property Prepaids and Deposits	858,456	(391,964)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(12,610,760)	(3,327,670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan Proceeds	11,855,338	3,639,195
Equity Contributions	1,571,628	688,475

NET CASH FLOWS FROM FINANCING ACTIVITIES	13,426,966	4,327,670

NET INCREASE IN CASH AND CASH EQUIVALENTS	816,206	1,000,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,938	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$818,144	$1,000,000

See also the audited financial statements included herein

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Apple Six Hospitality, Inc.

Richmond, Virginia:

We have audited the accompanying balance sheet of the Pittsburgh Residence Inn (the “Company”), a property owned by Interstate Hotels and Resorts, Inc., as of December 31, 2004, and the related statements of operations and changes in owner’s deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/    Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

August 18, 2005

PITTSBURGH RESIDENCE INN

Balance Sheet

December 31, 2004

Assets
Investment in hotel, net	$7,765,676
Cash and cash equivalents	101,319
Accounts receivable, trade	115,060
Other assets	150,533

Total assets	$8,132,588

Liabilities and Owner’s Deficit
Liabilities:
Note payable—related party	$12,300,000
Advances—related party	187,814
Interest payable—related party	624,225
Accounts payable and accrued expenses	200,621

Total liabilities	13,312,660

Owner’s deficit	(5,180,072)

Total liabilities and owner’s deficit	$8,132,588

See accompanying notes to financial statements.

PITTSBURGH RESIDENCE INN

Statement of Operations and Changes in Owner’s Deficit

Year Ended December 31, 2004

Room revenues	$3,189,553

Operating expenses:
Rooms	374,765
Hotel administration	386,751
Sales and marketing	253,930
Utilities	153,688
Repairs and maintenance	150,853
Management, royalty and other fees	469,210
Property taxes and insurance	250,718
Depreciation and amortization	436,251
General and administrative	364,424
Asset impairment charge	2,885,000

Total operating expenses	5,725,590

Operating loss	(2,536,037)

Other income (expense):
Interest expense	(1,239,225)
Miscellaneous income	90,694

Total other expense	(1,148,531)

Net loss	(3,684,568)
Owner’s deficit, January 1, 2004	(1,495,504)

Owner’s deficit, December 31, 2004	$(5,180,072)

See accompanying notes to financial statements.

PITTSBURGH RESIDENCE INN

Statement of Cash Flows

Year Ended December 31, 2004

Cash flows from operating activities:
Net loss	$(3,684,568)
Adjustments to reconcile net loss to netcash used in operating activities:
Depreciation and amortization	436,251
Asset impairment charge	2,885,000
Changes in operating assets and liabilities:
Accounts receivable, trade	(77,767)
Other assets	(1,421)
Accounts payable and accrued expenses	(11,588)
Interest payable—related party	316,725

Net cash used in operating activities	(137,368)

Cash flows from investing activities:
Purchases of property and equipment	(5,803)

Cash flows from financing activities:
Advances from related party	156,730

Net increase in cash and cash equivalents	13,559
Cash and cash equivalents, beginning of year	87,760

Cash and cash equivalents, end of year	$101,319

Supplemental disclosure of cash flow information:
Cash paid for interest	$922,500

See accompanying notes to financial statements.

PITTSBURGH RESIDENCE INN

Notes to Financial Statements

1.	Business Summary:

The Pittsburgh Residence Inn (the “Hotel”) is a 156-room Residence Inn by Marriott located in Pittsburgh, Pennsylvania. The Hotel is owned by Interstate Pittsburgh Hotel Holdings, LLC, a wholly-owned subsidiary of Interstate Hotels and Resorts, Inc. (“Interstate”) The Hotel uses Interstate’s centralized system for cash management, payroll, purchasing and distribution, employee benefit plans, insurance and administrative services. The Hotel also uses Interstate’s management and accounting services, and pays a fee for the management and accounting services. Management believes these fees reasonably allocate the overhead incurred at the corporate level of Interstate.

2.	Summary of Significant Accounting Policies:

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel: The investment in the hotel is stated at cost net of impairment charge. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight line method over the estimated life of the related asset. Repairs and maintenance are charged to expense as incurred. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Buildings and improvements are depreciated using straight-line methods over estimated useful lives of 15—40 years. Furnishings and equipment are depreciated using straight-line methods over the average estimated useful lives of the related assets, ranging from five to 10 years.

Impairment of Long-Lived Assets: Interstate reviews the carrying value of the Hotel’s tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated estimated undiscounted cash flows from the expected future operations of the asset.

During the fourth quarter of 2004 and in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Hotel recorded a charge of $2,885,000 to reduce the carrying value of its real property to its estimated fair value, as Interstate had received an unsolicited offer from an unaffiliated purchaser which triggered Interstate’s analysis of the carrying value of the Hotel.

Cash and Cash Equivalents: The Hotel considers all highly liquid instruments purchased with maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts: The Hotel uses the reserve method of accounting for doubtful accounts. This allowance for doubtful accounts was $179 at December 31, 2004.

Concentration of Credit Risk: The Hotel maintains its cash balances in multiple financial institutions and occasionally has cash balances in excess of federally insured limits.

Other Assets: Included in other assets is a franchise agreement which is being amortized over the life of the agreement. The net value of this agreement was $46,280 at December 31, 2004.

PITTSBURGH RESIDENCE INN

Notes to Financial Statements

Revenue Recognition: Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Advertising and Promotion Costs: Advertising and promotion costs are charged to operations as incurred and approximated $254,000 for 2004.

Income Taxes: No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Hotel is reported by Interstate on its income tax returns, and Interstate does not allocate income tax expense or benefit to its subsidiaries.

3.	Investment in Hotel:

Investment in hotel at year-end consisted of:

Land	$1,344,155
Buildings and improvements	7,051,590
Furnishings and equipment	1,596,193

At cost, net of impairment charge	9,991,938
Less accumulated depreciation	(2,226,262)

Investment in hotel, net	$7,765,676

Depreciation expense totaled $433,131 for 2004.

4.	Related Party Transactions:

The Hotel paid fees totaling $197,038 to one of Interstate’s wholly-owned subsidiaries during 2004 for management fees and accounting services provided to the Hotel. Management fees are calculated as 5% of total revenues and were $164,012 during 2004. Accounting fees are calculated at a rate of $2,746 a month and were $32,952 for 2004. $16,904 in fees were payable at December 31, 2004.

The Hotel had outstanding advances from Interstate in the amount of $187,814 at December 31, 2004. No interest was incurred related to the advances during the year ended December 31, 2004. Advances from related party are payments made for expenses related to real estate ownership.

5.	Franchise Agreement:

The Hotel paid fees totaling $239,324 to Marriott Inc. for franchise fees and marketing services during 2004. Franchise fees are calculated as 5% of room revenues and were $159,549 during 2004. Marketing fees are calculated as 2.5% of room revenues and were $79,775 during 2004. $16,718 in fees was due to Marriott Inc. at December 31, 2004.

6.	Other Commitments:

The Hotel is party to an agreement to pay the Regional Industrial Development Corporation of Southwestern Pennsylvania (“RIDC”) an annual fee of 1% of total revenues annually through 2023. This expense of 2004 was $32,802, all of which was payable to the RIDC at December 31, 2004.

7.	Notes Payable – Related Party:

The Hotel entered into a note payable agreement with a wholly-owned subsidiary of Interstate in July 2003, for an original principal amount of $12,300,000. The unsecured note calls for the repayment of $12,300,000

PITTSBURGH RESIDENCE INN

Notes to Financial Statements

in principal and accrued interest in September 2008. The note bears interest at an annual rate of 10% and calls for quarterly interest payments. Past-due interest bears interest at a rate of 2% above the stated rate until paid. The note may be prepaid without penalty at any time.

8.	Subsequent Event:

On June 10, 2005, Interstate entered into an agreement with Apple Six Hospitality, Inc. to sell substantially all of the Hotel’s assets for a gross purchase price of $11 million. The sale is scheduled to close in September 2005.

In order to meet Marriott brand standards a Property Improvement Plan (PIP) of approximately $1,600,000 was provided for the Hotel. These capital expenditures are expected to begin in 2006.

Pittsburgh Residence Inn

Balance Sheets

June 30, 2005 and December 31, 2004

(Unaudited)

	6/30/05	12/31/04
Assets
Investment in hotel, net of accumulated depreciation of $2,380,701 and $2,226,262 respectively	$7,641,975	$7,765,676
Cash and cash equivalents	152,338	101,319
Accounts receivable	69,088	115,060
Other assets	160,878	150,533

Total Assets	$8,024,279	$8,132,588

Liabilities

Note payable – related party	$12,300,000	$12,300,000
Advances – related party	972,678	187,814
Interest payable – related party	—	624,225
Accounts payable and accrued expenses	232,998	200,621

Total liabilities	13,505,676	13,312,660

Owner's deficit	(5,481,397)	(5,180,072)

Total liabilities and owner's deficit	$8,024,279	$8,132,588

See also the audited financial statements included herein

Pittsburgh Residence Inn

Statements of Operation

Six Months Ended June 30, 2005 and 2004

(Unaudited)

	6/30/05	6/30/04
Room Revenues	$1,688,451	$1,571,045

Operating expenses
Rooms	469,780	422,812
Hotel Administration	68,592	67,881
Sales and marketing	96,042	94,612
Utilities	69,017	65,181
Repairs and maintenance	96,394	100,550
Management, royalty and other fees	208,054	192,721
Property taxes and insurance	114,707	133,325
Depreciation and amortization	155,999	220,334
General and administrative	96,191	84,352

Total operating expenses	1,374,776	1,381,768
Interest expense	615,000	615,000

Net loss	$(301,325)	$(425,723)

See also the audited financial statements included as herein

Pittsburgh Residence Inn

Statements of Cash Flows

Six Months Ended June 30, 2005 and 2004

(Unaudited)

	6/30/05	6/30/04
Cash flow from operating activities:
Net loss	$(301,325)	$(425,723)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	155,999	220,334
Changes in operating assets and liabilities
Accounts receivable	45,972	(58,093)
Other assets	(10,345)	43,211
Accounts payable and accrued expenses	32,377	29,319
Interest payable—related party	(624,225)	—

Net cash used in operating activities	(701,547)	(190,952)

Cash flows used in investing activities:
Purchases of property plant and equipment	(32,298)	(4,243)

Cash flows from financing activities:
Advances from related party	784,864	261,798

Net increase in cash and cash equivalents	51,019	66,603
Cash and cash equivalents, beginning of year	101,319	87,760

Cash and cash equivalents, end of period	$152,338	$154,363

See also the audited financial statements included as part of this filing.

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005 (unaudited)

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Six, Inc. (“AR6”) gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Residence Inn	Pittsburgh, PA	$11.0	September 2, 2005

Blumberg Acquisition (14 Hotels):

Courtyard	Dothan, AL	8.0	August 11, 2005
Courtyard	Panama City, FL	9.2	Pending
Courtyard	Pensacola, FL	11.3	August 25, 2005
Courtyard	Tuscaloosa, AL	7.6	August 25, 2005
Courtyard	Valdosta, GA	8.3	Pending
Fairfield Inn	Birmingham, AL	2.2	August 25, 2005
Fairfield Inn	Huntsville, AL	5.0	Pending
Fairfield Inn	Orange Park, FL	7.2	Pending
Fairfield Inn	Pensacola, FL	4.9	August 25, 2005
Fairfield Inn	Tuscaloosa, AL	4.0	August 25, 2005
Hampton Inn & Suites	Pensacola, FL	9.3	July 22, 2005
Springhill Suites	Clearwater, FL	6.9	Pending
Springhill Suites	Montgomery, AL	6.8	Pending
Springhill Suites	Savannah, GA	5.4	Pending

Briad Acquisition (5 Hotels):

Homewood Suites	Wallingford, CT	12.7	July 8, 2005
Homewood Suites	Somerset, NJ	17.8	August 17, 2005
Residence Inn	Mt. Olive, NJ	12.1	Pending
Residence Inn	Rocky Hill, CT	12.1	August 1, 2005
Courtyard	Farmington, CT	16.3	Pending

	Total	$178.1

This pro forma Balance Sheet also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Larry Blumberg & Associates, Inc. or White Lodging Services Corporation under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of AR6 and the historical balance sheets of the hotels.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of AR6 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 2005, nor does it purport to represent the future financial position of AR6.

The unaudited pro forma condensed consolidated balance sheets should be read in conjunction with, and are qualified in their entirety by, the historical consolidated balance sheets of the acquired hotels included in this document.

Balance Sheet as of June 30, 2005 (unaudited)

(in thousands)

	Company Historical Balance Sheet	Blumberg Acquisition	Briad Acquisition	Pittsburgh Residence Inn	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$379,348	$57,566	$42,979	$7,642	$181,662	(A)	$561,010
					(108,187	)(B)
Cash and cash equivalents	167,292	3,283	818	152	(155,065	)(C),(F)	16,480
Restricted cash-furniture, fixtures and equipment escrow	3,107	—	—	—	—		3,107
Other assets	13,781	4,692	595	231	(5,518	)(C)	13,781

Total Assets	$563,528	$65,541	$44,392	$8,025	$(87,108)		$594,378

LIABILITIES and SHAREHOLDERS’ EQUITY
Liabilities
Mortgage notes payable	$16,450	$59,747	$39,537	$12,300	$(80,734	)(D)	$47,300
Accounts payable and accrued expenses	1,322	4,752	300	1,206	(6,258	)(D)	1,322

Total Liabilities	17,772	64,499	39,837	13,506	(86,992)		48,622
Shareholders’ equity (deficit)	—	1,042	4,555	(5,481)	(116	)(E)	—
Class B Convertible Stock, no par value, authorized 240,000 shares	24	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	564,248	—	—	—	—		564,248
Distribution greater than net income	(18,516)	—	—	—	—		(18,516)

Total Shareholders’ Equity	545,756	1,042	4,555	(5,481)	(116)		545,756

Total Liabilities and Shareholders’ Equity	$563,528	$65,541	$44,392	$8,025	$(87,108)		$594,378

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the 20 properties, that have been, or will be, purchased after June 30, 2005, consists of the following. This purchase price allocation is preliminary and subject to change.

	Blumberg Acquisition	Briad Acquisition	Pittsburgh Residence Inn	Total
Purchase price per contract	$96,100	$71,000	$11,000	$178,100
Acquisition fee payable to Apple Suites Realty Group (2%)	1,922	1,420	220	3,562

Investment in hotel properties	98,022	72,420	11,220	181,662	(A)
Liabilities assumed	(30,850)	—	—	(30,850)

Total purchase price	$67,172	$72,420	$11,220	$150,812	(F)

(B)	Represents elimination of historical net carrying value of real estate under prior owner.

(C)	Represents elimination of assets associated with prior owner.

(D)	Represents elimination of liabilities associated with prior owner.

(E)	Represents elimination of shareholders’ equity associated with the prior owner.

(F)	Represents the reduction of cash and cash equivalents by the amount required to fund the acquisitions.

Apple REIT Six, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2004 and the six months ended June 30, 2005

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Six, Inc. (“AR6”) gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Springhill Suites	Forth Worth, TX	$13.3	May 28, 2004
Courtyard	Myrtle Beach, SC	9.2	June 8, 2004
Marriott	Redmond, WA	64.0	July 7, 2004
Marriott	Boulder, CO	30.0	May 9, 2005
Residence Inn	Pittsburgh, PA	11.0	September 2, 2005

Stonebridge Portfolio (10 Hotels):

Hilton Garden Inn	Anchorage, AK	18.9	October 12, 2004
Homewood Suites	Anchorage, AK	13.2	October 12, 2004
Hilton Garden Inn	Arcadia, CA	12.0	October 12, 2004
Springhill Suites	Arcadia, CA	8.1	October 12, 2004
Hampton Inn & Suites	Glendale, CO	14.7	October 12, 2004
Hampton Inn	Lakewood, CO	10.6	October 12, 2004
Hilton Garden Inn	Lake Forest, CA	11.4	October 12, 2004
Hampton Inn	Phoenix, AZ	6.7	October 12, 2004
Hampton Inn	Anchorage, AK	11.5	March 14, 2005
Hampton Inn	Foothill Ranch, CA	7.4	April 21, 2005

Blumberg Acquisition (19 Hotels):

Courtyard	Dothan, AL	8.0	August 11, 2005
Courtyard	Panama City, FL	9.2	Pending
Courtyard	Pensacola, FL	11.3	August 25, 2005
Courtyard	Tuscaloosa, AL	7.6	August 25, 2005
Courtyard	Valdosta, GA	8.3	Pending
Courtyard	Albany, GA	8.6	June 24, 2005
Fairfield Inn	Birmingham, AL	2.2	August 25, 2005
Fairfield Inn	Huntsville, AL	5.0	Pending
Fairfield Inn	Orange Park, FL	7.2	Pending
Fairfield Inn	Pensacola, FL	4.9	August 25, 2005
Fairfield Inn	Tuscaloosa, AL	4.0	August 25, 2005
Hampton Inn & Suites	Dothan, AL	8.7	June 24, 2005
Hampton Inn & Suites	Pensacola, FL	9.3	July 22, 2005
Springhill Suites	Clearwater, FL	6.9	Pending
Springhill Suites	Montgomery, AL	6.8	Pending
Springhill Suites	Savannah, GA	5.4	Pending
Residence Inn	Lakeland, FL	9.9	June 24, 2005
Residence Inn	Huntsville, AL	8.3	June 24, 2005
Residence Inn	Columbus, GA	7.9	June 24, 2005

Western Acquisition (6 Hotels):

Springhill Suites	Tempe, AZ	8.1	June 30, 2005
Springhill Suites	Arlington, TX	7.5	June 30, 2005
Town Place Suites	Tempe, AZ	8.1	June 30, 2005
Town Place Suites	Arlington, TX	7.2	June 30, 2005
Town Place Suites	Las Colinas, TX	7.2	June 30, 2005
Residence Inn	Ft. Worth, TX	17.0	May 6, 2005

Briad Acquisition (5 Hotels):

Homewood Suites	Wallingford, CT	12.7	July 8, 2005
Homewood Suites	Somerset, NJ	17.8	August 17, 2005
Residence Inn	Mt. Olive, NJ	12.1	Pending
Residence Inn	Rocky Hill, CT	12.1	August 1, 2005
Courtyard	Farmington, CT	16.3	Pending

	Total	$507.6

This pro forma Statement of Operations also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Marriott International, Inc., Stonebridge Realty Advisors, Inc., Larry Blumberg & Associates, Inc., Western International, Inc., or White Lodging Services Corporation under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statement of Operations of AR6 and the historical Statement of Operations of the hotels.

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of AR6 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of January 1, 2004, nor does it purport to represent the future financial position of AR6.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with, and are qualified in their entirety by, the historical consolidated statement of operations of the acquired hotels included in this prospectus.

For the year ended December 31, 2004 (unaudited)

	Company Historical Statement of Operations (A)	Springhill Suites by Marriott Ft. Worth (A)	Courtyard by Marriott Myrtle Beach (A)	Marriott Town Center Redmond (A)	Stonebridge Portfolio (A)	Marriott Boulder (A)	Blumberg Acquisition (A)	Western Acquisition (A)	Pittsburgh Residence Inn (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Suite revenue	$12,092	$—	$877	$—	$22,495	$5,527	$25,623	$8,692	$3,190	$—		$78,496
Other operating revenue	2,343	—	73	—	1,293	1,957	833	220	—	—		6,719

Total revenue	14,435	—	950	—	23,788	7,484	26,456	8,912	3,190	—		85,215

Expenses:
Operating expenses	9,247	—	412	—	11,820	3,709	9,226	4,504	1,321	—		40,239
General and administrative	1,210	18	83	212	317	179	1,574	1,103	364	755	(B)	5,815
Management fees	503	—	67	—	1,275	1,074	3,386	346	469			7,120
Taxes, insurance and other	663	—	64	—	1,174	456	2,169	704	3,045	(2,963	)(H)	5,312
Depreciation of real estate owned	1,881	—	—	—	2,801	533	3,156	887	436	(514	)(C),(D)	9,180
Interest, net	(328)	—	—	—	3,185	1,226	2,909	1,211	1,239	(5,878	)(E)	3,564

Total expenses	13,176	18	626	212	20,572	7,177	22,420	8,755	6,874	(8,600)		71,230
Income tax expense	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$1,259	$(18)	$324	$(212)	$3,216	$307	$4,036	$157	$(3,684)	$8,600		$13,985

Earnings per common share:
Basic and diluted	$0.10											$0.44

Basic and diluted weighted average common shares outstanding	12,300									19,634	(F)	31,934

91

For the six months ended June 30, 2005 (unaudited)

	Company Historical Statement of Operations (A)	Stonebridge Portfolio (A)	Marriott Boulder (A)	Blumberg Acquisition (A)	Western Acquisition (A)	Pittsburgh Residence Inn (A)	Pro forma Adjustments		Total Pro Forma
Revenue:
Suite revenue	$27,674	$936	$1,792	$15,608	$5,822	$1,688	$—		$53,520
Other operating revenue	3,824	24	567	516	119	—	—		5,050

Total revenue	31,498	960	2,359	16,124	5,941	1,688	—		58,570

Expenses:
Operating expenses	15,840	385	1,224	4,991	2,213	799	—		25,452
General and administrative	1,356	22	287	1,385	776	96	204	(B)	4,126
Management fees	1,844	107	220	2,102	250	208	—		4,731
Taxes, insurance and other	1,523	265	71	795	438	115	—		3,207
Depreciation of real estate owned	3,345	103	74	1,393	601	156	432	(C),(D)	6,104
Interest, net	(1,316)	162	328	1,743	798	615	(731	)(E)	1,599

Total expenses	22,592	1,044	2,204	12,409	5,076	1,989	(95)		45,219
Income tax expense	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$8,906	$(84)	$155	$3,715	$865	$(301)	$95		$13,351

Earnings per common share:
Basic and diluted	$0.20								$0.30

Basic and diluted weighted average common shares outstanding	44,521								44,521

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels acquired on a pro forma basis as if the hotels were owned by the Company at January 1, 2004 and for the respective periods prior to acquisition by the Company in 2004 and 2005. Additionally, 6 properties began operations in 2004 one began operations in 2005, and eight were under construction as of June 30, 2005 (including all five hotels associated with the Briad Acquisition). Therefore, these hotels had limited historical operational activity. The properties and their respective opening dates were as follows: Homewood Suites, Anchorage—03/09/2004, Hilton Garden Inn, Lake Forest—3/31/2004, Springhill Suites, Ft. Worth—05/28/2004, Marriott, Redmond—6/19/2004, Courtyard, Albany—11/11/2004, Hampton Inn & Suites, Dothan, 12/1/2004, Residence Inn, Ft. Worth—4/13/05, Hampton Inn & Suites, Pensacola—under construction, Courtyard, Panama City—under construction, and Springhill Suites, Clearwater—under construction, Homewood Suites, Wallingford—under construction, Homewood Suites, Somerset—under construciton, Residence Inn, Mt. Olive—under construction, Residence Inn, Rocky Hill—under concstruction, and the Courtyard, Farmington—under construction.

(B)	Represents the advisory fee of .15% of accumulated capital contributions under the “best efforts” offering for the period of time not owned by the Company plus anticipated legal and accounting fees, and other costs associated with being a public company.

(C)	Represents the elimination of historical depreciation and amortization expense of the acquired properties.

(D)

Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operations. The weighted average lives of the depreciable assets are

39 years for building and 7 years for FF&E. The estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

(E)	Represents elimination of interest income on cash used to fund acquisitions as well as interest expense related to prior the owner’s debt, which was not assumed.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel. The calculation assumes all properties were acquired on the later of January 1, 2004 or the date the hotel opened.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiary is zero based on the contractual agreements put in place between the Company and our lessee based on a combined rate of 40%. Based on the terms of the lease agreements our taxable subsidiary would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(H)	Represents elimination of non-recurring expenses related to prior owners, including a $2.9 million impairment charge attributable to the cost basis of the prior owner of the Pittsburgh Residence Inn, which is therefore not applicable to the Company’s cost.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to certain prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2004. The tables are furnished solely to provide prospective investors with information concerning the past performance of certain entities formed by Glade M. Knight. Regulatory filings and annual reports of Cornerstone Realty Income Trust, Apple Hospitality Two, Apple Hospitality Five and Apple Suites will be provided upon request for no cost (except for exhibits, for which there is a copy charge). In addition, Part II of our registration statement contains detailed information on the property acquisitions of Cornerstone, Apple Hospitality Two, Apple Hospitality Five and Apple Suites and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Six, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clark; telephone: 804-344-8121.

In the five years ending December 31, 2004, Glade M. Knight sponsored only Cornerstone, Apple Hospitality Two, Apple Hospitality Five and Apple Suites, which have investment objectives similar to ours. Cornerstone, Apple Hospitality Two, Apple Hospitality Five and Apple Suites were formed to invest in existing residential rental properties and extended-stay and select-service hotels for the purpose of providing regular distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

The information in the following tables should not be considered as indicative of our capitalization or operations. Purchasers of shares offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of shares in us.

See, “Apple Six Advisors and Apple Six Realty—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to those of the Company.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•	“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple Hospitality Five, Apple Hospitality Two, Apple Suites, Inc. and Cornerstone, whose investment objectives are similar to those of Apple Six and whose offering closed within three years ending December 31, 2004.

	Apple Hospitality Five	Apple Hospitality Two	Apple Suites	Cornerstone
Dollar Amount Offered	$500,000,000	$300,000,000	$300,000,000	$432,309,058
Dollar Amount Raised	$500,000,000	$300,000,000	$125,000,000	$432,309,058
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%	10.00%	8.45%
Organizational Expenses	0.30%	0.60%	1.13%	0.75%
Other	0.00%	0.00%	0.00%	0.00%
Reserves	0.50%	0.50%	0.50%	3.00%
Percent Available from Investment	89.2%	88.90%	88.37%	87.80%
ACQUISITION COSTS:
Prepaid items and fees to purchase property	87.2%	86.90%	85.29%	86.80%
Cash down payment	0.00%	0.00%	0.00%	0.00%
Acquisition fees(1)	2.00%	2.00%	3.08%	1.00%
Other	0.00%	0.00%	0.00%	0.00%
Total Acquisition Costs	89.2%	88.90%	88.37%	87.80%
Percentage Leverage (excluding unsecured debt)	1.09%	51.0%	45.49%	57.48%
Date offering began	January 2003	May 2001	August 1999	May 1993
Length of offering (in months)	15	19	21	104
Months to investment 90% of amount available for investment (measured from beginning of offering)	N/A	19	29	104

(1)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor.

TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 2004, and (ii) by all other programs during the three years ended December 31, 2004.

	Apple Hospitality Five		Apple Hospitality Two			Apple Suites (3)		Cornerstone
Date offering commenced		January 2003		May 2001		August 1999		May 1993
Dollar amount raised		$500,000,000		$300,000,000		$125,000,000		$432,309,058
Amounts Paid To Prior Program Sponsor From Proceeds of Offering:
Acquisition fees
Real Estate commission		$7,600,000		$8,246,784		$3,389,000		$4,075,337
Advisory fees		$1,327,794		$749,386		$706,425		$515,689
Other		$—		$—		$—		$—
Cash generated from operations before deducting payments to Prior Program Sponsor		$42,934,000		$85,736,000		$22,415,909		$347,351,373
Aggregate Compensation To Prior Program Sponsor	$		$
Management and accounting fees		$—		$—		$(1)		$3,088,348
Reimbursements		$—		$423,000		$572,284		$2,717,655
Leasing fees		$—		$—		$—		$—
Other fees		$—	$ $	15,700,000	(4)	$3,840,000	(5)	$13,266,402	(2)

There have been no fees from property sales or refinancings

(1)	Effective January 1, 2001, Apple Suites acquired Apple Suites Management and its subsidiaries. In 2000, Apple Suites paid Mr. Glade M. Knight, its President and Chairman, a deposit of $900,000 in exchange for all of the issued and outstanding stock of Apple Suites Management. For financial reporting purposes, Apple Suites recorded the $900,000 of cash plus the fair value of net liabilities assumed of $513,520 from Apple Suites Management and its subsidiaries as a management termination fee (total of $1,413,520) in 2001. Effective January 1, 2001, all inter-company transactions, including lease revenue and rental expenses, between Apple Suites and Apple Suites Management were eliminated in consolidation.
(2)	Upon the merger transaction in which Cornerstone acquired Apple Residential, the Class B convertible shares of Apple Residential, all of which were held by management of Cornerstone, were converted into Series A convertible preferred shares of Cornerstone. The amount shown is the expense that resulted upon conversion.
(3)	Effective January 31, 2003 Apple Suites merged with and into a subsidiary of Apple Hospitality Two.
(4)	Effective January 31, 2003, Apple Hospitality Two acquired all shares of Apple Suites Advisors (previously owned by Glade Knight). As a result of this transaction, Mr. Knight received $2 million in cash a note due in 2007 in the amount of $3.5 million. Additionally as the result of this transaction, Apple Two’s Series B Preferred Shares were converted into approximately 1.3 million Series C Preferred Shares. The Series C Preferred Shares were valued at $10.2 million.
(5)	Effective with the merger of Apple Suites and Apple Hospitality Two the 24,000 Series B Shares owned by Mr. Knight or affiliates were converted into 480,000 common shares which were exchanged for 480,000 common shares of Apple Hospitality Two valued at $8 per share.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Apple Hospitality Two, Apple Suites, Cornerstone and Apple Hospitality Five, Inc., whose offerings closed in the five years ending December 31, 2004. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2004 Cornerstone	2003 Cornerstone	2002 Cornerstone	2001 Cornerstone	2000 Cornerstone	2004 Apple Hospitality Five	2003 Apple Hospitality Five
Gross revenues	$182,492,000	$171,652,000	$162,718,000	$152,667,698	$146,555,033	$90,260,000	$33,130,000
Profit on sale of properties
Less: Operating expenses	$97,043,000	$82,668,000	$74,860,000	$62,171,562	$56,105,776	$59,107,000	$20,944,000
Interest income (expense)	$(46,050,000)	$(45,622,000)	$(41,653,000)	$(30,454,911)	$(17,125,452)	$421,000	$(33,000)
Depreciation	$54,893,000	$52,794,000	$46,021,000	$39,998,916	$36,295,408	$9,452,000	$4,001,000
Net income (loss) GAAP basis	$(15,494,000)	$(7,298,000)	$(83,000)	$17,989,530	$58,144,303	$22,122,000	$8,152,000
Taxable income	$—	$—	—	$—	$—	$—	$—
Cash generated from operations	$40,026,000	$41,678,000	$46,815,000	$50,826,085	$53,726,841	$30,955,000	$10,656,000
Cash generated from sales
Cash generated from refinancing
Less cash distributions to investors	$46,509,000	$47,304,000	$55,743,000	$45,905,786	$40,251,087	$38,928,000	$15,566,000
Cash generated after cash distribution	$(6,483,000)	$(5,626,000)	$8,928,000	$4,920,299	$13,475,754	$(7,973,000)	$(4,910,000)
Less: Special items
Cash generated after cash distributions and special items
Capital contributions, net	$6,908,000	$51,666,000	$6,774,000	$6,468,580	$6,108,737	$89,836,000	$356,429,000
Fixed asset additions	$20,497,000	$17,160,000	$17,355,000	$79,956,049	$77,213,771	$1,043,000	$1,364,000
Line of credit-change in(1)	$6,664,000	$13,604,000	—	$—	$—	$—	$—
Cash generated(2)	$373,000	$13,000	$(7,276,072)	$4,515,431	$(12,127,695)	$14,810,000	$23,817,000
End of period cash	$1,766,000	$1,393,000	$1,380,000	$8,656,072	$4,140,641	$38,630,000	$23,820,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary Income	12	5	33	76	46	64	46
Capital gain	7	2	—	—	19	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income	$12	$5	$33	$76	$46	$64	$46
Long-term capital gain	$7	$2		$—	$19	$—	$—
Return of capital	$61	$81	$79	$36	$45	$24	$42
Source (on Cash basis)
Sales	$7	$—		$—	$—	$—	$—
Refinancings	$—	$—		$—	$—	$—	$—
Operations	$73	$88	$112	$112	$110	$88	$88
Other	$—	$—		$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%					100%

* Any rows not reflected from SEC Industry Guide 5 are not applicable to the programs.

(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

TABLE III – PART 2: OPERATING RESULTS OF PRIOR PROGRAMS

Table III presents a summary of the annual operating results for Apple Hospitality Two, Apple Suites, Cornerstone and Apple Hospitality Five, Inc., whose offerings closed in the five years ending December 31, 2004. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2004 Apple Hospitality Two	2003 Apple Hospitality Two	2002 Apple Hospitality Two	2001 Apple Hospitality Two	2002 Apple Suites	2001 Apple Suites	2000 Apple Suites
Gross revenues	$213,642,000	$195,806,000	$106,219,804	$10,436,765	$48,724,590	$45,861,995	$16,202,929
Profit on sale of properties
Less: Operating expenses	$146,372,000	$150,840,000	$67,682,402	$2,262,543	$32,958,196	$28,886,841	$2,083,533
Interest income (expense)	$(36,195,000)	$(24,205,000)	$(12,109,218)	$633,466	$(6,907,362)	$(5,833,448)	$(6,611,716)
Depreciation	$24,626,000	$19,264,000	$7,561,545	$1,084,933	$5,555,431	$4,787,486	$2,990,381
Net income (loss) GAAP basis	$6,449,000	$1,497,000	$18,866,639	$3,316,719	$3,303,601	$4,030,649	$3,469,087
Taxable income	$—	$—	—	$—	—	$—	$—
Cash generated from operations	$20,367,000	$35,923,000	$24,002,069	$4,694,360	$7,237,462	$9,118,278	$5,512,154
Cash generated from sales
Cash generated from refinancing
Less cash distributions to investors	$37,601,000	$54,244,000	$17,330,704	$2,767,054	$10,887,004	$10,719,530	$4,099,158
Cash generated after cash distribution	$(17,234,000)	$(18,321,000)	$6,671,365	$1,927,276	$(3,649,542)	$(1,601,252)	$1,412,996
Special items
Cash generated after cash distributions and special items
Less: Capital contributions, net	$0	$90,107,000	$145,242,291	$122,888,957	—	$35,862,615	$46,631,958
Fixed asset additions	$22,174,000	$48,236,000	$6,882,614	$121,078,235	$1,828,836	$34,148,451	$11,195,756
Line of credit-change in(1)	$—	$—	—	$—	$1,500,000	$—	$—
Cash generated(2)	$(4,178,000)	$(108,226,000)	$110,052,964	$15,468,741	$(4,489,590)	$5,678,833	$2,071,714
End of period cash	$13,118,000	$17,296,000	$125,521,805	$15,468,841	$3,842,301	$8,331,891	$2,653,058
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary Income	50	105	61	$41	$37	$52	$71
Capital gain	—	—	—	$—	$—	$—	$—
Cash distributions to investors Source (on GAAP basis)
Investment income	$50	$105	$61	$41	$37	$52	$71
Long-term capital gain	$—	$—		$—	$—	$—	$—
Return of capital	$40	$20	$39	$34	$49	$25	$31
Source (on Cash basis)
Sales	$—	$—		$—	$—	$—	$—
Refinancings	$—	$—		$—	$—	$—	$—
Operations	$90	$125	$100	$75	$86	$77	$102
Other	$—	$—		$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%				100%

(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

TABLE V: SALES OR DISPOSALS OF PROPERTIES

On July 23, 1999, Apple Residential merged with Cornerstone. Prior to the merger, Apple Residential owned 29 apartment communities containing 7,503 apartment homes. The aggregate purchase price of these apartment communities was $311 million. In addition, Apple Residential’s debt of approximately $32 million was assumed by Cornerstone.

On January 31, 2003, Apple Suites, Inc. merged into a subsidiary of Apple Hospitality Two. Prior to the merger, Apple Suites owned 17 extended-stay hotels.

On April 1, 2005, Cornerstone merged into a subsidiary of Colonial Properties Trust. Prior to the merger, Cornerstone owned 87 apartment communities.

Sale of 20 Cornerstone apartment communities from 2000 through 2004:

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Polo Club	Jun-93	Mar-00	$6,981,271	—	—	—	$6,981,271	—	$6,316,249	$6,316,249	$665,022
The Hollows	Jun-93	Mar-00	9,022,300	—	—	—	9,022,300	—	5,399,048	5,399,048	3,623,252
County Green	Dec-93	Mar-00	6,968,193	—	—	—	6,968,193	—	4,513,698	4,513,698	2,454,495
Wimbledon Chase	Feb-94	Mar-00	9,642,424	—	—	—	9,642,424	—	4,921,443	4,921,443	4,720,981
Chase Mooring	Aug-94	Mar-00	9,708,525	—	—	—	9,708,525	—	6,349,566	6,349,566	3,358,959
Wind Lake	Apr-95	Mar-00	11,719,900	—	—	—	11,719,900	—	10,034,679	10,034,679	1,685,221
Magnolia Run	Jun-95	Mar-00	7,083,707	—	—	—	7,083,707	—	6,062,839	6,062,839	1,020,868
Breckinridge	Jun-95	Mar-00	7,087,026	—	—	—	7,087,026	—	6,482,929	6,482,929	604,097
Bay Watch Pointe	Jul-95	Mar-00	5,202,102	—	—	—	5,202,102	—	4,629,336	4,629,336	572,766
Hanover Landing	Aug-95	Mar-00	7,844,760	—	—	—	7,844,760	—	6,912,569	6,912,569	932,191
Osprey Landing	Nov-95	Mar-00	7,117,989	—	—	—	7,117,989	—	5,187,648	5,187,648	1,930,341
Sailboat Bay	Nov-95	Mar-00	14,033,626	—	—	—	14,033,626	—	13,618,785	13,618,785	414,841
West Eagle Green	Mar-96	Mar-00	6,270,754	—	—	—	6,270,754	—	5,681,319	5,681,319	589,435
Savannah West	Jul-96	Mar-00	12,477,233	—	—	—	12,477,233	—	12,738,393	12,738,393	(261,160)
Paces Arbor	Mar-97	Mar-00	6,135,943	—	—	—	6,135,943	—	5,894,202	5,894,202	241,741
Paces Forest	Mar-97	Mar-00	7,158,690	—	—	—	7,158,690	—	6,781,827	6,781,827	376,863
Signature Place	Aug-96	Mar-00	6,900,000	—	—	—	6,900,000	—	7,792,000	7,792,000	(892,000)
Polo Run	Jul-99	Feb-03	9,000,000	—	—	—	9,000,000	—	9,156,000	9,156,000	(156,000)
Arbors at Windsor Lake	Jan-97	Jul-04	10,500,000	—	—	—	10,500,000	—	12,327,274	12,327,274	(1,827,274)
Stone Ridge	Dec-93	Jul-04	5,500,000	—	—	—	5,500,000	—	6,688,548	6,688,548	(1,188,548)

			$166,354,443				$166,354,443		$147,488,352	$147,488,352	$18,866,091